UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Evergy, Inc.
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Evergy, Inc.
One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105
March 23, 2022
Dear Shareholder:
We are pleased to invite you to the annual meeting of shareholders of Evergy, Inc. For the health and safety of our shareholders and employees during the COVID-19 pandemic, the meeting will be held via live audio webcast and using online shareholder tools at 10:00 a.m. Central Daylight Time, on Tuesday, May 3, 2022, at www.virtualshareholdermeeting.com/EVRG2022.
At this meeting, you will be asked to:
1.	Elect the nominees named in the attached proxy statement as directors;
2.	Provide an advisory non-binding vote to approve the 2021 compensation of our named executive officers;
3.	Approve the Evergy, Inc. Amended and Restated Long-Term Incentive Plan;
4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022; and
5.	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.
The attached notice of annual meeting and proxy statement describe the business to be transacted at the meeting. Please review these materials and vote your shares.
Your vote is important. I encourage you to complete, sign, date and return your proxy card or use telephone or internet voting prior to the annual meeting so that your shares will be represented and voted at the meeting even if you cannot attend.
Sincerely,

David A. Campbell
President and Chief Executive Officer

A Letter from Your Board of Directors

Dear Fellow Shareholders:
We join David in inviting you to Evergy’s 2022 annual shareholder meeting, which once again will be held virtually. We believe sound governance provides the foundation for long-term shareholder value. A few highlights are noted below, but we encourage you to review our proxy statement for further information about our approach.
Management Succession Planning
We welcomed David Campbell as Evergy’s new President and Chief Executive Officer in January 2021 and are excited to have him as a member of the Board. Kirk Andrews, who served on our Board and on the strategic committee that oversaw development of our new long-term plan in 2020, transitioned from his role on the Board to become our Executive Vice President and Chief Financial Officer in February 2021. We have also added several officers and repositioned existing leadership to drive further execution of our strategic plan. Indeed, with this backdrop in mind, we are proud to say that our balanced scorecard reflects that in aggregate, we exceeded our financial and operational targets in 2021.
Responsible Board Refreshment
As previously announced, Art Stall is not standing for re-election following 12 years of service to the company, and Mollie Carter is doing the same after 18 years. We thank Art and Mollie for their service and are excited to nominate Mr. James Scarola to the Board. Jim brings a unique blend of policy and operating experience in the nuclear industry, having served as a chief nuclear officer and as chair for the United States nuclear industry response to the Fukushima nuclear accident that occurred in Japan over a decade ago. You can find more information about all our nominees in this proxy statement and we hope you will support our continued efforts to look after your company. Our Board will be comprised of 12 directors following the meeting.
Environmental, Social, and Governance Leadership
We updated our integrated resource plan in 2021, which outlined our intention to add a significant amount of renewable generation and retire coal generation over the next decade. In 2021, our CO2 emissions were 46% below 2005 levels reflecting significant progress toward our interim goal of a 70% reduction in CO2 emissions from 2005 levels by 2030, with a long-term target of net-zero carbon by 2045. We produce nearly a third of our customers’ power annually from renewable sources, and in combination with nuclear generation, nearly half the power to homes and businesses we serve comes from emission-free sources.
We also value shareholder participation in our governance processes. We introduced “proxy access” rights for shareholders for the 2021 proxy season. We also recently amended our bylaws to allow certain long-term shareholders to call special shareholder meetings. Moreover, our shareholders have been involved in identifying four of the five directors that we have added to the Board since 2020. Our proxy statement includes additional information about our environmental, social, and governance leadership.
Sincerely,

Evergy, Inc. Board of Directors

Cautionary Statements Regarding Certain Forward-Looking Information
Statements made in this proxy statement that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements relating to our strategic plan, including, without limitation, those related to earnings per share, dividend, operating and maintenance expense and capital investment goals; the outcome of legislative efforts and regulatory and legal proceedings; future energy demand; future power prices; plans with respect to existing and potential future generation resources; the availability and cost of generation resources and energy storage; targeted emissions reductions; and other matters relating to expected financial performance or affecting future operations. Forward-looking statements are often accompanied by forward-looking words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “should,” “could,” “may,” “seeks,” “intends,” “proposed,” “projects,” “planned,” “target,” “outlook,” “remain confident,” “goal,” “will” or other words of similar meaning. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the forward-looking information. Factors that might cause such differences include, but are not limited to, those described in Part I, Item 1.A. of our Annual Report on Form 10-K for the year ended December 31, 2021. Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports we file with the Securities and Exchange Commission (“SEC”). We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Evergy, Inc.
One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
WHEN
Tuesday, May 3, 2022
Check-In Time: 9:45 a.m. (Central Daylight Time)
Meeting Time: 10:00 a.m. (Central Daylight Time)
WHERE
Virtual format only via live audio webcast at www.vitrualshareholdermeeting.com/EVRG2022.
For the health and safety of our shareholders and employees during the COVID-19 pandemic, the meeting will be held via live audio webcast and using online shareholder tools. There will be no physical meeting location.
PROXY STATEMENT
This proxy statement, the accompanying proxy card and our 2021 annual report are made available to, and mailed, beginning on or about March 23, 2022, to holders of our common stock for the solicitation of proxies by our Board of Directors (“Board”) for the 2022 annual meeting of shareholders (the “2022 Annual Meeting”). Shareholders of record at the close of business on March 1, 2022, are entitled to notice of, and to vote at, the 2022 Annual Meeting or any adjournment thereof. The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the 2022 Annual Meeting.
In this proxy statement, we refer to Evergy, Inc. as “we,” “us,” “our,” “Company,” or “Evergy,” unless the context clearly indicates otherwise.
By Order of the Board of Directors,

Heather A. Humphrey
Senior Vice President, General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON May 3, 2022:

This proxy statement and our 2021 Annual Report are available at
https://materials.proxyvote.com/30034W

Notice of Annual Meeting of Shareholders | Proxy Statement | Evergy 2022 Proxy Statement 1

Proxy Statement Summary and Highlights
Evergy, Inc. (NYSE: EVRG), a public utility holding company, engages in the generation, transmission, distribution and sale of electricity to approximately 1.6 million customers in the states of Kansas and Missouri. Our 2021 Annual Report contains additional information about our businesses. This section is a summary, and you should read the entire proxy statement before voting.
Voting Matters and Board Recommendations
	Agenda Item	Recommendation	Page
1:	Elect the nominees named in the proxy statement as directors	FOR each nominee	11
2:	Approve the 2021 compensation of our named executive officers on an advisory non-binding basis	FOR	32
3:	Approve the Evergy, Inc. Amended and Restated Long-Term Incentive Plan	FOR	67
4:	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022	FOR	76
2021 Highlights
Evergy delivered strong financial and operational performance in 2021, as reflected by balanced scorecard results that exceeded target levels. Highlights include:
•	Delivered on our Strategic Plan.
•
Affordability: We saw continued improvement in regional rate competitiveness, with retail rates down approximately 4.2% in 2017-2021, outpacing regional peers and well below the rate of inflation. We recently filed in Missouri for our first base rate increase in over five years. Our continued focus on cost reductions resulted in ongoing savings that reduced the rate request increase by more than half, returning over $110 million in annual savings to customers.

•
Reliability: In 2021, we invested $2.05 billion across our system, with the largest portion focused on our transmission and distribution network. The program is focused on replacing aging equipment and modernizing the grid, driving benefits for customers by improving reliability, enhancing resiliency and the ability to withstand extreme weather, and increasing security. As we advance the use of smart grid technologies and transition towards a lower-cost, lower emissions generation fleet and upgraded customer systems, our investments will also enable us to reduce costs to serve customers.

•
Sustainability: We updated our integrated resource plan (“IRP”) in 2021, which outlined our intention to add nearly 4 giga-watts of renewable generation and retire nearly 2 giga-watts of coal over the next decade. In 2021, nearly half of the electricity we provided to customers came from carbon-free sources, reflecting significant progress toward our interim goal of a 70% reduction in CO2 emissions from 2005 levels by 2030, with a long-term target of net-zero carbon by 2045.

•
Exceeded Targeted Earnings Growth. Evergy’s 2021 earnings, calculated in accordance with generally accepted accounting principles (“GAAP”), were $880 million, or $3.83 per share, compared with earnings of $618 million, or $2.72 per share, for the full year 2020. Evergy’s 2021 adjusted earnings (non-GAAP) and adjusted earnings per share

Proxy Statement Summary | Evergy 2022 Proxy Statement 2

(non-GAAP) were $813 million and $3.54, respectively, compared to $706 million and $3.10 in 2020, representing a year-over-year increase in excess of 14%.(1) As a result, year-over-year growth in adjusted earnings outperformed our target of 6% to 8% annual growth.
•	Dividend Growth. We increased our dividend by 7% in 2021 to an annualized rate of $2.29 per share.
•
Reliability and Renewable Capital Investment Plan. We also updated our capital investment plan to reflect a targeted $10.7 billion of investment through 2026, including a target of nearly $2 billion of new renewable generation resources.

[1]	Adjusted earnings and adjusted earnings per share are not calculated in accordance with GAAP and are reconciled to the most comparable GAAP metrics in Appendix A to this proxy statement.
Environmental, Social, and Governance
Evergy achieved significant improvements in environmental, social, and governance (also “ESG”) efforts under the leadership and guidance of the Board and management. On its investor relations website, investors.evergy.com, Evergy provides quantitative and qualitative data regarding various environmental, social and governance matters, including information related to emissions, waste and water. The contents of the investor relations website, including reports and documents contained therein, are not incorporated into this filing. Highlights include:
•
Emissions Reductions and Environmental Leadership. In 2021, Evergy achieved a reduction of carbon dioxide emissions by 46%, and sulfur dioxide and nitrogen oxide by 98% and 88%, respectively, compared to the 2005 baseline numbers. Beyond these achieved reductions, Evergy has a goal to achieve net-zero CO2 emissions by 2045 with an interim goal of a 70% reduction of CO2 emissions from 2005 levels by 2030. The trajectory and timing of reaching the goal could be impacted by many external factors, including enabling technology developments, the reliability of the power grid, availability of transmission capacity, and supportive energy policies and regulations, and other factors.

•
Generation Transition. Evergy now produces nearly a third of our customers’ power annually from renewable sources. When combined with the production from our Wolf Creek Nuclear Generating Station, almost half of the power delivered to homes and businesses we serve comes from emission-free sources.

Proxy Statement Summary | Evergy 2022 Proxy Statement 3

•
Wind Generation. Evergy has been expanding wind energy production in the Midwest for years. With almost 4,400 megawatts of wind generation that we own or have under contract, our wind portfolio helps fuel Kansas’ state ranking as the second largest producer of renewable generation as a percentage of total generation in the United States.

•
Solar Power Generation and Water Consumption Reduction Efforts. Evergy owns or funds more than 25 solar projects in Kansas and Missouri. In April 2021, we broke ground on the 40-acre West Plains solar array, which will be just under 11 megawatts and will be constructed with more than 26,000 panels. The site is projected to be completed in 2022. Evergy has also undertaken projects that reduce water usage and increase water re-use and recycling. For additional information, please refer to Evergy’s investor relations website.

•
Evergy’s 2021 Master Credit Facility with Non-Emission and Diversity Metrics. In 2021, Evergy amended and restated its $2.5 billion master credit facility, with certain pricing based on diversity and non-emitting carbon generation goals. The applicable interest rates and commitment fees for the facility are subject to upward or downward adjustments, within certain limitations, if Evergy achieves, or fails to achieve, certain sustainability-linked targets based on two key performance indicator metrics: (i) Non-Emitting Generation Capacity and (ii) Diverse Supplier Spend (both as defined in the facility).

•
Focus on Diversity, Equity, and Inclusion. Evergy is focused on being a diverse, equitable, and inclusive company that empowers better futures for our employees and our communities. Diversity adds depth to our company and makes us stronger. At Evergy, it is our obligation to make sure we are aware of the ways our actions, consciously or unconsciously, impact our stakeholders and our company culture. We strive to take proactive steps to continually improve fostering diversity, equity and inclusion (“DE&I”). In 2021, we added a discretionary DE&I modifier to our executive annual incentive plan (“AIP”) to further promote and reinforce our commitment to DE&I. We measured our overall growth and engagement in four main pillars: talent pipeline, employee engagement, employee development, and supplier diversity.

Proxy Statement Summary | Evergy 2022 Proxy Statement 4

For 2022, we are refining our strategy to focus on marketplace, workplace, and workforce pillars. DE&I efforts align with the Company’s mission, values and strategic priorities with the implementation of a robust set of initiatives and qualitative/quantitative measures.
2021 DE&I Accomplishments
Supplier Diversity	•	Provided additional small and minority owned businesses with opportunities to work, develop and grow with the Company; diverse suppliers represented over 10% of total in-scope spend.
	•	Received the 2021 Edison Electric Institute Innovation Award for Supplier Diversity.
Development	•	Launched a Cross-Cultural Mentorship Program for Evergy with 16 diverse leaders.
	•	Participated in the McKinsey & Company Black Leadership Development Programs with 55 employees.
	•	Provided over 5,000 DE&I training hours to employees and hosted approximately 50 DE&I virtual roadshows across the company.
Engagement	•	Extended two Business Resource Groups (“BRGs”) and grew the membership of the existing BRGs to achieve a total of 7 BRGs representing ~25% of our workforce.
	•	Achieved generally consistent employee engagement scores across ethnic/demographic groups compared to the overall company mean.
Talent Pipeline	•	Included at least one diverse employee (person of color or female) on the interview panel in most interviews for new hires in 2021.
	•	Continued partnerships with the Center for Energy Workforce Development and Missouri Energy Workforce Consortium to develop a diverse talent pipeline.
•
Supported Stakeholders in Challenging Times. We implemented a pandemic response plan that minimized operational disruptions and maintained safe working environments for our employees. We waived late fees, added flexible payment arrangements and actively worked to link our customers to utility assistance funds to help relieve some of the strain caused by the pandemic. Our customer facility, Evergy Connect, remained open and also provided virtual appointments to assist customers face-to-face with customized service. We also donated $6.7 million to community organizations and communities to help them respond to and recover from the economic impact of the pandemic.

•
ESG Reporting and Additional Information. In 2020, Evergy integrated a climate change risk assessment into its existing Enterprise Risk Management (“ERM’’) process and published its first Task Force on Climate-related Financial Disclosures (“TCFD”) report, which explains in detail how we manage relevant climate-related risks and opportunities. For additional information about Evergy’s ESG efforts and reporting, please go to investors.evergy.com/sustainability where you will find links to Evergy’s Sustainability Report, TCFD Report, Sustainability Accounting Standards Board (“SASB”) Report, Edison Electric Institute ESG Metrics, 2021 Climate Disclosure Project (“CDP”) Climate Report, the 2021 IRP Overview, as well as corporate governance and committee information.

Proxy Statement Summary | Evergy 2022 Proxy Statement 5

Governance Highlights
Topic		Feature
Shareholder Empowerment	✔	Annual election of directors
	✔	Majority voting in uncontested elections
	✔	Proxy access
	✔	Shareholder right to call special meeting
Independence and Corporate Governance Best Practices	✔	Separate Chair and CEO
	✔	Lead Independent Director
	✔	Independent Committee Chairs
	✔	Standing executive sessions in Board and Committee meetings
	✔	Annual self-evaluations
	✔	All Board members re-elected annually; no staggered terms
	✔	Shared oversight of risk management
	✔	Robust stock ownership requirements - 6x base salary for CEO
	✔	Clawback provisions in award agreements
	✔	Whistleblower hotline
	✔	No shareholder rights plan or poison pill
	✔	No short selling, hedging or pledging allowed by any employee or non-employee director
Sustainable Operations and Carbon Emission Reduction	✔	Board oversight of environmental, social and governance matters
	✔	Carbon dioxide emission goal of net zero by 2045, assuming key technology, policy, and regulatory enablers are in place
	✔	Master Credit Facility with pricing based on diversity and non-emitting carbon dioxide generation goals
	✔	Almost half of power generated from non-carbon emitting sources
	✔	Transparent environmental disclosures
Diversity	✔	Diverse Board, including four female directors
	✔	Diverse executive management team, including four female officers
Political Spending	✔	Board oversight of political spending
	✔	Annual disclosure of political spending
Cybersecurity	✔	Annual cybersecurity training
	✔	Board oversight of cybersecurity matters
Proxy Statement Summary | Evergy 2022 Proxy Statement 6

2021 Leadership Succession and Named Executive Officers
On January 4, 2021, Mr. David A. Campbell became Evergy’s President and Chief Executive Officer (“CEO”) as part of the Company’s planned management succession. Mr. Campbell joined Evergy following the retirement of Mr. Terry Bassham, Evergy’s former President and Chief Executive Officer, on January 4, 2021.
On February 22, 2021, Mr. Kirkland B. Andrews became Evergy’s Executive Vice President and Chief Financial Officer. Mr. Andrews, previously an independent director on the Evergy Board, filled the role previously held by Mr. Anthony D. Somma, Evergy’s former Executive Vice President and Chief Financial Officer, who departed on March 4, 2021.
On August 12, 2021, Evergy announced that Mr. Greg A. Greenwood’s role changed to Executive Vice President and Chief Strategy Officer and that he would provide strategic oversight to the Company until his departure in the middle of 2022. Mr. Charles A. Caisley assumed some of the roles previously held by Mr. Greenwood.
Since both Mr. Campbell and Mr. Bassham served as Chief Executive Officer of the Company during 2021, they both appear in this proxy statement as named executive officers (also referred to as “NEOs”). Similarly, because Mr. Andrews and Mr. Somma served as Evergy’s Executive Vice President and Chief Financial Officer during 2021, they both appear as NEOs in the proxy statement for 2021.
Accordingly, our named executive officers for 2021 are David A. Campbell, Kirkland B. Andrews, Kevin E. Bryant, Charles A. Caisley, Greg A. Greenwood, Terry Bassham and Anthony D. Somma.
Independent Board Refreshment
Two of our directors chose not to stand for re-election. One vacancy will be filled, if elected, by Mr. James Scarola, a new director nominee at the 2022 Annual Meeting; whereas the other will not be filled. The size of the Board will be reduced by one to twelve directors following the 2022 Annual Meeting.
Board Nominee Metrics
Each of our director nominees exhibits practical wisdom, sound judgement, and financial acumen. Based on their diverse experiences, the nominees are fully aligned with the competencies conducive to enhancing shareholder value. Additional information about our director nominees and their competencies can be found under “Proposal I – Election of Directors.”

Director *Nominee* Snapshot

Directors' Race/Ethnicity	Directors' Gender	Directors' Independence
8% diverse	**33%** female	**83%** Independence

50s
1
60s
10
70s
1

Average Age: 65

AGE DISTRIBUTION

0-5 years
5
6-10 years
2
11-19 years
5
20+ years
0

Average Tenure: 7.5 years

TENURE

Proxy Statement Summary | Evergy 2022 Proxy Statement 7

Director Nominees (p. 11)
Director Nominees	Principal Occupation	Age	Director Since	A	CLD	NGS	F	NPE	SPD
Mark A. Ruelle Chairman	Chairman of the Board and Former President and Chief Executive Officer, Westar Energy	60	2011					✔
David A. Campbell	President and Chief Executive Officer, Evergy, Inc.	53	2021				✔
Thomas D. Hyde Independent	Former Executive Vice President, Legal, Compliance, Ethics and Corporate Secretary, Wal-Mart Stores, Inc.	73	2011	Chair		✔
B. Anthony Isaac Independent	Former Senior Vice President and Head of Select Service Strategy and Development, Hyatt Hotels Corporation	69	2003		✔		✔	✔
Paul M. Keglevic Independent	Former Chief Executive Officer and Executive Vice President, Chief Financial Officer and Chief Risk Officer, Energy Future Holdings, Inc.	68	2020	✔			✔		✔
Mary L. Landrieu Independent	Former U.S. Senator for Louisiana and Senior Policy Advisor at Van Ness Feldman LLP	66	2021		✔		✔	✔
Sandra A.J. Lawrence Independent	Former Executive Vice President and Chief Administrative Officer, Children’s Mercy Hospital	64	2004		✔	Chair
Ann D. Murtlow Independent	President and Chief Executive Officer, United Way of Central Indiana	61	2013	✔					Chair
Sandra J. Price Independent	Former Senior Vice President, Human Resources, Sprint Corporation	63	2016		✔	✔		✔
James Scarola Independent(1)	Former Senior Vice President and Chief Nuclear Officer, Duke/Progress Energy	66
S. Carl Soderstrom Jr. Independent	Former Senior Vice President and Chief Financial Officer, ArvinMeritor	68	2010	✔		✔			✔
C. John Wilder Independent	Executive Chairman of Bluescape Energy Partners, LLC	64	2021				Chair		✔
(1)	New director nominee for the 2022 annual meeting.
A	Audit Committee
CLD	Compensation and Leadership Development Committee
F	Finance Committee
NGS	Nominating, Governance, and Sustainability Committee
NPE	Nuclear, Power Supply, and Environmental Committee
SPD	Safety and Power Delivery Committee
Proxy Statement Summary | Evergy 2022 Proxy Statement 8

Executive Compensation Highlights (p. 33)
Evergy’s compensation programs are designed to support achievement of our business strategy without encouraging excessive risk-taking. Our intention is to attract and retain highly qualified executives, pay for performance, and reward long-term growth and sustained profitability. Consistent with these objectives, as shown below, a high percentage of fiscal 2021 total target direct compensation is based on performance. The graphics and table below do not include special inducement and retention awards.

Set forth below is a summary of key fiscal 2021 compensation decisions for our currently serving named executive officers.
Named Executive Officer	Base Salary	Annual Cash Incentive Payout	Long-Term Incentive Grants
Mr. David A. Campbell President and Chief Executive Officer	$1,000,000	$1,487,500	$4,250,000
		Target = 125% Base Salary Payout = 119.0% of Target	Target = 425% Base Salary 75% performance-based
Mr. Kirkland B. Andrews Executive Vice President and Chief Financial Officer	$700,000	$833,000	$1,435,000
		Target = 100% Base Salary Payout = 119.0% of Target	Target = 205% Base Salary 75% performance-based
Mr. Kevin E. Bryant Executive Vice President and Chief Operating Officer	$615,000	$585,480	$1,260,800
		Target = 80% Base Salary Payout = 119.0% of Target	Target = 205% Base Salary 75% performance-based
Mr. Charles A. Caisley(1) Senior Vice President – Public Affairs and Chief Customer Officer	$500,000	$386,750	$616,000
		Target = 65% Base Salary Payout = 119.0% of Target	Target = 140% Base Salary 75% performance-based
Mr. Greg A. Greenwood Executive Vice President and Chief Strategy Officer	$530,000	$504,560	$795,000
		Target = 80% Base Salary Payout = 119.0% of Target	Target = 150% Base Salary 75% performance-based
(1)	In August 2021, Mr. Caisley’s base salary was increased to $500,000 in connection with his promotion. His long-term incentive grants for 2021 were based on his prior salary of $440,000.
Proxy Statement Summary | Evergy 2022 Proxy Statement 9

The Compensation and Leadership Development Committee believes our executive compensation program features best-in-class governance practices, such as:
✔	Alignment between pay and performance	✔	Clawback provisions
✔	Compensation heavily weighted to performance	✔	Standard annual equity grant cycle
✔	Independent Committee oversight	✔	No employment agreements - all NEOs are employed at will
✔	Standing Committee executive sessions	✔	No stock options
✔	Independent compensation consultant	✔	No repricing or backdating of stock options
✔	“Double trigger” change-in-control benefits	✔	Generally no dividends for unvested awards
✔	Robust stock ownership guidelines	✔	No short selling, hedging or pledging
✔	Board oversight of succession plans	✔	No tax “gross-ups”
✔	Annual risk assessment
Amended and Restated Long-Term Incentive Plan
We are seeking shareholder approval of our amended and restated Long-Term Incentive Plan (“Amended LTIP”) to extend the term, increase the maximum number of shares of the Company’s common stock available for awards issued under our current Long-Term Incentive Plan (also referred to as “LTIP”), and make other changes described in the section entitled “Proposal 3: Approval of the Evergy, Inc. Amended and Restated Long-Term Incentive Plan.”
The Board approved the Amended LTIP in February 2022 and directed that it be submitted to our shareholders for approval. If approved, the Amended LTIP will be effective as of May 3, 2022, and will expire on May 3, 2032. If not approved, the existing LTIP will continue in its current form.
Purposes of the LTIP. The LTIP is part of our overall compensation program, and its purposes are to:
•	encourage directors, officers and certain other employees of the Company to acquire and increase an equity interest in the growth and performance of the Company,
•	provide an incentive to enhance the value of the Company for the benefit of its shareholders and customers, and
•	aid in attraction and retention of human capital.
Recommendation.The Board believes that the LTIP has been successful, and that the Amended LTIP should be approved. Accordingly, the Board recommends that shareholders vote FOR this proposal.
Proxy Statement Summary | Evergy 2022 Proxy Statement 10

Proposal 1		Election of Directors
	☑	The Board recommends a vote FOR each of the director nominees

Director Nominee Biographies
The following summarizes the business experience of each nominee for at least the last five years, and the specific experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director. The Board believes that the items noted for each nominee demonstrate his or her superior leadership, high performance standards, mature judgment, strategic planning capabilities and ability to understand and oversee the Company’s strategies, operations and management.
David A. Campbell President and Chief Executive Officer Director Since: 2021 Age: 53 Committee: • Finance

Executive Experience: David Campbell joined Evergy in January 2021 to lead the Company’s focus on high performance and delivering reliable and affordable power to its 1.6 million customers in Kansas and Missouri. Mr. Campbell’s experience at Evergy and in prior senior leadership roles at several companies in the electric power sector will help facilitate the successful execution of Evergy’s five-year strategic plan. Evergy delivers value for its stakeholders through grid modernization, cost competitiveness, enhanced customer experience, and continued fleet transformation, advancing the Company’s goals of reliability, sustainability, and affordability. Mr. Campbell served as Executive Vice President and Chief Financial Officer of Vistra Corp. (NYSE: VST) from 2019 through 2020. From 2014 through 2019, he served as Chief Executive Officer and as a member of the board of directors of InfraREIT, Inc. (NYSE: HIFR) (2014-2019), a real estate investment trust that owned and leased rate-regulated electric transmission assets in Texas. Mr. Campbell also served as President and Chief Executive Officer of Sharyland Utilities (2016-2019), a Texas-based electric transmission utility. Previously, Campbell worked at TXU Corp., the largest electric power company in Texas, and its successor, Energy Future Holdings, in various senior leadership roles. Prior to joining TXU Corp., Mr. Campbell was a partner at McKinsey & Company, where he led the corporate finance and strategy practice in Texas. Active in the community, Campbell is a member of the Kansas City Civic Council and the Kansas City Area Development Council and serves on the board of St. Mark’s School and the Leadership Council of the Yale School of the Environment. Mr. Campbell earned a Bachelor of Arts from Yale University and a J.D. from Harvard Law School. He also graduated with a master’s degree from Oxford University, where he studied as a Rhodes Scholar.

Skills and Qualifications: Mr. Campbell’s qualifications to serve as our director include his substantial leadership, financial and utility industry experience; and his experience serving as a director of a public company.

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2022 Proxy Statement 11

Thomas D. Hyde Lead Independent Director Director Since: 2011 Age: 73 Board Committees: • Audit (Chair) • Nominating, Governance, and Sustainability

Executive Experience: Mr. Hyde served as Executive Vice President, Legal, Compliance, Ethics and Corporate Secretary of Wal-Mart Stores, Inc. (“Wal-Mart”), an international retail store operator (2005-2010). He previously served as Executive Vice President, Legal and Corporate Affairs and Corporate Secretary of Wal-Mart (2003-2005), and as Executive Vice President, Senior General Counsel of Wal-Mart (2001-2003). Mr. Hyde also previously served on the board of directors and as chair of the audit committee of Vail Resorts, Inc., a mountain resort company located in Broomfield, Colorado (2006-2012). Mr. Hyde earned his Bachelor of Arts in English from the University of Kansas, his Juris Doctor from the University of Missouri-Kansas City and a Master of Business Administration in finance from the University of Kansas.

Skills and Qualifications: Mr. Hyde’s qualifications to serve as our director include his experience in legal and leadership roles for the largest publicly-traded retailer in the world. Additionally, he provides deep insight and understanding on corporate governance matters. He also has experience as a director of a public company.

B. Anthony Isaac Independent Director Since: 2003 Age: 69 Board Committees: • Compensation and Leadership Development • Finance • Nuclear, Power Supply, and Environmental

Executive Experience: Mr. Isaac was Senior Vice President and Head of Select Service Strategy and Development at Hyatt Hotels Corporation, a global hotel management, franchising, ownership and development company based in Chicago, Illinois with properties worldwide (2011-2015). He served as President of LodgeWorks, a Wichita, Kansas-based hotel management and development company (2000-2011). Before helping found LodgeWorks, Mr. Isaac served as President of the All-Suites Division of Wyndham Hotels and Resorts, an international hotel and resort chain based in Parsippany, New Jersey. He held the position of President of Summerfield Hotel Corp. prior to Summerfield’s merger with Patriot American Hospitality/Wyndham International. He sits on the board of directors of CorePoint Lodging (NYSE: CPLG), a real estate investment trust focused on the hotel industry that is located in Irving, Texas (since 2018), where he serves as chair of the nominating and corporate governance committee and a member of the capital committee. Mr. Isaac earned his Bachelor of Science degree in civil engineering from the Massachusetts Institute of Technology and a Master of Business Administration from Harvard University.

Skills and Qualifications: Mr. Isaac’s qualifications to serve as our director include his extensive leadership experience both as the chief executive officer of a privately-held company and as an executive with other large companies in the hotel industry, and his substantial experience with strategic planning and financial matters. He also has experience as a director of a public company and with corporate governance matters.

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2022 Proxy Statement 12

Paul M. Keglevic Independent Director Since: 2020 Age: 68 Committees: • Audit • Finance • Safety and Power Delivery

Executive Experience: Mr. Keglevic has over 40 years of experience with public companies across several industry sectors, including utilities, telecommunications, transportation and real estate. Mr. Keglevic served as Chief Executive Officer (2016-2018) and Executive Vice President, Chief Financial Officer and Chief Risk Officer (2008-2016) of Energy Future Holdings, the majority owner of a regulated transmission and distribution business. Prior to that, Mr. Keglevic served as an audit partner at PricewaterhouseCoopers LLP (PwC) (2002-2008), where he was the U.S. utility sector leader for six years. Prior to PwC, Mr. Keglevic led the utilities practice for Arthur Andersen, where he was a partner for 15 years. Mr. Keglevic previously served on the board of directors of Frontier Communications Corporation (Nasdaq: FTR) (2019-2021), a national telecommunications company located in Norwalk, Connecticut, where he served on the finance committee and audit committee. He also served on the board of directors of Bonanza Creek Energy, Inc. (NYSE: BCEI) (2017-2021), an oil and gas company located in Denver, Colorado, where he served as chair of the audit committee and also served as chair of the nominating and corporate governance committee. He previously served on the boards of directors of Ascena Retail Group, Inc. (Nasdaq: ASNA) (2019-2021), Clear Channel Outdoor Holdings, Inc., PetSmart, Inc., Stellus Capital Management, Cobalt International Energy, Inc., Philadelphia Energy Services and Energy Future Holdings and several of its subsidiaries. Mr. Keglevic has served as a member of the board of directors of the Dallas and State of California Chambers of Commerce and several other charitable and advisory boards. He was named a board leadership fellow and is a certified director of the National Association of Corporate Directors. Mr. Keglevic earned his Bachelor of Science in accounting from Northern Illinois University and is a certified public accountant.

Skills and Qualifications: Mr. Keglevic’s qualifications to serve as our director include his extensive experience with public companies, finance, accounting, regulatory issues, transactional and merger and acquisition activities and governance matters.

Senator Mary L. Landrieu Independent Director Since: 2021 Age: 66 Committees: • Compensation and Leadership Development • Finance • Nuclear, Power Supply, and Environmental

Executive Experience: Senator Landrieu is a senior policy advisor at Van Ness Feldman, LLP, a Washington D.C.- based law firm (since 2015). She also serves on the advisory board of Earnin Company (since 2020), a community-supported financial platform, and on the board of directors of Tyler Technologies (NYSE: TYL) (since 2015), a technology solution provider. She previously served on the Board of Directors of CenturyLink, Inc., now Lumen Technologies Inc. (NYSE: LUMN) (2015-2020), a U.S.-based communications provider to global enterprise customers. Previously, Senator Landrieu served as a United States Senator for the State of Louisiana (1996 to 2014), where she chaired the Senate Committee on Energy and Natural Resources, served on the Senate Committee on Appropriations, chaired the Subcommittees on Homeland Security, Financial Services, General Government, and the District of Columbia, and chaired the Senate Committee on Small Business and Entrepreneurship. In her work on Homeland Security, Senator Landrieu led the disaster recovery efforts after Hurricane Katrina and the Gulf restoration efforts after the BP oil spill. She also was elected as Louisiana treasurer (1987-1995), and served as a member of the Louisiana legislature (1979-1987). Senator Landrieu currently serves on the board of trustees or board of directors of several national organizations supporting sustainable resource management and promoting education or children’s welfare.

Senator Landrieu earned her Bachelor of Arts degree from Louisiana State University.

Skills and Qualifications: Senator Landrieu’s qualifications to serve as our director include her extensive experience with federal and state regulation and compliance, community and political relations, strategy development, customer experience, alignment of company culture and compensation and leadership development and finance.

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2022 Proxy Statement 13

Sandra A.J. Lawrence Independent Director Since: 2004 Age: 64 Committees: • Compensation and Leadership Development • Nominating, Governance, and Sustainability (Chair)

Executive Experience: Ms. Lawrence was the Executive Vice President and Chief Administrative Officer (2016-2019) and Executive Vice President and Chief Financial Officer (2005-2016) of Children’s Mercy Hospital, a comprehensive pediatric medical center in Kansas City, Missouri. Previously, she was the Chief Financial Officer (2005) and Senior Vice President and Treasurer (2004-2005) of Midwest Research Institute, an independent, non-profit, contract research organization located in Kansas City, Missouri. Prior to that Ms. Lawrence spent twenty-six years in professional or management positions in the architecture, real estate, financial services, packaging distribution and medical research industries. She serves as a trustee of the Delaware by Macquarie fund complex, and as a director at Recology, Inc, Brixmor Property Group, Inc., and Sera Prognostics. She was previously on the board of directors of American Shared Hospital Services (NYSE American: AMS), a provider of radiosurgical and radiation therapy equipment based in San Francisco, California, where she served as chair of the audit committee and as a member of the nominating and corporate governance committee. She is past-chair of the board of directors of the Heartland Chapter of the National Association of Corporate Directors, was named to the NACD Directorship 100, and as an NACD board leadership fellow, and serves on the boards of directors of various charitable, non-profit and civic organizations, including the Hall Family Foundation and the Nelson-Atkins Museum of Art. Ms. Lawrence earned her Bachelor of Arts in psychology from Vassar College, a Master of Architecture from the Massachusetts Institute of Technology and a Master in Business Administration from Harvard Business School.

Skills and Qualifications: Ms. Lawrence’s qualifications to serve as our director include her substantial financial expertise, her extensive service as a director in a diverse range of organizations, her experience as a public company director and her knowledge of corporate governance. Ms. Lawrence also has extensive knowledge of the Kansas City metropolitan area and Topeka, Kansas, two of our largest service territories.

Ann D. Murtlow Independent Director Since: 2013 Age: 61 Committees: • Audit • Safety and Power Delivery (Chair)

Executive Experience: Ms. Murtlow is a member of the board of directors, President and Chief Executive Officer of the United Way of Central Indiana, a non-profit community impact organization (since 2013). Previously, she spent twenty-four years with AES Corporation, a holding company for electric utilities located in Arlington, Virginia, and serving for over twelve years in various senior leadership and officer roles including as Vice President and Group Manager of AES and President, Chief Executive Officer and Director of Indianapolis Power & Light Company, an integrated electric utility, and its parent company, IPALCO Enterprises, both located in Indianapolis, Indiana. Ms. Murtlow currently serves on the board of directors of Wabash National Corporation (NYSE: WNC), a diversified industrial manufacturing company in Lafayette, Indiana (since 2013), where she chairs the nominating and corporate governance committee and serves on the compensation committee. She previously served on the board of directors of First Internet Bancorp and its subsidiary, First Internet Bank, a financial institution in Fishers, Indiana (2013-2020), and on the boards of directors of the Federal Reserve Bank of Chicago, Herff Jones, a manufacturer of educational recognition and achievement products and motivational materials located in Indianapolis, Indiana, and AEGIS Insurance Services, Inc., a mutual insurance company in East Rutherford, New Jersey. Ms. Murtlow was also named a board leadership fellow by the National Association of Corporate Directors. Ms. Murtlow earned her Bachelor of Science in chemical engineering from Lehigh University.

Skills and Qualifications: Ms. Murtlow’s qualifications to serve as our director include her extensive and varied senior management leadership experience and accomplishments and deep insight and knowledge about the operations and challenges of a vertically integrated, regulated electric utility with nuclear generation.

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2022 Proxy Statement 14

Sandra J. Price Independent Director Since: 2016 Age: 63 Committees: • Compensation and Leadership Development • Nominating, Governance, and Sustainability • Nuclear, Power Supply, and Environmental

Executive Experience: Ms. Price is the former Senior Vice President, Human Resources of Sprint Corporation (2006-2016), a global telecommunications company headquartered in Kansas City, Missouri prior to its acquisition by T-Mobile. Previously, she served as Senior Vice President Designee for the Human Resources, Communications and Brand Management functions of the Sprint Local Telephone Division and a variety of other human resource roles (1993-2006). Prior to Sprint, she was a principal in the Blue Valley School District, Overland Park, Kansas, and in the Jenks Public School District, Tulsa, Oklahoma. She served as co-chair of KC Rising (2017-2018), a non-profit organization focused on economic development in the Kansas City metropolitan area. Ms. Price is a member of the board of directors of the US Infrastructure Corporation (USIC), a private-equity owned company that provides locating services for underground utilities based in Indianapolis, Indiana and CRB, a privately-owned company based in Kansas City, Missouri that provides global engineering, architecture, construction, and consulting solutions to the life sciences and other advanced technology industries. She is a National Association of Corporate Directors board leadership fellow. Ms. Price was named to the 2021 National Association of Corporate Directors Directorship 100, as well as to the Kansas City Business Journal’s “Women Who Mean Business” list and to the Profiles in Diversity Journal’s “Women Worth Watching.” Ms. Price earned her Bachelor of Arts in special education from Oral Roberts University and a Master of Arts in education and administration from the University of Tulsa.

Skills and Qualifications: Ms. Price’s qualifications to serve as our director include her diverse senior management and leadership experience, her deep understanding of human resources and talent development and her knowledge of our Kansas City service territory.

Mark A. Ruelle Chairman of the Board Director Since: 2011 Age: 60 Committees: • Nuclear, Power Supply, and Environmental

Executive Experience: Mr. Ruelle is Chairman of the Board. Mr. Ruelle served as a member of the board of directors, President and Chief Executive Officer of Westar Energy prior to the merger with Great Plains Energy Incorporated (“Great Plains”) that resulted in the formation of Evergy (2011-2018). Mr. Ruelle was also previously Executive Vice President and Chief Financial Officer of Westar Energy (2003-2011), and had held other financial, strategic planning and corporate development positions with Westar Energy. Mr. Ruelle also served as Senior Vice President, Chief Financial Officer and Treasurer of Sierra Pacific Resources and its integrated electric utility subsidiary, Sierra Pacific Power Company (1997-2001), and, following its acquisition by Sierra Pacific Resources, President of Nevada Power Company (2001-2002), in Las Vegas, Nevada. He is on the board of directors of Stormont-Vail Health Care and various charitable and civic organizations. Mr. Ruelle earned both a Bachelor of Arts degree and a Master of Arts degree in economics from the University of North Dakota and has completed the Institute of Nuclear Power Operations Nuclear Reactor Technology Course for Executives at the Massachusetts Institute of Technology.

Skills and Qualifications: Mr. Ruelle’s qualifications to serve as our director and Chairman of the Board include his leadership experience, his financial expertise and his extensive utility industry experience, including with nuclear generation. He also has experience as a public company director and with corporate governance. Mr. Ruelle has deep connections in our Kansas service territory and, in particular, the business community in Topeka, Kansas, one of our significant markets and our Kansas operational headquarters.

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2022 Proxy Statement 15

James Scarola Independent New Director Nominee Age: 66 Committees: Not applicable

Executive Experience: Mr. Scarola is an independent nuclear oversight consultant (2015-2022), and previously served as the Nuclear Industry Fukushima Steering Committee Chairman (2012-2014), where he established and coordinated the strategic direction for the U.S. Industry in response to the Fukushima nuclear accident. He served as Senior Vice President and Chief Nuclear Officer (2008-2012) at Progress Energy, Inc. (prior to their merger with Duke Energy (NYSE:DUK) in 2012, and as Site Vice President of Progress’ Brunswick Nuclear Plant (2005-2008) and of their Harris Nuclear Plant (1998-2005). He also served in leadership roles at Florida Power & Light’s St. Lucie Nuclear Plant (1980-1998). Mr. Scarola provides consulting services related to the nuclear industry, monitors and assesses nuclear operations and provides counsel to chief nuclear officers and boards of directors. He is a certified Pressurized Water Reactors Senior Reactor Operator and Institute of Nuclear Power Operations Senior Nuclear Plant Manager. Mr. Scarola earned a Bachelor of Science in Electrical Engineering from the University of Notre Dame, a Master of Business Administration from the Florida Institute of Technology and completed the Executive Management Program at Darden Business School at the University of Virginia.

Skills and Qualifications: Mr. Scarola’s qualifications to serve as our director include his vast nuclear industry leadership experience, his extensive experience in all aspects of nuclear operations, including engineering, oversight, fiscal control, labor relations, strategic planning, project management, and maintenance.

S. Carl Soderstrom Jr. Independent Director Since: 2010 Age: 68 Committees: • Audit • Nominating, Governance, and Sustainability • Safety and Power Delivery

Executive Experience: Mr. Soderstrom is the former Senior Vice President and Chief Financial Officer of ArvinMeritor, an automotive and commercial vehicle components manufacturer based in Troy, Michigan (2001-2004). Previously, he served as Senior Vice President, Engineering, Quality and Procurement for ArvinMeritor (1997-2001). Mr. Soderstrom held executive/management positions at Rockwell International Corporation (1986-1998), General Electric Company (1980-1986) and Emerson Electric Co. (1977-1980). He was previously a member of the board of directors of Lydall Inc. (NYSE: LDL), a technology and manufacturing company headquartered in Manchester, Connecticut (2003-2021), where he served as chair of the governance committee and a member of the audit review committee. Mr. Soderstrom was previously a member of the board of directors of FreightCar America Inc., a railcar manufacturing company located in Chicago, Illinois (2005-2018), where he served as chair of the audit committee (13 years) and a member of the nominating and governance committee (13 years). Mr. Soderstrom earned and holds a Bachelor of Science in mechanical engineering and economics from Duke University and his Master of Business Administration from the University of Michigan.

Skills and Qualifications: Mr. Soderstrom’s qualifications to serve as our director include his substantial financial expertise, his operations and engineering knowledge from his experience at other large public companies and his substantial experience serving as a director of other public companies.

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2022 Proxy Statement 16

C. John Wilder Independent Director Since: 2021 Age: 64 Committees: • Finance (Chair) • Safety and Power Delivery

Executive Experience: Mr. Wilder is the Executive Chairman of Bluescape Energy Partners, LLC (“Bluescape”), founded in 2007 as an alternative investment firm that leverages its private capital, global network, and deep domain expertise to deliver differentiated long-term investment performance in the energy and utility sectors. He has served on the boards of many private and public companies, including Bluescape Opportunities Acquisition Corporation (NYSE: BOAC) (since 2020), NRG Energy, Inc. (NYSE: NRG) and TXU Corp. and Exco Resources, Inc., and in executive officer roles at TXU Corp., Entergy Corp., (NYSE: ETR) and Royal Dutch/Shell Group.

Mr. Wilder started in the energy business in Texas over 40 years ago with the Royal Dutch/Shell Group, where he rose to the position of Chief Executive Officer of Shell Capital in London. Mr. Wilder’s vision and execution spearheaded the industry’s three most successful financial and operational turnarounds at NRG (Board of Directors, 2017-2018), TXU Corp. (Board Chairman and Chief Executive Officer, 2004-2007) and Entergy (Chief Financial Officer, 1998-2004) moving struggling companies from the bottom quartile to the top quartile across a variety of performance dimensions. For his achievements at TXU Corp., the Harvard Business Review named Mr. Wilder twice as one of the Best-Performing CEOs in the World, ranking 24th among 2,000 CEOs from publicly traded companies in 33 countries in 2010, and 74th among 3,143 CEOs from publicly traded companies in 50+ countries in 2013. No other United States power company executive was honored in either of these rankings. During Mr. Wilder’s leadership, TXU Corp. delivered 65% annualized shareholder returns and ranked 5th best among the S&P 500. In addition, Mr. Wilder was named to Ten Best CEOs in America by Institutional Investor in 2004 and was named Best CEO and CFO in the Electric Power Sector in multiple years by Institutional Investor.

Mr. Wilder is on the advisory boards of the McCombs School of Business at the University of Texas at Austin and the A.B. Freeman School of Business at Tulane University. He is a former advisory board member of the Global Energy Management Institute, University of Houston, and the Energy Management and Innovation Center, University of Texas. Mr. Wilder is also Chairman of the Board of Trustees of Texas Health Resources and is a past member of the National Petroleum Council, a U.S. Secretary of Energy appointment.

Mr. Wilder graduated magna cum laude from Southeast Missouri State University with a bachelor’s degree in business administration, and he has received the university’s Distinguished Alumni Award. He earned a master’s degree in business administration from the University of Texas.

Skills and Qualifications: Mr. Wilder’s qualifications to serve as our director include his long-term and extensive leadership experience in the energy industry. He also provides deep insight and expertise on financial, transactional, regulatory and operations matters facing the Company.

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2022 Proxy Statement 17

The 12 nominees for director have been recommended to the Board by the Nominating, Governance, and Sustainability Committee and nominated by the Board to serve as directors until the next annual meeting of shareholders and until their successors are duly elected and qualified. The nominees include 11 of our current directors and one new director nominee, whom the Board identified and is recommending, in part, to provide nuclear leadership experience to the Board.
Each nominee has consented to stand for election, and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the annual meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Alternatively, in lieu of designating a substitute, the Board may reduce the number of directors. Proxies cannot be voted for more than 12 nominees.
Director Nominating Process
The Nominating, Governance, and Sustainability Committee is responsible for identifying potential director nominees and evaluating and recommending director nominees to the Board. The Committee takes into account a number of factors when considering director nominees, as described in our Corporate Governance Guidelines and as discussed in greater detail below. Director nominees identified by shareholders for our consideration will be evaluated in the same way as nominees identified by the Nominating, Governance, and Sustainability Committee.
Shareholders who wish to identify director nominees for consideration by the Nominating, Governance, and Sustainability Committee should write to our Nominating, Governance, and Sustainability Committee at the address provided in “Communicating with the Board” on page 28. Shareholders who wish to nominate a director nominee, including pursuant to our proxy access By-law provisions, may do so by following instructions set forth in “How can I nominate a director or submit a proposal for the 2023 annual meeting?” on page 84.
Director Nominee Qualifications
The Board oversees the shareholders’ interests in the long-term health and success of the Company’s business, and directs, oversees and monitors the performance of management. The Board believes that its effectiveness in carrying out its responsibilities depends not only upon the particular experience, qualifications, attributes and skills that each director possesses, but also upon their ability to function well as a collegial body and to work collaboratively.
The Board’s objective is to have a well-rounded and diverse membership possessing, in the aggregate, skill sets and core competencies that are conducive to long-term success. The Board considers diversity in the broadest sense, reflecting geography, age, gender and ethnicity, as well as other factors. The Board believes that a diverse group of directors is desirable to expand the Board’s collective knowledge and expertise, as well as to evaluate management and positively influence the Company’s performance.
The success of the Company depends not only on expertise-based competencies, but equally on the personal qualities and attributes of the directors, both individually and as a group. Attributes that directors should possess include, among others, practical wisdom and thoughtfulness in decision-making; mature and sound judgment; financial acumen and business experience; the highest level of personal and professional ethics, integrity and values; sufficient time and availability; commitment to representing the interests of shareholders, customers and their communities; critical analysis skills; collegiality, a collaborative and cooperative spirit and the ability to both lead and work within a team environment; and the courage to act constructively and independently. Non-management directors should also be able to meet the independence requirements of the New York Stock Exchange (“NYSE”) listing standards and our Corporate Governance Guidelines.
The Board concluded that the following competencies are conducive to sustainable long-term shareholder and customer value: strategy development; federal and state regulation and compliance; alignment of company culture and compensation and leadership development; accounting, finance and investment management; risk management; operational oversight; customer experience; community and political relations; and environmental, social and governance, which was added as a standalone core competency in 2021 in recognition of the importance of ESG matters to our stakeholders. Each director nominee provided a self-evaluation against these core competencies, and the Board evaluated the contribution level of each director nominee, using the categories of “experienced,” “moderate experience,” “minimal experience” and “no experience.”
Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2022 Proxy Statement 18

Core Competencies
Board Core Competencies	Ruelle	Campbell	Hyde	Isaac	Keglevic	Landrieu	Lawrence	Murtlow	Price	Scarola	Soderstrom	Wilder

Strategy Development	3	3	2	2	3	3	2	3	3	3	3	3
Federal and State Regulation and Compliance	3	3	3	2	3	3	3	3	2	3	2	3
Alignment of Company Culture and Compensation and Leadership Development	3	3	2	3	2	2	3	3	3	3	3	3
Accounting, Finance and Investment Management	3	3	3	3	3	1	3	3	1	1	3	3
Risk Management	3	3	3	2	3	1	3	3	1	2	3	3
Operational Oversight	3	3	1	3	3	2	2	3	3	3	3	3
Customer Experience	3	3	2	3	2	2	2	2	3	2	3	3
Community and Political Relations	3	3	3	2	2	3	3	3	2	3	2	3
Environmental, Social and Governance	3	3	3	3	3	3	3	3	3	2	3	3
3 - Experienced | 2 - Moderately Experienced |1 - Minimally Experienced

Core Competencies - Experienced to Moderately Experienced

Competency	Directors
Strategy Development Federal and State Regulation and Compliance Alignment of Company Culture & Compensation and Leadership Development Customer Experience Community and Political Relations Environmental, Social and Governance	**100%** of directors
Operational Oversight	**>92%** of directors
Risk Management	**>83%** of directors
Accounting, Finance and Investment Management	**>75%** of directors

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2022 Proxy Statement 19

Corporate Governance Matters
Board Structure
Board Leadership Structure. We have separated the roles of Chairman of the Board and Chief Executive Officer, with Mr. Mark A. Ruelle serving as our Chair and Mr. David A. Campbell serving as our Chief Executive Officer. The Board believes that this structure is an appropriate corporate governance structure for the Company. However, the Board believes it is important to maintain flexibility to combine the roles in the future if it determines that a different Board structure would be in the long-term interests of our shareholders.
Chairman of the Board
The Chair is responsible for presiding over all Board meetings and all executive sessions of the Board that include only non-management directors. The Chair may also call special meetings of the Board or shareholders, and presides over Evergy’s shareholder meetings.
The Chair approves Board meeting agendas, which are prepared by the Chief Executive Officer reflecting input, if any, of the Chair and Lead Independent Director. The Chief Executive Officer and Chair also discuss the quality, quantity and timeliness of the flow of information from management.
The Chair also serves as the principal liaison between management, acting through or in consultation with the Chief Executive Officer, and the Board. He is also responsible for soliciting information from the non-management members of the Board regarding the performance of the Chief Executive Officer.
The Chair is also available for discussion with individual directors regarding key issues, individual director performance or any other matters relating to effectiveness of the Board. He may also interface from time to time with the public, including shareholders.
Working with the Nominating, Governance, and Sustainability Committee, the Lead Independent Director and the Chief Executive Officer, the Chair is also responsible for interviewing all potential new candidates and recommending new candidates for the Board. Among these other duties, the Chair is also responsible for helping to set the tone for ethics and integrity at Evergy.
Lead Independent Director
The Lead Independent Director is responsible for developing agendas for executive sessions of independent directors and calling and presiding over the same. He also serves as a liaison between the Chair and the independent directors, reviews meeting agendas and reviews meeting schedules.
The Board appointed Mr. Thomas D. Hyde to serve as Lead Independent Director to ensure that Evergy’s independent directors are represented and have formal mechanisms in place to exercise their governance role.
Independent Board. The Board has determined that 10 of the 12 nominees are independent.
Executive Sessions. Time is reserved on each Board meeting agenda for all directors to meet in executive session, with no members of management (other than the Chief Executive Officer) present. Time is also reserved on each Board meeting agenda for the non-management directors to meet in executive session, presided over by our Chair, and for the independent directors to meet in executive session, presided over by the Lead Independent Director, in each case with no members of management present. Time is also reserved at each regular committee meeting for committee members to meet in executive session with no members of management present.
Board Meetings and Director Attendance. The Board held seven meetings in 2021. Each incumbent director nominee attended 100% of the aggregate number of meetings of the Board and committees on which he or she served.
Board Committees. We have a robust committee structure, with six standing committees.
Each committee is led by an independent director. In addition, four of the standing committees, including the committees required by NYSE standards, consist solely of independent directors.
Each standing committee is governed by a committee charter that enumerates the committee’s responsibilities. Each charter is reviewed at least annually and is available on the Company’s investor relations website at investors.evergy.com.
Corporate Governance matters | Corporate Governance Practices | Evergy 2022 Proxy Statement 20

CORPORATE GOVERNANCE STRUCTURE*

BOARD
Directs and oversees management
CEO succession planning
Oversees major risks, including strategic and climate risks, and mitigation of those risks
Committees
Audit
Oversees financial reporting, internal controls and independent auditor
Reviews Evergy's enterprise risk management, policies, processes, and framework
Code of Ethics and compliance activities
Oversees environmental, social and governance reporting
Finance
Capital allocation and financial performance
Shareholder engagement
Risks related to budgeting, financing, tax and other matters
Nuclear, Power Supply and Environmental
Power supply resources, risks and strategy
Environmental matters, including compliance, reporting and stakeholder interests
Committees
Compensation & Leadership Development
Ensures compensation aligns with shareholder and stakeholder interests
Reviews effectiveness of diversity, equity and inclusion programs
Workforce composition strategy and culture
Succession planning
Nominating, Governance, and Sustainability
Board of Director composition
Corporate governance structure
Reviews effectiveness of environmental, social and governance programs
Corporate responsibility, political contributions and other stakeholder matters
Safety and Power Delivery
Oversees power delivery, customer service and information technology
Reviews operational risks, including physical security and cybersecurity
Supervises safety of Evergy's operations stakeholder matters

*Additional information can be found in Evergy's corporate governance guidelines and each committee charter, which are available on our website

Corporate Governance matters | Corporate Governance Practices | Evergy 2022 Proxy Statement 21

Audit Committee	6 Meetings in 2021 100% Attendance
Members: Mr. Hyde (Chair) Mr. Keglevic Ms. Murtlow Mr. Soderstrom	Primary responsibilities:
	•	Oversee processes related to the integrity of Evergy’s financial statements, including internal control over financial reporting as well as the reporting on ESG matters
	•	Oversee the independent auditor and the internal audit services department
	•	Oversee enterprise risk management
	•	Oversee the preparation of all reports and other disclosures required of the Audit Committee by the SEC
	•	Review Evergy’s compliance with legal and regulatory requirements and its Code of Ethics
The Board has determined that each member of the committee is (i) independent under the NYSE listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (“Exchange Act”); (ii)  financially literate under the NYSE listing standards; and (iii) an “audit committee financial expert” within the meaning of SEC regulations. No member of the committee serves on the audit committee of more than three public companies.
Compensation and Leadership Development Committee	7 Meetings in 2021 100% Attendance
Members: Ms. Carter (Chair) Mr. Isaac Sen. Landrieu Ms. Lawrence Ms. Price	Primary responsibilities:
	•	Oversee alignment of compensation philosophy with shareholder interests
	•	Evaluate, and recommend for approval by the non-management members of the Board, CEO compensation
	•	Approve named executive officer compensation (other than the CEO)
	•	Advise the CEO on compensation for other officers
	•	Oversee human capital resources
	•	Review the culture of Evergy
	•	Review the effectiveness of Company DE&I programs
	•	Review whether our compensation program encourages excessive risk taking
The Board has determined that each member of the committee is independent under the NYSE listing standards, including the enhanced independence standards for members of the compensation committee and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Ms. Carter is not standing for re-election at the 2022 Annual Meeting and the Board will appoint a successor chair concurrent with Ms. Carter’s departure.
Nominating, Governance, and Sustainability Committee	7 Meetings in 2021 100% Attendance
Members: Ms. Lawrence (Chair) Mr. Hyde Ms. Price Mr. Soderstrom	Primary responsibilities:
	•	Identify nominees for election to our Board
	•	Oversee compliance with corporate governance principles and practices
	•	Oversee the evaluation of the Board and each committee
	•	Review Evergy’s corporate responsibility activities and review, and recommend to the Board Evergy political expenditures
	•	Review effectiveness of Evergy’s ESG programs
	•	Oversee and set compensation for members of the Board
The Board has determined that each member of the committee is independent under the NYSE listing standards.
Corporate Governance matters | Corporate Governance Practices | Evergy 2022 Proxy Statement 22

Finance Committee	5 Meetings in 2021 100% Attendance
Members: Mr. Wilder (Chair) Mr. Campbell Mr. Isaac Mr. Keglevic Sen. Landrieu	Primary responsibilities:
	•	Assist the Board with the management and review of matters relating to the financial condition and financing plans of Evergy
	•	Review Evergy’s financial strategies
	•	Review Evergy’s capital requirements, capital structure and capital allocation
	•	Review Evergy’s annual budget
	•	Review risks and mitigation strategies related to budgeting, financing, credit exposures and energy trading and marketing
	•	Review Evergy’s investor relations program
	•	Oversee corporate insurance, and employee benefits and nuclear decommissioning trusts
	•	Review Evergy’s tax strategy and treasury practices, and related risks
	•	Review key performance indicators
The Board has determined that each member of the committee, other than Mr. Campbell, is independent under the NYSE listing standards. The Board determined that having Mr. Campbell on the committee is proper and beneficial due to his extensive financial experience.
Nuclear, Power Supply, and Environmental Committee	4 Meetings in 2021 100% Attendance
Members: Mr. Stall (Chair) Ms. Carter Mr. Isaac Sen. Landrieu Ms. Price Mr. Ruelle	Primary responsibilities:
	•	Assist the Board with oversight of Wolf Creek
	•	Review Evergy’s power supply strategy and plans
	•	Review Evergy’s compliance with laws, regulations and standards, including those related to environmental matters, related to Evergy’s power supply resources
	•	Review power supply risk and mitigation matters
The Board has determined that each member of the committee, other than Mr. Ruelle, is independent under the NYSE listing standards. The Board determined that having Mr. Ruelle on the committee is proper and beneficial due to his extensive operational experience, including with respect to Wolf Creek. Mr. Stall is not standing for re-election at the 2022 Annual Meeting and the Board will appoint a successor chair concurrent with Mr. Stall’s departure.
Safety and Power Delivery Committee	4 Meetings in 2021 100% Attendance
Members: Ms. Murtlow (Chair) Mr. Keglevic Mr. Soderstrom Mr. Wilder	Primary responsibilities:
	•	Advise and assist the Board with respect to oversight of Evergy’s power delivery, customer service and information technology functions, and the overall safety of Evergy’s operations
	•	Review Evergy’s strategy with respect to transmission and distribution assets
	•	Review operations risks, including physical and cybersecurity risks, and management risk mitigation activities
The Board has determined that each member of the committee is independent under the NYSE listing standards.
Corporate Governance matters | Corporate Governance Practices | Evergy 2022 Proxy Statement 23

Corporate Governance Practices
We are committed to strong corporate governance practices that support the regulated nature of our business and the long-term interests of our shareholders.
Corporate Governance Guidelines. The Board has adopted a set of Corporate Governance Guidelines to provide a framework for our corporate governance initiatives. Our guidelines address, among other things, Board responsibilities and leadership, risk oversight, committee composition and director qualifications. The Nominating, Governance, and Sustainability Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and for recommending any changes to the guidelines to the Board.
Code of Ethics. Our Board has adopted a Code of Ethics to set the tone for our expectation that all directors, officers and employees act in an ethical and lawful manner. We also expect all parties who work on Evergy’s behalf to embrace the spirit of the Code of Ethics. Other parts of our process to ensure lawful and ethical business conduct include policies and procedures, compliance monitoring and reporting and periodic training on various areas of the law and corporate policies. We have also established a “ConcernsLine,” which is independently administered and is available 24 hours a day, every day, for the confidential and anonymous reporting of concerns and complaints.
Our Corporate Governance Guidelines and the Code of Ethics are available on the Company’s investor relations website at investors.evergy.com. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105. We will disclose any change in the Code of Ethics, or any waiver from a provision in the Code of Ethics granted to a director or an executive officer, by posting such information on our investor relations website.
Annual Election of Directors. Our directors are elected on an annual basis and serve until their respective successors have been duly elected and qualified.
Majority Voting Policy. Pursuant to our majority voting policy, each director nominee is required to tender in advance of the annual meeting an irrevocable letter of resignation that will take effect if that nominee fails to receive, in an uncontested election, the vote of a majority of votes cast by shareholders at the meeting. In the event that any nominee fails to obtain the required majority vote, the Board will decide, through a process managed by the Nominating, Governance, and Sustainability Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation.
Proxy Access. Subject to the requirements and limitations contained in our By-laws, an eligible shareholder, or a group of up to 20 eligible shareholders, can have nominees included in future proxy statements. In general, the shareholders must have continuously owned at least 3% of Evergy’s outstanding shares for at least three years as of the date that the shareholder(s) notify Evergy of the intent to utilize proxy access. The eligible shareholders may use proxy access to nominate up to 25% of the total number of directors who are members of the Board as of the date that the shareholder(s) notify Evergy of the intent to utilize proxy access.
Shareholder Right to Call Special Meeting. Subject to the requirements and limitations contained in our By-laws, an eligible shareholder, or a group of eligible shareholders, that own 15% or more of Evergy’s outstanding common stock in net long form can call a special meeting of shareholders.
Annual Self-Assessments. The Board and each committee conduct annual self-assessments to determine whether the Board and the committees are functioning effectively. The self-assessment process is based on written Board and committee surveys that are completed by all Board members. The self-assessment topics generally include, among other matters, Board composition and Board and committee structure, meeting topics and process, quality and timeliness of information, diversity, risk management, succession planning and access to management. The Chair of the Nominating, Governance, and Sustainability Committee meets with each director to discuss the survey, and the process allows Board members to provide input on individual Board member effectiveness. Each director can also request to meet with the Chair or Lead Independent Director, and the Chair of the Nominating, Governance, and Sustainability Committee, Chair or Lead Independent Director will provide any applicable feedback to an individual director. In 2021, as part of ongoing Board refreshment activities, the Chair additionally met with each director to solicit feedback on Board and committee composition, among other things. Each Board committee discusses the results of its self-assessment and the Board discusses the results of the self-assessment process. As appropriate, the Board oversees the implementation of enhancements and other modifications identified during the process.
Board Oversight of Risk Management. The Board is responsible for the oversight of all major risks (as well as mitigation plans), including strategic, financial, operational and compliance risks. In an effort to ensure appropriate and
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in-depth oversight of risk, the Board has delegated some specific risk oversight responsibility to its committees, as summarized below and as described in those committees’ charters. The Nominating, Governance, and Sustainability Committee is charged with ensuring that risk oversight roles have been properly allocated, and the Audit Committee reviews Evergy’s enterprise risk management policies and framework. Management is responsible for developing and implementing appropriate risk management practices on a day-to-day basis.
At least once each year, the full Board receives a report from management of key business and compliance risks and related mitigation plans. The full Board also receives updates on significant events and the status of, and changes in, the risks and mitigation plans. In addition, management makes regular presentations to the Board focusing on significant risk areas and corresponding mitigation plans and activities.
Board Attendance at Annual Meeting. Our Corporate Governance Guidelines provide that all directors are encouraged to attend annual meetings of shareholders. All incumbent directors attended the 2021 annual meeting of shareholders.
Mandatory Retirement / Tenure Policy. All directors serving on the Board as of June 4, 2018 have a mandatory retirement age of 75, meaning that any such director is not eligible to stand for election or re-election at the annual meeting of shareholders following his or her 75th birthday. Any director appointed after June 4, 2018 will not be able to stand for election or re-election at the annual meeting of shareholders following the earlier of (i) his or her 72nd birthday or (ii) 16 years of service. In addition, any director who experiences a significant change in primary employment since election to the Board will offer to resign, which offer will be evaluated by the Board in light of the individual circumstances.
Stock Ownership Requirements. Our Corporate Governance Guidelines provide that non-employee directors are expected, within five years of their initial election to the Board, to acquire and hold Evergy stock with a value equal to at least five times the amount of the annual non-employee director cash retainer. Our CEO is required to hold Evergy stock with a value equal to six times the amount of his or her base salary. All director nominees are in compliance with the policy, except Mr. Scarola who is not yet a director.
No Hedging / Pledging. Our securities trading policy, which was adopted by the Board and is overseen by our Nominating, Governance, and Sustainability Committee, prohibits all employees, officers and directors from trading in options, warrants and puts and calls related to Evergy. Our policy also prohibits all employees, officers and directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Evergy securities. The policy also prohibits all employees, officers and directors from holding Evergy securities in a margin account or pledging Evergy securities as collateral.
Oversight and Disclosure of Political Contributions. Our Nominating, Governance, and Sustainability Committee reviews and approves the annual political contribution budget, and reviews reports on political expenditures. Our investor relations website, investors.evergy.com, also contains a copy of our policy with respect to political contributions and information regarding certain political expenditures.
Human Rights Policy. The Board adopted a formal human rights policy which is available on our investor relations website, investors.evergy.com.
Emissions Reductions and Environmental Leadership. Evergy is committed to a long-term strategy to reduce carbon dioxide emissions in a cost-effective and reliable manner. In 2021, Evergy achieved a reduction of CO2 emissions by 46% from 2005 levels and reductions in sulfur dioxide and nitrogen oxide emissions by 98% and 88%, respectively, relative to 2005 levels. Evergy has a long-term target to achieve net-zero CO2 emissions by 2045 with an interim goal of a 70% reduction of CO2 emissions from 2005 levels by 2030. The trajectory and timing of reaching these goals could be impacted by many external factors, including enabling technology developments, the reliability of the power grid, availability of transmission capacity, and supportive energy policies and regulations, and other factors. In 2022, Evergy added an environmental metric to the LTIP based on total megawatts of owned renewables additions by year-end 2024 or buy-ins of firm power purchase agreements (“PPA”).
Diversity, Equity and Inclusion. Evergy strives to maintain a diverse, inclusive and equitable people first culture that empowers a stronger future together. Beyond creating an inclusive culture within our company, Evergy strives to be nationally recognized as a leader in the realm of supplier diversity. By increasing opportunities for diverse suppliers and enhancing the competitiveness of the supply chain, we promote economic value for our customers, shareholders and the communities we serve. Our supplier diversity initiatives benefit both underrepresented businesses and the communities in which they are located through job creation, increased wages, and tax revenue. Evergy’s active supplier diversity program has been in place for more than 30 years and involved $229 million of diverse supplier spending in 2021. To further promote and reinforce our commitment to DE&I, we added a discretionary DE&I modifier to our AIP in 2021.
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Evergy’s 2021 Master Credit Facility with Non-Emission and Diversity Metrics. In 2021, Evergy amended and restated its $2.5 billion master credit facility, with certain pricing based on diversity and non-emitting carbon generation goals. The applicable interest rates and commitment fees for the facility are subject to upward or downward adjustments, within certain limitations, if Evergy achieves, or fails to achieve, certain sustainability-linked targets based on two key performance indicator metrics: (i) Non-Emitting Generation Capacity and (ii) Diverse Supplier Spend (both as defined in the facility).
Information Security. Evergy’s cybersecurity and information technology risk mitigation program is based on a comprehensive set of laws and rules issued by multiple government agencies concerning cybersecurity and safeguarding Evergy’s operating information, proprietary business information and personal information belonging to customers and employees. Evergy is subject to recurring, independent, third-party audits with respect to adherence to these laws and rules.
Evergy’s cybersecurity program utilizes a multi-layered framework and is designed to align with the Cybersecurity Framework promulgated by the National Institute of Standards and Technology (NIST) within the United States Department of Commerce and the United States Department of Energy Cyber Capability Maturity Model (C2M2) standard. Evergy also maintains information security risk insurance coverage. Evergy’s cybersecurity team regularly coordinates with industry peers, industry trade organizations, and multiple state and federal governmental agencies, including the United States Department of Homeland Security and the Federal Bureau of Investigations within the United States Department of Justice.
All Evergy employees complete an annual information security awareness training that addresses information technology, cybersecurity, privacy, and other matters, and Evergy provides frequent awareness opportunities to employees by conducting controlled phishing campaigns and periodically providing other educational opportunities. Evergy’s management team is responsible for the design and implementation of this program, subject to oversight of the Board and its committees. Evergy’s Safety and Power Delivery Committee assists the Board with respect to, among other things, oversight of cybersecurity risks and other aspects of Evergy’s information technology function. In 2021, the Board and its committees received five presentations that were specific to information technology and cybersecurity matters, and information technology and cybersecurity matters are incorporated into other presentations if those topics are relevant to the presentation. Information technology and cybersecurity matters are also regularly assessed in connection with the Board’s oversight of Evergy’s operations. At least once each year, the full Board receives a report from management of key business and compliance risks and related mitigation plans, and management reviews cybersecurity matters with the Board in connection with this report. Evergy’s Audit Committee also receives reports from the Company’s audit services department regarding the results of reviews of cybersecurity matters and information security governance.
Human Capital Resource Management. The Company is committed to effective human capital resource management. Please refer to our 2021 Annual Report on Form 10-K in Part I – Item 1 – Business – “Human Capital Resources” for additional information about this topic.
Director Independence
Our Corporate Governance Guidelines require that a majority of our directors be independent, as determined in accordance with the NYSE listing standards, as well as other independence standards that the Board may adopt. The NYSE listing standards provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted director qualification standards that are contained in our Corporate Governance Guidelines to assist in making director independence determinations. Our Corporate Governance Guidelines are available on our investor relations website, investors.evergy.com. Our director qualification standards are consistent with the NYSE objective independence standards.
The Nominating, Governance, and Sustainability Committee reviewed the applicable legal standards for Board and committee member independence and the director qualification standards. The Nominating, Governance, and Sustainability Committee also reviewed an analysis of the information provided by each director in an annual questionnaire and a report of transactions between Evergy and director-affiliated entities. The Nominating, Governance, and Sustainability Committee reported its independence determination recommendations to the full Board, and the Board made its independence determinations based on the Nominating, Governance, and Sustainability Committee’s report and the supporting information. In making its independence determinations, the Board considered ordinary course commercial, charitable and other transactions, none of which were material or affected the independence of a director nominee.
In evaluating independence, the Board considered that Ms. Price is a director of US Infrastructure Company, a privately-held company that provides underground utility locating services, which the Company uses for services in the ordinary course of its business. Considering all the facts and circumstances, including that these arrangements were made on an arms-length basis and Ms. Price was not involved in, and did not have a material interest in, the dealings with Evergy, the Board determined that the transactions did not affect her independence.
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The Board also considered the terms of the 2021 issuance of equity and warrants to an affiliate of Bluescape Energy Partners, LLC, of which Mr. John Wilder is the Executive Chairman. The Board concluded that the issuance of equity and warrants aligns Mr. Wilder’s interests with Evergy shareholder interests, and that Mr. Wilder is independent.
Some of our directors serve as trustees or directors of non-profit and community organizations on which other directors or officers also serve or to which we donate money. In each case, payments by us or our predecessor companies were less than the greater of $1 million or 2% of the entity’s consolidated gross revenue.
Based on this review, the Board affirmatively determined that all directors (including nominees for directors at the annual meeting of shareholders) are independent under the NYSE listing standards and the director qualification standards, except for Mr. Ruelle and Mr. Campbell, due to the former and current position of each as the Chief Executive Officer of Westar Energy and Evergy, respectively.
Other Matters
Related Party Transactions
The Board has adopted a written policy governing the identification, review, approval and consideration of related party transactions. The policy applies to any transaction in which Evergy (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000 in the aggregate, and any related party had, has or will have a direct or indirect material interest, but excludes any transaction that meets the preapproval thresholds set forth in our related party transaction policy. Pursuant to this policy, related party transactions are to be submitted to the Nominating, Governance, and Sustainability Committee for consideration at the next committee meeting or, if it is not practicable or desirable for the Company to wait until the next committee meeting, to the committee Chair. The Chair reports to the committee at its next meeting any approval under the related party transactions policy pursuant to delegated authority. There were no related party transactions in 2021.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation and Leadership Development Committee is or was an officer or employee of Evergy or its subsidiaries. None of our executive officers served as a director or was a member of the compensation committee (or equivalent body) of any entity where a member of our Board or Compensation and Leadership Development Committee was also an executive officer.
Delinquent Section 16(a) Reports
To Evergy’s knowledge, no executive officer, director or 10% beneficial owner failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act for the fiscal year ended December 31, 2021, except that a Form 4 with respect to the purchase of 400 shares of Evergy common stock on June 4, 2021 by Mr. Hyde’s broker on Mr. Hyde’s behalf, but without his knowledge and contrary to the instructions he provided to the broker not to trade in Evergy securities, was late. The transaction was ultimately reported on a Form 4 dated December 3, 2021.
Whistleblower Hotline
The Audit Committee has established procedures for the receipt, retention and treatment of complaints or concerns regarding accounting, internal accounting controls or auditing matters affecting Evergy. Complaints or concerns may be submitted on a confidential and anonymous basis either through the “ConcernsLine” (1-866-266-7595) or by letter addressed to:
Chair, Audit Committee
Evergy, Inc.
Attention: Corporate Secretary
1200 Main St.
Kansas City, Missouri 64105
All complaints or concerns will be forwarded to the Chair of the Audit Committee. Confidentiality will be maintained to the fullest extent practicable, consistent with the need to conduct an adequate investigation and applicable legal requirements.
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Communicating with the Board
The Board values input from shareholders and the many constituents that are impacted by Evergy’s activities. Communications relating to corporate governance, succession planning, executive compensation and general oversight of the Board can be sent to:
Chair, Nominating, Governance, and Sustainability Committee
Evergy, Inc.
Attention: Corporate Secretary
1200 Main St.
Kansas City, Missouri 64105
Communications can also be sent by e-mail to board@evergy.com. All relevant communications will be forwarded to the Chair of the Nominating, Governance, and Sustainability Committee to be handled on behalf of the Board. The Board believes that communications relating to general business operations, financial results, strategic direction and similar matters are appropriately addressed by management, and relevant communications that relate to these topics will be shared with appropriate members of management.
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Director Compensation
Our Nominating, Governance, and Sustainability Committee, which is comprised entirely of independent directors, is responsible for reviewing and approving compensation for our non-employee directors. The committee seeks to provide an overall non-employee director compensation program that is generally aligned with the 50th percentile of our peer group (which is the same peer group that is used for benchmarking executive compensation). However, due to the variation in peer company non-employee director compensation, and the fact that director compensation is not changed each year, in any given year overall non-employee director compensation may be above, at or below the market median. The committee reviews non-employee director compensation at our peer companies and relies in part on the advice of an independent compensation consultant.
Non-Employee Director Compensation
The Nominating, Governance, and Sustainability Committee, based in part on a review of compensation practices at our peer companies and the advice of an independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), approved an updated compensation structure for non-employee directors in 2021. The non-employee director cash retainer compensation increased effective July 1, 2021, as reflected in the table below. While the non-employee director equity retainer did not increase in 2021, the Nominating, Governance and Sustainability Committee elected to increase the retainer in 2022 and realigned payment of the equity retainer with the annual shareholder meeting as reflected in the table below. For the amounts each director received in 2021, please refer to the table in section “2021 Non-Employee Director Compensation” below.
Director Retainer Structure and Mid-Year Changes
Non-Employee Director Compensation Description of Category	Effective Period:
	1/1/2021- 6/30/2021	7/1/2021- 12/31/2021	2021 Increase
Cash Retainers – Paid Quarterly(1)
Annual Base (All Directors)	$100,000	$115,000	$15,000
Leadership Fees
Non-Executive Chair of the Board	$55,000	$55,000	0
Lead Director	$25,000	$30,000	$5,000
Committee Chair Fees
Audit	$20,000	$20,000	0
Compensation and Leadership Development	$20,000	$20,000	0
Nominating, Governance, and Sustainability	$15,000	$15,000	0
Finance	$15,000	$15,000	0
Nuclear, Power Supply, and Environmental	$15,000	$15,000	0
Safety and Power Delivery	$15,000	$15,000	0
Equity Retainers – Paid Annually
	Effective Period		2021 Increase
	2021	2022
Evergy Common Stock	$130,000	$145,000	$15,000
Non-Executive Chair of the Board	$55,000	$55,000	0
(1)
Non-employee directors may elect to have all or part of their cash retainers converted to deferred share units under the Evergy, Inc. Long-Term Incentive Plan. See “Election to Defer Compensation” below for additional information.Historically, annual equity grants have been made on or around January 1st of each year; however, in 2022, the payment date for annual equity grants will be changed from January to May, after director elections. To facilitate the transition to the May to May annual payment period, in January 2022, non-employee directors received a one-time grant of equity for the partial year (four months) from January through April, or four-twelfths of the 2022 annual equity retainer.

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2021 Non-Employee Director Compensation
The following table outlines all compensation paid to our non-employee directors in 2021. We have omitted the columns titled “Option Awards” and “Non-Equity Incentive Plan Compensation” because our non-employee directors did not receive such compensation in 2021. Please refer to the table in section “Non-Employee Director Compensation” above for a description of changes to non-employee director cash retainer compensation made effective as of July 1, 2021.
2021 Non-Employee Director Compensation
Current Directors	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Mollie Hale Carter	127,500	125,883	12,942	5,000	271,325
Thomas D. Hyde	155,000	125,883	43,867	—	324,750
B. Anthony Isaac	111,250	125,883	10,052	5,000	252,185
Paul M. Keglevic	111,250	125,883	7,397	—	244,530
Mary L. Landrieu(5)	82,500	130,887	—	—	213,387
Sandra A.J. Lawrence	122,500	125,883	6,013	—	254,396
Ann D. Murtlow	122,500	125,883	—	—	248,383
Sandra J. Price	107,500	125,883	—	5,000	238,383
Mark A. Ruelle	162,500	179,149	13,834	10,000	365,483
S. Carl Soderstrom Jr.	107,500	125,883	—	—	233,383
J. Arthur Stall	122,500	125,883	—	—	248,383
C. John Wilder(5)(6)	93,750	130,887	—	—	224,637
Former Directors(7)
Richard L. Hawley (8)	50,000	125,883	—	—	175,883
(1)
The amount represents cash retainers for service on the Board and its committees. As discussed in “Election to Defer Compensation” below, directors may elect to (i) convert all or part of their cash retainers into Deferred Share Units (“DSUs”), or (ii) defer receipt of all or part of their cash retainer.

(2)
The amount shown is the aggregate grant date fair value of equity granted in 2021 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The amounts reflect the value of equity retainers issued by the Company in 2021, and, as discussed in “Election to Defer Compensation” below, may have been deferred by the director for receipt in a subsequent year.

(3)	The amounts shown represent the above-market earnings during 2021 on nonqualified deferred compensation.
(4)	The amounts shown reflect matches by the Company for qualifying charitable contributions made by the directors.
(5)	Senator Mary L. Landrieu and Mr. C. John Wilder joined the Board on March 1, 2021.
(6)	C. John Wilder was appointed Finance Committee Chair replacing Finance Committee Co-Chairs B. Anthony Isaac and Paul M. Keglevic on March 1, 2021. His chair compensation began April 1, 2021.
(7)
Mr. Andrews was appointed Executive Vice President and Chief Financial Officer on February 22, 2021, and resigned his position on the Board at that time. The compensation he received for his service as a non-employee director in 2021 through February 22, 2021 is reflected in the Summary Compensation Table on page 52.

(8)	Mr. Hawley did not stand for re-election at the Company’s annual meeting of shareholders on May 4, 2021, and ceased to be a director of the Company following the 2021 annual meeting.
Election to Defer Compensation
Non-employee directors may defer the receipt of all or part of their cash retainers through our non-qualified deferred compensation plan (“DCP”) or all or part of the equity retainer through issuance of DSUs under the LTIP.
Non-employee directors may also elect to have all, or a part, of their cash retainers converted into DSUs under the LTIP.
As of the date any dividend is paid to common stock shareholders, each DSU account is credited with additional DSUs equal to the number of shares of common stock that could have been purchased (at the closing price of our common stock on that date) with the amount which would have been paid as dividends on the number of shares equal to the number of DSUs.
Expense Reimbursement
Members of the Board will also receive standard reimbursements for expenses incurred in connection with meeting attendance and professional education.
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Charitable Contribution Matching
We also match contributions to 501(c)(3) organizations that meet our strategic giving priorities, subject to certain parameters.
Liability Insurance
Consistent with our peer group and other public companies, we provide liability insurance to our directors under our directors and officers insurance policies. We have also entered into standard indemnification agreements with each of our directors.
Stock Ownership Requirements
Our Corporate Governance Guidelines provide that non-employee directors are expected, within five years of their initial election to the Board, to acquire and hold Evergy stock with a value equal to at least five times the amount of the annual non-employee director cash retainer. As for December 31, 2021, all of our non-employee directors are in compliance with this requirement.
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Proposal 2		Approve the 2021 compensation of our named executive officers on an advisory non-binding basis
	☑	The Board recommends a vote FOR the approval of the executive compensation on an advisory non-binding basis.
Public companies are required to provide their shareholders with the opportunity to approve, on an advisory and non-binding basis, the compensation of their named executive officers. In 2021, approximately 96% of our voting shareholders approved the compensation of our named executive officers. We believe this strong shareholder support demonstrates the alignment of shareholder interests with our executive compensation program and philosophy.
The Board believes that providing shareholders with an annual advisory vote on executive compensation can produce useful and timely information on investors’ views of the Company’s executive compensation program. Although the vote is advisory and non-binding, we value the opinions of our shareholders and the Compensation and Leadership Development Committee will consider this vote when making future compensation decisions.
As discussed below, our executive compensation program is designed to support achievement of our business strategy without encouraging excessive risk-taking, to attract and retain highly qualified executives, pay for performance, reward long-term growth and sustained profitability and encourage teamwork. The Board strongly endorses our executive compensation program and recommends that our shareholders vote in favor of the following resolution:
“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Shareholders pursuant to the rules of the SEC, including the Compensation Discussion and Analysis section, the Executive Compensation section, the 2021 compensation tables, the related footnotes and the related narrative discussion.”
We currently intend to hold the next non-binding advisory vote to approve the compensation of our named executive officers at our next annual meeting of shareholders, unless our Board modifies its current policy of holding this vote on an annual basis.
Proposal 2 – Advisory Vote on Executive Compensation | Evergy 2022 Proxy Statement 32

Executive Summary of Compensation Matters
The Compensation Discussion and Analysis (“CD&A”) that follows provides a comprehensive explanation of the compensation awarded to, earned by, or paid to the following individuals listed below, who are our named executive officers for 2021:
•	David A. Campbell, President and Chief Executive Officer
•	Kirkland B. Andrews, Executive Vice President and Chief Financial Officer
•	Kevin E. Bryant, Executive Vice President and Chief Operating Officer
•	Charles A. Caisley, Senior Vice President – Public Affairs and Chief Customer Officer
•	Greg A. Greenwood, Executive Vice President and Chief Strategy Officer
•	Terry Bassham, Former President and Chief Executive Officer
•	Anthony D. Somma, Former Executive Vice President and Chief Financial Officer
For more information regarding these recent executive leadership changes, see “Management Succession” below. References to the “Committee” in the CD&A and related sections mean the Compensation and Leadership Development Committee of the Board.
2021 Compensation Program Summary
•
Balanced mix of compensation weighted toward incentivizing performance. For 2021, a majority of each NEO’s target compensation was “at risk” and subject to performance to align the interests of the NEOs with the interests of shareholders. The graphics below do not include special inducement and retention awards.

Executive Summary of Compensation Matters | Evergy 2022 Proxy Statement 33

•	Annual cash incentives tied to critical financial and operational objectives. We adopted our 2021 annual cash incentive plan in February 2021. Objectives and achievements are shown below as follows:
2021 Annual Incentive Objectives	Measure	Incremental Weighting (Percent)	Weighting (Percent)	Weighted Achievement (Percent of Target)
1. Financial(1)	Adjusted Earnings per Share		32.5%	180.0%
	Adjusted NFOM (Non-Fuel Operating and Maintenance Expense) (in millions)		32.5%	100.2%
2. Safety	DART (Days Away, Restricted, or Transferred Rate)	6.250%	12.5%	72.9%
	PVAR (Preventable Vehicle Accident Rate)	4.375%		0.0%
	Wolf Creek Site Clock Reset Incidents	1.875%		150.0%
3. Operations	SAIDI (System Average Interruption Duration Index)	3.750%	7.5%	0.0%
	SAIFI (System Average Interruption Frequency Index)	3.750%		55.0%
	Commercial Availability Factor		7.5%	116.7%
4. Customer Experience	Brand Advocacy Score	2.250%	7.5%	0.0%
	Business Customer Satisfaction	2.250%		183.3%
	Residential On-line Accounts	1.500%		166.3%
	Outage Notification Enrolled	1.500%		200.0%
				119.0%
Modifiers
Diversity, Equity, and Inclusion	Committee discretionary adjustment Improvement across four themes: 1. Supplier Diversity 2. Development 3. Engagement 4. Talent Pipeline	+/-10%
Percentage points additive to the results of objectives 1-4 above.

No modifications were applied in respect of this modifier to the weighted payout in 2021.The Committee noted sufficient progress along the four themes and assessed the performance as meeting expectations.

Key Performance Indicators	Committee discretionary adjustment associated with other strategic performance indicators	+/-10%
Percentage points additive to the results of objectives 1-4 above.

No modifications were applied in respect of this modifier to the weighted payout in 2021. The Committee determined that there were no additional outcomes not already reflected in the AIP results.

(1)	These measures are not calculated in accordance with GAAP. See Appendix A for a reconciliation to the most comparable measures calculated in accordance with GAAP.
The Company made progress in advancing priority initiatives in its diversity, equity and inclusion efforts, and advanced the core elements of the strategic business plan; therefore modifiers were set at target.
Our weighted achievement for 2021 was 119.0% of target. Based on this performance, the following performance cash awards were paid to our currently serving NEOs. Neither Mr. Basham nor Mr. Somma was eligible to receive a 2021 short term incentive award. See “Note Regarding Transitions – Former CEO and CFO Transition” on page 37.
Executive Summary of Compensation Matters | Evergy 2022 Proxy Statement 34

Name	Base Salary	2021 Incentive Award at Target (Percent of Annual Base Salary)	2021 Actual Award As a percent of Target bonus	2021 Actual Award Paid ($)
Mr. Campbell	$1,000,000	125%	119.0%	$1,487,500
Mr. Andrews	$700,000	100%	119.0%	$833,000
Mr. Bryant	$615,000	80%	119.0%	$585,480
Mr. Caisley	$500,000	65%	119.0%	$386,750
Mr. Greenwood	$530,000	80%	119.0%	$504,560
•
Long-Term Incentive Awards Weighted to Performance-Based Vehicles. For the 2021 annual grant, we granted long-term incentive awards in the form of restricted stock units (also referred to as “RSUs”) that will, subject to continued employment, “cliff” vest in three years. A significant portion of the RSUs – 75% – were granted as performance-based awards that vest, if at all, based on (1) Evergy’s total shareholder return (“TSR”) relative to the companies included in the Edison Electric Institute (“EEI”) index of electric utility companies over the three-year performance period (67% of performance-based weighting) and, (2) Evergy’s 3-year cumulative adjusted earnings per share (“EPS”) measured relative to the Company’s long-term financial plan (33% of performance-based weighting). The 2021 annual grant values to currently serving NEOs are summarized below. Neither Mr. Basham nor Mr. Somma was eligible to receive a 2021 long-term incentive award. See “Note Regarding Transitions – Former CEO and CFO Transition” on page 37.

Name	2021 Time-Based RSUs	2021 Performance-Based RSUs (Target)
Mr. Campbell	$1,062,500	$3,187,500
Mr. Andrews	$358,750	$1,076,250
Mr. Bryant	$315,200	$945,600
Mr. Caisley	$154,000	$462,000
Mr. Greenwood	$198,750	$596,250
Executive Summary of Compensation Matters | Evergy 2022 Proxy Statement 35

Management Succession
On January 4, 2021, Mr. David A. Campbell became Evergy’s President and Chief Executive Officer as part of the Company’s planned management succession. Mr. Campbell joined Evergy following the retirement of Mr. Terry Bassham, Evergy’s former President and Chief Executive Officer, on January 4, 2021.
On February 22, 2021, Mr. Kirkland B. Andrews became Evergy’s Executive Vice President and Chief Financial Officer. Mr. Andrews, previously an independent director on the Evergy Board, filled the role previously held by Mr. Anthony D. Somma, Evergy’s former Executive Vice President and Chief Financial Officer, who departed on March 4, 2021.
On August 12, 2021, Evergy announced that Mr. Greg A. Greenwood’s role changed to Executive Vice President and Chief Strategy Officer and that he would provide strategic oversight to the Company until his departure in the middle of 2022. Mr. Charles A. Caisley assumed some of the roles previously held by Mr. Greenwood.
Since both Mr. Campbell and Mr. Bassham served as Chief Executive Officer of the Company during 2021, they both appear in this proxy statement as NEOs. Similarly, because Mr. Andrews and Mr. Somma both served as Evergy’s Executive Vice President and Chief Financial Officer during 2021, they are both NEOs in the proxy statement for 2021.
Stakeholder-Focused Modifications to 2021 and 2022 Compensation Program
The goals and targets for our 2022 executive incentive plans are aligned with our strategic business plan. In 2021, we made several adjustments and modifications to our compensation program in support of these goals. In 2022, we added an environmental metric to the LTIP based on total megawatts of owned renewables additions by year-end 2024 or buy-ins of PPAs, among other changes. The 2021 changes are in effect, and we continue to monitor progress and effectiveness of those changes, which included but are not limited to:
•	Adding a discretionary DE&I modifier to the annual incentive plan to reinforce our commitment to improving on our DE&I goals.
•	Adding a discretionary modifier to the annual incentive plan for the Committee to assess broader progress on the Company’s business plan.
•	Adding cumulative adjusted EPS to 2021 performance-based restricted stock units to support achievement of our long-term strategic plan and because of its alignment with shareholder value creation.
Strong Compensation Governance Practices
Our Committee believes our executive compensation program also features best-in-class governance practices, such as:
✔	Alignment between pay and performance	✔	Annual risk assessment
✔	Compensation heavily weighted to performance	✔	Clawback provisions
✔	Regular review of performance against compensation targets and outlook for payouts	✔ ✔	Standard annual equity grant cycle No employment agreements – NEOs employed at will
✔	Independent Committee oversight	✔	No stock options
✔	Standing Committee executive sessions	✔	No repricing or backdating of stock options
✔	Independent compensation consultant	✔	Generally no dividend for unvested awards
✔	“Double trigger” change-in-control benefits	✔	No short selling, hedging or pledging
✔	Robust stock ownership guidelines	✔	No tax “gross-ups”
✔	Board oversight of succession plans
Executive Summary of Compensation Matters | Evergy 2022 Proxy Statement 36

Note Regarding Transitions
Former CEO and CFO Transitions
Mr. Bassham retired on January 4, 2021. In order to acknowledge his substantial contributions to Evergy and its predecessor companies, and as an inducement for ensuring a smooth transition to a new president and chief executive officer of Evergy, in 2020, the Committee recommended and the independent directors determined to fully vest Mr. Bassham’s 2018 grants at the time the grants would otherwise vest, following his retirement. Performance shares vested based on actual satisfaction of performance conditions that were established on the grant date. Accordingly, Mr. Bassham’s 2018 grant of 37,163 performance-based RSUs, and 12,388 time-based RSUs vested on March 3, 2021.
In addition, consistent with the terms of the applicable award agreements in connection with his retirement, Mr. Bassham is entitled to receive a pro rata portion of his March 1, 2019 and March 1, 2020 grants, and the remainder were forfeited. Accordingly, 30,442 of Mr. Bassham’s March 1, 2019 grant date performance-based RSUs and 10,148 of his time-based RSUs vested on March 1, 2022, and the remainder were forfeited. Similarly, 11,796 of his March 1, 2020 grant date performance-based RSUs and 3,932 of his time-based RSUs will vest on March 3, 2023, and the remainder were forfeited. Mr. Bassham did not receive a cash payment in lieu of forfeited equity awards. The vesting of Mr. Bassham’s outstanding performance-based RSUs remain subject to the applicable performance conditions that were established on the respective grant dates.
Mr. Somma departed Evergy on March 4, 2021. Mr. Somma was a party to the Westar Energy amended and restated change in control agreement (“Westar CIC Agreement”), which specified the benefits payable in the event qualifying termination occurs within three years of a change-in-control. The relevant change-in-control event was the merger involving Great Plains Energy and Westar Energy in June 2018, and Mr. Somma’s departure from Evergy on March 4, 2021 constituted a Termination without Cause after a change-in-control under that agreement. Accordingly, under the Westar CIC Agreement, Mr. Somma received the following cash payments and equity vesting:
1. Cash payment per the Westar CIC Agreement:
Description	Amount ($)
Two Times Salary of $515,000	1,030,000
Two Times Annual RSU Grant	1,270,702
Two Times Dividend Payments	49,622
Retirement Benefits (value of two years of service under pension)	564,938
Total	2,915,262
Mr. Somma is also entitled to receive two years of health and welfare benefits (medical, dental, vision, life, and long-term disability) valued at $44,491.
2. Equity vesting per the Westar CIC Agreement:
Description	# of RSUs	Fair Market Value Upon Vesting ($)(2)
100% Vesting of the third and final increment of the transition award granted by Westar Energy in 2018, which was scheduled to vest in June 2021	5,522	294,753
(2)	Based on a closing stock price of $53.378.
Mr. Somma’s 2019 and 2020 RSU grants were forfeited pursuant to their terms, and he did not receive a cash payment in lieu of those awards.
Executive Summary of Compensation Matters | Evergy 2022 Proxy Statement 37

Compensation Discussion and Analysis
Compensation Philosophy, Objectives and Process
Compensation Philosophy and Objectives
Evergy’s executive compensation program is designed to support achievement of our business strategy without encouraging excessive risk-taking. The primary objectives of our compensation program are to:
•
Attract and Retain Highly Qualified Executives. Attract and retain highly qualified executive officers using a competitive pay package, with target total compensation positioned around the market median and opportunities to earn higher levels of total compensation through performance-based incentives.

•
Pay for Performance. A majority of executive officer compensation is “at-risk” and granted in the form of short-term and long-term incentives. This approach ties executive compensation to the achievement of key financial and operational objectives and creates a strong link between executive officers’ pay and Evergy’s performance.

•
Reward Long-Term Growth and Sustained Profitability. Align the economic interests of executive officers with those of our shareholders by delivering a significant portion of total compensation in the form of equity-based compensation with long-term vesting that rewards growth and sustained profitability and the creation of shareholder value.

•	Encourage Teamwork. Reward teamwork and collaboration among executives to benefit customers and shareholders through the alignment of incentives across the executive team.
Independent Compensation Consultant
For 2021, the Committee retained Meridian to evaluate and provide advice with respect to our executive compensation program. At the Committee’s request, Meridian reviews the Company’s executive compensation and benefit programs, advises on potential peer companies, analyzes base salaries and variable pay relative to market data and peer companies, advises on compensation practices of peer companies and performs other activities related to executive compensation as requested by the Committee. Meridian neither determines, nor recommends, the amount of any executive’s compensation. The Committee retains the sole authority to select, retain, direct or dismiss any executive compensation consultant engaged by the Committee. In addition, annually, the Committee reviews the performance of any compensation consultant engaged by the Committee and confirms that any such consultant remains independent and free from conflicts of interest that would prevent the consultant from independently representing the Committee.
Role of Peer Group
The Committee evaluates the Company’s compensation program against peer companies because the Committee believes that peer companies are generally representative of the types of companies with which Evergy competes for executive-level talent and capital and that have similar businesses as Evergy. To select the peer companies, the Committee identifies companies with a size and business mix similar to the Company and then assesses those potential peer companies by annual revenues, market value and percentage of total revenues from regulated electric operations, among other factors. The Committee used the following peer group in connection with 2021 compensation decisions.
Alliant Energy Corporation	DTE Energy Company	Pinnacle West Capital Corporation
Ameren Corporation	Entergy Corporation	Portland General Electric Company
Black Hills Corporation	Eversource Energy	PPL Corporation
CenterPoint Energy, Inc	NiSource Inc.	WEC Energy Group, Inc.
CMS Energy Corporation	OGE Energy Corp.	Xcel Energy Inc.
Executive Compensation | Compensation Philosophy, Objectives and Process | Evergy 2022 Proxy Statement 38

The Compensation Process
Our Compensation and Leadership Development Committee charter provides that, on an annual basis, the Committee is responsible for evaluating, and recommending for approval by the non-management members of the Board, Chief Executive Officer compensation, incentives and benefits. The charter further provides that, on an annual basis, the Committee is responsible for evaluating and approving the same for our other NEOs and for evaluating and advising our Chief Executive Officer on compensation, incentives and benefits for all other officers.
In 2020, the management team retained Willis Towers Watson, PLC (“Willis Towers Watson”) to conduct a competitive market assessment of our executive officer compensation program in preparation for 2021 compensation discussions. The competitive market assessment reviewed base salary and target short-term incentives, long-term incentives, total cash compensation and total direct compensation. To conduct this analysis, Willis Towers Watson provided market data from its 2020 Energy Services Executive Compensation Database, which is an annual compilation of compensation for executive officer positions at a broad group of energy and utility companies nationwide. Willis Towers Watson obtained data from its database for positions that in its judgment most closely corresponded to the duties and responsibilities associated with each of our officer positions. Willis Towers Watson then adjusted the data to account for the different total revenues of the companies in its database as compared to our projected revenues.
Meridian reviewed the work of Willis Towers Watson and provided input on the benchmark matches and methodologies. Meridian also reviewed data derived from the 2020 annual proxy statements and other public filings for companies in our peer group. The data was used to compare the proposed compensation levels of our executive officers against the compensation of corresponding executive officers of companies in the peer group. These comparisons allowed for determining the overall market competitiveness of our proposed executive officer compensation program. The Committee and Board had full authority to adjust any of the recommendations and provide final decisions with respect to compensation.
Based in part on the foregoing work and analysis, the Committee approved the 2021 salaries, target short-term incentive compensation (expressed as a percentage of base salary) and target long-term incentive compensation (expressed as a percentage of base salary) for each of the officers, other than the Chief Executive Officer. In addition, based on the foregoing work and analysis, and on the Committee’s recommendation, the non-management members of the Board approved the 2021 salary, target short-term incentive compensation (expressed as a percentage of base salary) and target long-term incentive compensation (expressed as a percentage of base salary) for Mr. Campbell.
Role of Executive Officers
While the Chief Executive Officer at times attends meetings of the Committee, he is not a member and does not vote on Committee matters. In addition, there are portions of Committee meetings when the Chief Executive Officer is not present, such as when the Committee meets in closed executive session or discusses the Chief Executive Officer’s performance or individual compensation. The Chief Executive Officer’s compensation levels and performance goals are recommended by the Committee for approval by the non-management members of the Board. In the ordinary course of their job responsibilities, the Chief Executive Officer and other executive officers play a role in the design and evaluation of the Company’s compensation programs and policies. For example, because of their extensive knowledge of the Company and its operations, these executives are in a position to suggest to the Committee operational and financial measures that align annual compensation with value for shareholders and customers. Notwithstanding this involvement, all compensation decisions for the Chief Executive Officer and the other NEOs are ultimately made by the Committee or the non-management members of the Board.
Executive Compensation | Compensation Philosophy, Objectives and Process | Evergy 2022 Proxy Statement 39

Summary and Analysis of Executive Compensation
The primary elements of our executive compensation program are summarized below.
Compensation Component	Description		Objective
Cash Compensation
Base Salary	◾	Fixed compensation that is reviewed annually taking into consideration peer compensation information and individual performance	◾	Provide competitive level of fixed cash compensation
			◾	Recognize job responsibilities and proficiency in role
	◾	Aligned within a reasonable range of market median	◾	Attract and retain talent
Short-Term Incentives	◾	Variable compensation earned based on performance against pre-established objectives	◾	Incentivize behaviors that contribute to achievement of annual financial and operational performance goals in pursuit of shareholder value
			◾	Attract and retain talent
Equity Compensation
Restricted Equity Incentives	◾	75% of annual grants are performance-based, and 25% are time-based restricted stock units	◾	Incentivize creation of long-term shareholder value
			◾	Align compensation with shareholder interests
	◾	Annual grants have three year “cliff” vesting
			◾	Build stock ownership and create forfeitable retention incentive
			◾	Attract and retain talent
Other Compensation Components
Deferred Compensation	◾	Unfunded, non-qualified plan that allows all officers to defer the receipt of certain cash compensation	◾	Attract and retain talent
			◾	Provide compensation deferrals in a tax-efficient manner
Retirement Benefits	◾ Pension plan* ◾ Supplemental executive retirement plans ◾ 401(k) plan		◾ Provide competitive total compensation package ◾ Attract and retain talent
Change-in-Control Benefits	◾	Payments in the event of (i) change-in-control and (ii) termination of employment	◾	Facilitate smooth transitions
			◾	Attract and retain talent
Executive Severance Benefits	◾	Payments in the event of termination of employment without cause	◾	Align executive interests with shareholder interests
			◾	Facilitate smooth transitions
			◾	Attract and retain talent
Other Benefits	◾	Financial planning services / health physicals	◾	Provide competitive total compensation package
	◾	Standard benefits, such as medical, life insurance and disability	◾	Attract and retain talent
*	The pension plans were closed to new hires at Kansas City Power & Light Company as of January 1, 2014 and Westar Energy, Inc. as of May 31, 2018.
Cash Compensation
Cash compensation for our NEOs includes a market-competitive base salary and performance-based short-term incentives. The Committee believes that, in general, cash compensation should comprise an increasingly smaller percent of total compensation as officers move to higher levels of responsibility.
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2022 Proxy Statement 40

Base Salary
The Committee reviewed market data in November and December 2020, and based in part on the market data, the Committee approved the following annual base salaries for 2021. The salaries of Mr. Campbell and Mr. Andrews were negotiated when they were hired.
Name	2021
Mr. Campbell President and Chief Executive Officer	$1,000,000
Mr. Andrews Executive Vice President and Chief Financial Officer	$700,000
Mr. Bryant Executive Vice President and Chief Operating Officer	$615,000
Mr. Caisley(1) Senior Vice President – Public Affairs and Chief Customer Officer	$440,000
Mr. Greenwood Executive Vice President and Chief Strategy Officer	$530,000
Former Named Executive Officers
Mr. Bassham(2) Former President and Chief Executive Officer	$—
Mr. Somma(3) Former Executive Vice President and Chief Financial Officer	$—
(1)	In August 2021, Mr. Caisley’s base salary was increased to $500,000 in connection with his promotion.
(2)
Mr. Bassham announced his retirement on August 26, 2020, before the Committee set annual base salaries for 2021. He retired on January 4, 2021, and received salary for the portion of the year he was employed. His 2021 salary was $950,000, and he received a pro-rated amount for three days of service in 2021.

(3)	Mr. Somma departed on March 4, 2021, and the Committee did not set compensation for him. He received salary for the portion of the year he was employed based on prior year base salary of $515,000.
Annual Incentive Plan
Our annual incentive plan (also referred to as “AIP” or “short-term incentive plan”) is based upon a mix of financial and operational metrics that the Committee believes drive the creation of shareholder value and customer satisfaction. Because of their extensive knowledge of the Company and its operations, management recommends objectives in the AIP to the Committee. The Committee reviews management’s recommendations and provides input and feedback, as appropriate, and final recommendations are reviewed and approved by the Committee. As part of the review, the Committee analyzes risks associated with the short-term incentive plan. In establishing final objectives and targets, the Committee seeks to ensure that:
•	incentives are aligned with the strategic goals approved by the Board;
•	targets are sufficiently ambitious, but strike an acceptable balance between risk and reward; and
•	incentive payments, assuming target levels are met, will be consistent with the compensation objectives established by the Committee.
The 2021 short-term incentive plan provided for financial and operational objectives weighted at 65% and 35%, respectively.
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2022 Proxy Statement 41

The short-term incentive plan provides for 100% payout for target performance for each objective, 50% for threshold performance, 150% for stretch performance, and 200% for maximum or superior performance. Objective performance is interpolated between performance levels. Objective performance achievement that is less than threshold achievement results in a zero payment for that objective. Additional information and results for the 2021 short-term incentive plan are described below.
Objective	Measure	Incremental Weight %	Weight %	Threshold 50%	Target 100%	Stretch 150%	Superior 200%	Actual Result	Weighted Payout
1. Financial	Adjusted Earnings per Share		32.5%	$3.10	$3.30	$3.45	$3.60	$3.54	58.5%
	Adjusted NFOM (Non-Fuel Operating and Maintenance Expense for Incentive Compensation)		32.5%	$1,088.6	$1,049.2	$1,023.0	$996.8	$1,049.1	32.6%
2. Safety	DART (Days Away, Restricted, or Transferred Rate)	6.250%	12.5%	0.79	0.55	0.49	0.42	0.68	4.6%
	PVAR (Preventable Vehicle Accident Rate)	4.375%		1.02	0.93	0.80	0.71	1.09	0.0%
	Wolf Creek Site Clock Reset Incidents	1.875%		2	1	0	N/A	0	2.8%
				Safety payout reduced by 50% of performance in the event of a fatality.
3. Operations	SAIDI (System Average Interruption Duration Index)	3.750%	7.5%	104.06	96.74	91.76	82.62	108.38	0.0%
	SAIFI (System Average Interruption Frequency Index)	3.750%		1.060	0.970	0.937	0.874	1.051	2.1%
	Commercial Availability Factor		7.5%	83%	89%	92%	94%	90%	8.8%
4. Customer Experience	Brand Advocacy Score	2.250%	7.5%	14 of 15	13-12 of 15	11-10 of 15	9 or better of 15	15	0.0%
	Business Customer Satisfaction	2.250%		8.83	8.87	8.89	8.92	8.91	4.1%
	Residential On-line Accounts	1.500%		1,021,287	1,046,819	1,072,351	1,102,990	1,082,345	2.5%
	Outage Notification Enrolled	1.500%		450,355	509,141	517,909	540,426	622,457	3.0%
	Weighted Achievement %		100.0%						119.0%
Modifiers
Diversity, Equity, and Inclusion	Committee discretionary adjustment Improvement across four themes: 1. Supplier Diversity 2. Development 3. Engagement 4. Talent Pipeline	+/-10%
Percentage points additive to the results of objectives 1-4 above.

No modifications were applied in respect of this modifier to the weighted payout for 2021. The Committee noted sufficient progress along the four themes and assessed the performance as meeting expectations.

Key Performance Indicators	Committee discretionary adjustment associated with other strategic performance indicators	+/-10%
Percentage points additive to the results of objectives 1-4 above.

No modifications were applied in respect of this modifier to the weighted payout for 2021. The Committee determined that there were no additional outcomes not already reflected in the AIP results.

Overview of Changes for 2021 from 2020. For 2021, the Committee made several changes to the short-term incentive scorecard. For example, in 2021, the financial metric of adjusted earnings per share for incentive compensation replaced 2020’s use of adjusted net income for incentive compensation and the weighting of financial metrics increased from 50% to 65%. Adjusted earnings per share was once again selected as a measure to align officers with achievement of our strategic plan and because EPS is considered a key driver of shareholder value. The increase in weighting on financial metrics reflects the Committee’s desire to more closely align officers’ annual incentive with the Company’s financial results.
Other changes included the addition of a DE&I modifier that applies to the four categories above in the chart, and a modifier for key performance indicators in our strategic business plan. The Committee believed the modifiers would encourage DE&I results that show meaningful qualitative improvement on four key themes in our DE&I strategy shown above. Various other safety, operations, and customer experience metrics were further refined based on research and input from our compensation advisor, Meridian, including changes to weightings and additional metrics. These changes strive to further align our business strategy with incentive compensation. Each of the elements of the 2021 short-term incentive scorecard are discussed below.
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2022 Proxy Statement 42

Financial Metric 1: Adjusted Earnings Per Share for Incentive Compensation. Due to the importance of delivering earnings growth, the Committee weighted 32.5% of the short-term incentive plan on the achievement of adjusted earnings per share. The change to adjusted earnings per share from adjusted net income utilized in the prior year was to better align executives’ interests with shareholder interests. The goals established for 2021 were based around the mid-point of the Company’s publicly-disclosed earnings guidance. Threshold was set $0.20 per share below target, target was set at a level that equated to the mid-point of the range and superior was set $0.30 per share above target, with stretch being set at the mid-point between target and superior. Adjusted earnings per share for incentive compensation in 2021 was $3.54, resulting in a weighted payout of 58.5%.
Adjusted earnings per share for incentive compensation is a financial measure that is not calculated in accordance with GAAP. “Adjusted earnings per share for incentive compensation” is calculated as earnings per share attributable to Evergy without (1) non-regulated energy marketing margin related to a February 2021 winter weather event, (2) non-regulated energy marketing, incentive compensation related to a February 2021 winter weather event, (3) executive transition costs, (4) voluntary severance costs, (5) advisor expenses, (6) COVID-19 vaccine incentives, (7) gains related to equity investments subject to a restriction on sale, (8) short-term incentive compensation expense above or below the amount of budget and (9) the tax benefits attributable to these items. See Appendix B to this proxy statement for a reconciliation of this measure to earnings per share attributable to Evergy, the most directly comparable measure computed in accordance with GAAP.
Financial Metric 2: Total Adjusted NFOM Expense for Incentive Compensation. Total adjusted non-fuel operating and maintenance (“NFOM”) expense impacts the Company’s financial results, and realizing NFOM expense savings is a key component of the Company business strategy. The Company’s primary subsidiaries are fully-integrated, regulated electric utilities, and prices are generally set by regulators. The Company’s regulators generally allow the Company to recover in rates, prudently-incurred costs to provide utility service, plus a reasonable return on invested capital. Accordingly, NFOM expenses, which are manageable, impact the Company’s financial results, and the Company business plan seeks to realize NFOM expense savings.Considering the importance of effectively managing NFOM on Evergy’s overall financial performance, the Company weighted this metric as 32.5% of the short-term incentive plan for 2021.
“Adjusted non-fuel operating and maintenance expense for incentive compensation” is a financial measure that is not calculated in accordance with GAAP. Adjusted non-fuel operating and maintenance expense for incentive compensation, as used by the Company, is calculated as operating and maintenance expense less (1) non-regulated energy marketing incentive compensation related to a February 2021 winter weather event, (2) executive transition costs, (3) voluntary severance costs, (4) advisor expenses, (5) COVID-19 vaccine incentives, and (6) short-term incentive compensation expenses.
The target amount of adjusted non-fuel operating and maintenance expense as defined above, was set at the 2021 budget. Actual adjusted non-fuel operating and maintenance expense for incentive compensation resulted in a 32.6% weighted payout for this metric. See Appendix B to this proxy statement for a reconciliation of this measure to operating and maintenance expense, the most directly comparable measure computed in accordance with GAAP.
Safety Metric 1 – DART. Days away, restricted, or transferred rate (“DART”) is intended to incentivize maintaining a safety-conscious work environment and measures the percentage of working days that were missed due to injuries. This performance metric is valued at 50% of the overall safety metric (see two additional safety metrics below), which is weighted at 12.5% of the short-term incentive scorecard. The DART threshold was set at a 0.79 DART rate, target was set at a 0.55 DART rate, stretch was set at a 0.49 DART rate, and superior was set at a 0.42 DART rate. The overall safety performance weighted at 12.5% would be reduced by 50% of performance in the event of a fatality. The targets for 2021 were set based on the Company’s performance in 2020. The Company DART rate was 0.68 in 2021; this rate was 19% higher than 2020, though reflected a 33% improvement relative to the 2018-19 average DART rate. The Company DART rate of 0.68 in 2021 resulted in a 4.6% weighted payout for this metric.
Safety Metric 2 – PVAR. Preventable Vehicle Accident Rate (“PVAR”) is intended to incentivize proactively maintaining a safe work environment with vehicles and is a measure of preventable vehicle accidents. This performance metric is valued at 35% of the overall safety metric, which is weighted at 12.5% of the short-term incentive scorecard. The PVAR threshold was set at a 1.02 PVAR rate, target was set at a 0.93 PVAR rate, stretch was set at a 0.80 PVAR rate, and superior was set at a 0.71 PVAR rate. The Company PVAR rate was 1.09 in 2021, resulting in no payout for this metric.
Safety Metric 3 – Wolf Creek Site Clock Reset Incidents. Annual clock reset incidents at our Wolf Creek nuclear generating station is a measure of human performance. This metric is intended to incentivize safety through coaching, observations, and managing defenses to prevent safety incidents. This performance metric is valued at 15% of the overall safety metric, which is weighted at 12.5% of the short-term incentive scorecard. Target was set at 1 which was based on recent history. Threshold was set at 2 incidents, stretch was set at 0 incidents, and there was no value for superior. The number of Wolf Creek Site Clock Resent Incidents was 0 in 2021, resulting in a 2.8% weighted payout for this metric.
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2022 Proxy Statement 43

Operations Metric 1 –SAIDI. System average interruption duration index (“SAIDI”) is an objective system reliability metric created by the Institute of Electrical and Electronics Engineers (“IEEE”) that measures, in minutes, the average outage duration for each customer that experienced an outage. The Committee used a probabilistic analysis to set performance levels at threshold and stretch, with the target goal based on 2020 actual performance, and the superior goal based on top quartile benchmarked performance. Driven primarily by weather and a higher number of storms relative to 2020, the result in 2021 was higher than 2020 actual performance. The Company’s SAIDI result in 2021 was 108.38 minutes, resulting in no payout for this metric.
Operations Metric 2 – SAIFI. System average interruption frequency index (“SAIFI”) is an objective system reliability metric created by the IEEE that measures the average outage interruptions per customer annually. The Committee used a probabilistic analysis to set performance levels at threshold and stretch, with the target goal based on 2020 actual performance, and the superior based on top quartile benchmarked performance. The Company achieved a SAIFI result of 1.051 outage interruptions per customer, resulting in a 2.1% weighted payout for this metric.
Operations Metric 3 – Commercial Availability Factor. Commercial Availability Factor is a measure of our generating fleet being available to the market when market prices are favorable. This measure supports the Company’s initiative of keeping costs affordable for our customers. The Committee used industry benchmarks to set performance levels. The target goal was set at 2nd quartile performance, superior was set at 1st quartile performance and stretch was set at the midpoint between target and superior. The Company’s Commercial Availability Factor was 90%, resulting in an 8.8% weighted payout for this metric.
Customer satisfaction and the customer experience is important to the Company, and for 2021, the Committee refined the customer experience metric to include four elements as discussed below.
Customer Experience Metric 1 – Brand Advocacy Score. The Brand Advocacy Score is a measure of residential customer sentiment towards the Company. The Brand Advocacy Score for 2021 was based on the results of the J.D Power Residential Brand Advocacy Score relative to other Large Midwest Utility peer group companies. Threshold performance was set equal to relative 2020 performance with target, stretch, and superior performance all requiring meaningful relative improvement. The Company’s relative performance was below threshold, resulting in no payout for this metric. In 2022, the short-term incentive scorecard will shift to using the Customer Satisfaction Index (“CSI”) from the J.D. Power survey, as it reflects a broader set of questions relating to customer service and customer operations. In 2021, Evergy’s CSI score improved from 736 to 741, the 10th-highest improvement out of 45 companies in the survey.
Customer Experience Metric 2 – Business Customer Satisfaction. The Business Customer Satisfaction metric is a measure based on internally sourced surveys conducted with our large industrial and commercial customers. Threshold performance was set equal to 2020 performance at 8.83, on a scale of 0 to 10, with target, stretch, and superior performance all requiring steady improvement. The Company achieved a score of 8.91, resulting in a 4.1% weighted payout.
Customer Experience Metric 3 – Residential Online Accounts. Residential Online Accounts is a measure of how many residential customers have registered an online account. This measure is important to the Company’s strategy of providing customers with more information and conducting more efficient interactions with customers. All targets required meaningful improvement from 2020 results. The Company had 1,082,345 residential customers registered with an online account at the end of 2021, resulting in a 2.5% weighted payout.
Customer Experience Metric 4 – Outage Notification Enrolled. Outage Notification Enrolled is a measure of how many customers are enrolled to receive alerts regarding outage notifications impacting their area. This measure was chosen because of the reliance on successfully implementing a functionality in the Company’s customer information system that allowed the option for all customers, and the importance of keeping customers safe and informed. Threshold performance was set at a 10% improvement, target at 13.1% improvement, stretch at 15% improvement, and superior at a 20% improvement over 2020 results. The Company had 622,457 customers enrolled to receive outage notifications at the end of 2021, resulting in a 3.0% weighted payout.
Modifiers. With respect to the DE&I modifier, the Committee noted sufficient progress along the four themes and assessed the performance as meeting expectations, and for the strategic business plan performance indicators, the Committee determined that there were no additional outcomes not already reflected in the AIP results. The Company made progress in advancing priority initiatives in its DE&I efforts, and advanced the core elements of our strategy. The Committee will continue to monitor progress in these areas. Thus, the Committee elected not to modify the payments as determined under the scorecard.
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2022 Proxy Statement 44

Targets and awards earned by each NEO for the 2021 short-term incentive plan are shown below. No target was set for either Mr. Bassham or Mr. Somma due to their departures. Accordingly, neither received a 2021 short-term incentive award.
Name	Base Salary ($)	2021 Incentive Award at Target (Percent of Annual Base Salary)	2021 Actual Award As a Percent of Target bonus	2021 Annual Award Paid ($)
Mr. David A. Campbell President and Chief Executive Officer	1,000,000	125%	119.0%	1,487,500
Mr. Kirkland B. Andrews Executive Vice President and Chief Financial Officer	700,000	100%	119.0%	833,000
Mr. Kevin E. Bryant Executive Vice President and Chief Operating Officer	615,000	80%	119.0%	585,480
Mr. Charles A. Caisley Senior Vice President — Public Affairs and Chief Customer Officer	500,000	65%	119.0%	386,750
Mr. Greg A. Greenwood Executive Vice President and Chief Strategy Officer	530,000	80%	119.0%	504,560
Discretionary Cash or Stock Awards
From time to time, the Committee may grant a discretionary cash or stock award to a NEO or other officer for special accomplishments or achievements. In connection with a realignment of duties, to foster retention and to award special achievement in 2021, Mr. Caisley received in August 2021 a $600,000 time-based RSU award that will cliff vest in three years.
As an inducement to join the Company as President and Chief Executive Officer and to compensate him for forfeited awards at his prior employer, Mr. Campbell received a cash bonus of $1,250,000 and was granted an equity award of restricted stock awards (also “RSAs”) under the long-term incentive plan valued at $3 million that vest in three substantially equal increments with the number of RSAs calculated based on the closing price of Evergy common stock upon signing his offer letter, which was 54,054 RSAs. The first increment vested on December 31, 2021. Assuming continued employment through each applicable vesting date, the second increment vests on December 31, 2022, and the third increment vests on December 31, 2023. The cash bonus was subject to repayment provisions in the event Mr. Campbell failed to establish a local residence by July 6, 2021 or resigned from the Company other than for customary reasons before the first anniversary of his employment start date.
As an inducement to join the Company as Chief Financial Officer and to compensate him for forfeited awards at his prior employer, Mr. Andrews received a cash bonus of $1,200,000 and was granted an equity award of RSUs under the long-term incentive plan valued at $2.6 million with the number of RSUs calculated based on the closing price of Evergy common stock upon signing his offer letter. Assuming continued employment through each applicable vesting date, the RSUs vest in one-third increments on each of the first three anniversaries of the grant date, February 22, 2021. The cash bonus was subject to repayment provisions in the event Mr. Andrews received his 2020 annual incentive plan payment from his former employer or resigned from the Company other than for customary reasons before the first anniversary of his employment start date.
Equity Compensation
General
The Committee approves long-term incentive compensation for our officers who are in positions to make positive contributions to our long-term performance and to create shareholder value. The Committee believes restricted stock units accomplish our long-term executive compensation program objectives because they:
•	align the interests of management directly with those of our shareholders;
•	focus management’s efforts on performance that will create long-term shareholder value and sustain increases in the price of our common stock and our ability to pay dividends;
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2022 Proxy Statement 45

•	provide a competitive long-term incentive opportunity;
•	offer clear, transparent accounting; and
•	provide a retention incentive for key employees because the restricted stock units vest over time and will be forfeited in whole or in part if an officer’s employment terminates prior to vesting.
Equity awards, which are made under our shareholder-approved LTIP, are generally targeted near the median range of awards granted to officers at our peer group companies. While our NEOs are eligible for equity awards under the LTIP, none of them has any right to be granted awards.
The Committee grants equity incentives generally effective within the first few business days in March of each year and uses a mix of time-based restricted stock units (25% for 2021) and performance-based restricted stock units (75% for 2021) that are paid on the basis of the attainment of performance goals and satisfaction of other standard criteria. Restricted stock units generally “cliff” vest in three years from the respective dates of grant, subject to satisfaction of the award terms, such as continued employment through the vesting date. Accumulated dividend equivalents on performance-based restricted stock units are paid in cash at the same time as the vesting of the earned performance-based restricted stock units, if any. Dividend and/or dividend equivalents accrued on all time-based restricted stock units are reinvested during the vesting period and are subject to the same restrictions as the associated restricted stock unit.
Performance-based restricted stock units can be earned at the end of the performance period from 0% to 200% of the target number of restricted stock units granted, depending on actual performance. The performance is measured over a three-year performance period beginning on January 1 of the grant year and ending on December 31 of the second year following the grant year. Performance is measured on a calendar year basis to align with Evergy’s fiscal year. Accordingly, at the end of any given calendar year, the performance objective related to performance-based units may be satisfied, but the performance-based units will not vest, if at all, until the following March, subject to satisfaction of the award terms.
The 2021 performance-based restricted stock units contained two performance objectives. (1) Evergy’s TSR relative to the companies included in the EEI index of electric utility companies over the three-year performance period (67% performance-based weighting) and, (2) Evergy’s 3-year cumulative adjusted EPS measure relative to the Company’s long-term financial plan (33% performance-based weighting). Cumulative adjusted EPS was added in 2021 to support achievement of our long-term strategic plan and because of its alignment with shareholder value creation.
Specific performance targets, as shown below, were set by the Committee; if actual performance falls between the specified performance levels, linear interpolation will be used to determine payouts. To appropriately balance absolute total shareholder performance and relative performance, any payout related to the relative TSR measure for the performance period would be capped at 100% achievement if Evergy’s absolute TSR performance is negative.
Performance Objective 1	Weighting (Percent)	Threshold (30%)	Target (100%)	Stretch (150%)	Superior (200%)
Three Year TSR versus Companies in the EEI Index	67%	30th Percentile	50th Percentile	70th Percentile	90th Percentile
Performance Objective 2 — Three Year Cumulative Adjusted EPS	Weighting (Percent) 33%	Threshold (30%)	Target (100%)	Stretch (150%)	Superior (200%)
EPS goals will be disclosed in arrears upon award payout and are tied to the Company’s long-term strategic plan. Equity incentives granted to each currently serving NEO in 2021 are shown below. For 2021, 25% of the NEOs’ annual long-term incentive award was in the form of time-based RSUs and, to incentivize performance and align the NEOs’ interests with those of shareholders, 75% was in the form of performance-based RSUs.
	2021 Time-Based RSUs		2021 Performance-Based RSUs (Target)
Name	Dollars	Units(1)	Dollars	Units(1)
Mr. Campbell	1,062,500	19,565	3,187,500	58,694
Mr. Andrews	358,750	6,606	1,076,250	19,818
Mr. Bryant	315,200	5,804	945,600	17,412
Mr. Caisley	154,000	2,836	462,000	8,508
Mr. Greenwood	198,750	3,660	596,250	10,980
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2022 Proxy Statement 46

(1)
The number of units is calculated using the average closing price of our common stock for the calendar month immediately preceding the grant date that occurs on or around the first business day in March, or $54.3079 per share for 2021.

2019 Performance Shares
In early 2019, performance shares were awarded to NEOs for the 2019 to 2021 performance period. The performance objective for the 2019 performance shares was TSR relative to the companies included in the EEI index of electric utility companies over the three-year performance period. Payouts for the 2019 performance shares were earned according to the following schedule:
Performance Objective	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)
Three Year TSR versus Companies in the EEI Index	100%	30th Percentile	50th Percentile	70th Percentile	90th Percentile
In March 2022, a payout equal to 110.1% of target number of shares granted was earned for the performance period. As a result, our NEOs earned the number of shares noted in the table below. Mr. Campbell and Mr. Andrews did not have 2019 RSU grants, and accordingly do not appear in the table.
Name	Target Amount at Grant (#)	Vested Amount (#)	Value Realized on Vesting ($)(1)	Accrued Dividends ($)
Mr. Bryant	10,161	11,187	767,558	62,266
Mr. Caisley	3,512	3,867	265,295	21,625
Mr. Greenwood	10,161	11,187	767,558	62,566
Former Named Executive Officers
Mr. Bassham(2)	30,442	33,517	2,299,577	187,447
(1)	The number of units is calculated using the closing price of our common stock on December 31, 2021, or $68.61, which was the last day of the performance period.
(2)	See “Note Regarding Transitions – Former CEO and CFO Transition” on page 37 for additional information.
Deferred Compensation
The Company’s DCP allows all officers, including NEOs, to defer the receipt of up to 50% of base salary and 100% of any cash incentive award. The earnings rate on deferral amounts is annually determined by the Committee and based on the Company’s weighted average cost of capital. A discussion of the DCP begins on page 30.
Retirement Benefits
Our NEOs participate in one of our tax-qualified, noncontributory defined benefit plans, and participate in other retirement plans depending on whether they were previously an officer of Great Plains Energy (Messrs. Bassham, Bryant, and Caisley) or Westar Energy, Inc. (“Westar Energy”) (Messrs. Greenwood and Somma). Messrs. Campbell and Andrews participate in the Company’s 401(k) Plan, and are eligible to participate in the DCP.
Legacy Great Plains Energy NEOs
NEOs that were officers of Great Plains Energy participate in a defined benefit plan sponsored by Kansas City Power & Light Company (“KCP&L”), which became the Evergy Retirement Plan on June 4, 2018 (the “Evergy Retirement Plan”), and was available to all KCP&L non-union employees hired or rehired on or before December 31, 2013. Benefits under the Evergy Retirement Plan are based on each employee’s years of service and the average annual base salary over a specified period.
Evergy also has an unfunded Supplemental Executive Retirement Plan (“KCP&L SERP”) for executives who were formerly officers of Great Plains Energy. This unfunded plan provides the difference between the amount that would have been payable under the KCP&L Pension Plan (now the Evergy Retirement Plan) in the absence of Internal Revenue Service (“IRS”) tax code limitations and the amount actually payable under the KCP&L Pension Plan (now the Evergy Retirement Plan). It also provides a slightly higher benefit accrual rate than the KCP&L Pension Plan.
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2022 Proxy Statement 47

Legacy Westar Energy NEOs
NEOs who were officers of Westar Energy participated in a defined benefit plan sponsored by Westar Energy. That plan was merged with the Evergy Retirement Plan on November 30, 2019, and was available to all Westar Energy employees hired or rehired on or before May 30, 2018.
NEOs who were officers of Westar Energy also participate in a Retirement Benefit Restoration Plan (the “Westar Restoration Plan”). This unfunded plan provides the difference between the amount that would have been payable under the Westar Pension Plan (now the Evergy Retirement Plan) in the absence of IRS tax code limitations and the amount actually payable under the Westar Pension Plan (now the Evergy Retirement Plan).
Change-in-Control Severance Agreements
The Committee believes that change-in-control severance agreements help ensure the continued service, dedication and objectivity of our officers, including our NEOs, in the event of a transaction that would result in a change-in-control of the Company. These agreements support the objective assessment and execution of potential changes in Evergy’s strategy and enhance retention by reducing concerns about employment continuity. We believe these change-in-control arrangements also create incentives for our officer team to build shareholder value and to obtain the highest value possible should we engage in a transaction, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the agreements. All the agreements require a double trigger so that both a change-in-control and a termination (actual or constructive) of the executive’s employment must occur to trigger benefits. The agreements do not provide for a “gross up” payment to cover any excise taxes that could be payable in connection with payments and benefits received under the agreement.
Additional information, including a quantification of benefits that would have been received by NEOs had termination occurred on December 31, 2021, is found under the heading “Potential Payments Upon Termination or Change-in-Control” starting on page 62.
Executive Severance Plan
Pursuant to our Executive Severance Plan (“Severance Plan”), Evergy’s Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer and any Vice President of Evergy who is appointed by the Evergy Board is entitled to certain benefits if the eligible officer’s employment is terminated by Evergy without cause (as defined in the plan), other than in a situation that is governed by a change-in-control severance agreement.
Additional information, including a quantification of benefits that would have been received by the applicable executives had termination occurred on December 31, 2021, is found under the heading “Executive Severance Plan” starting on page 64.
No Employment Agreements
All of the Company’s executive officers, including the NEOs, are employed at will.
Perquisites and Generally Available Employee Benefits
Our NEOs are eligible to receive modest perquisites provided by or paid for by Evergy. These perquisites are generally consistent with those offered to executives at our peer group companies, and the Committee believes that they are important for retention and recruitment. The Committee also believes that Evergy, in general, benefits from these perquisites because the perquisites help promote the financial and physical health of our NEOs, thereby allowing them to focus on their jobs.
As shown in the Summary Compensation Table on page 52, all NEOs are eligible for comprehensive financial planning services and executive health physicals. The NEOs are also eligible for employment benefits that are generally available to all employees, such as participation in a 401(k) plan and medical and life insurance. This year, as part of the recruitment of Mr. Campbell and Mr. Andrews, the Company reimbursed certain housing and relocation expenses.
Committee Consideration of Compensation Program Risk
The Committee reviewed an analysis conducted by Meridian that analyzed the risks associated with Evergy’s compensation programs, including those for executive officers. This analysis concluded that the risks associated with Evergy’s compensation programs are not likely to have a material adverse effect on Evergy, and instead encourage overall balanced performance that supports sustainable shareholder value. Among the items the Committee considered were:
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2022 Proxy Statement 48

•	The annual incentive plans for all employees (including officers) contain a diverse array of measures that focus on the fundamental aspects of our business.
•	The performance measures for all incentive compensation programs are directly tied to Evergy’s annual and long-term financial results and/or business plans.
•	The maximum amount payable to non-officer employees under our annual incentive plan are modest and balanced.
•
The design and administration of Evergy’s Energy Partners’ incentive plan includes appropriate risk mitigators, including a mixture of formulaic funding and the discretionary allocation of individual payments by an independent oversight committee, funding based on multiple metrics and a mandatory deferral of 30% of the award. For the 2021 plan year, 70% of the award is paid in March 2022, 20% in March 2023 and 10% in March 2024.

•	The officer compensation program design provides a balanced mix of cash and equity, annual and long-term incentives and diverse performance objectives.
•	Evergy currently does not grant stock options.
•	Evergy (for non-officers) and the Committee (for officers) have the ability to adjust cash and equity incentive program payouts if the payouts are not justified by performance.
•	Evergy has the ability to “clawback” officer annual incentive compensation and LTIP performance awards in the event of a restatement of or other inaccuracy in our financial statements.
•	Officers are subject to share ownership and retention guidelines.
•
The Board oversees Evergy’s enterprise risk management and mitigation programs, including the possible impacts of variables on the earnings of Evergy, which are important aspects of Evergy’s incentive compensation plans.

•
The officers’ annual incentive plan and LTIP performance grants have a “stretch” performance level to flatten the steepness of the performance payout curve and further reinforce the appropriate behavioral incentives.

•	Under the LTIP, any payout is capped at target or 100% if TSR performance is negative even if a greater award is prescribed by the performance objectives.
Tax and Accounting Implications
In addition to our executive compensation objectives and design principles, we consider tax and accounting implications when designing and administering our compensation programs. One such consideration is Internal Revenue Code Section 162(m), which limits our ability to deduct compensation paid to each covered officer for tax purposes to $1 million annually. Section 162(m) was amended and expanded under the federal tax bill enacted at the end of 2017. Beginning in 2018, covered employees include the principal executive officer, principal financial officer and next three highest paid named executive officers, and once an individual becomes a covered employee, that individual will remain a covered employee for all future years. As a result, beginning in 2018, compensation paid to our covered employees in excess of $1 million, including annual and long-term incentive and equity awards, is not deductible for tax purposes unless it qualifies for transition relief applicable to certain binding written performance-based compensation arrangements in place as of November 2, 2017. No assurance can be given that any future compensation will qualify for the transition relief. Although the Committee considers tax deductibility in making its compensation decisions, the Committee does not believe that compensation decisions should be determined solely by the amount of compensation that is deductible for federal income tax purposes. As a result, the Committee retains the discretion to authorize payments that may not be deductible. The Committee also considers the accounting consequences of its compensation decisions.
Compensation Governance Practices
We believe our 2021 executive compensation decisions demonstrate our commitment to paying for performance and such decisions are further supplemented by sound compensation policies and practices, including:
•
Independent Committee. The Committee was comprised of five directors at the end of 2021, each of whom is independent under the NYSE listing standards, including the enhanced independence standards for members of the compensation committee, and a “non-employee director” under the Exchange Act.

•	Independent Consultant. For 2021, the Committee directly retained Meridian, an independent compensation consultant, to evaluate, and provide advice with respect to, our executive compensation program.
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2022 Proxy Statement 49

•
Executive Sessions. Time is allocated at each regular Committee meeting for the Committee to meet in executive session without the presence of management. The Committee at times will include its independent compensation consultant or other advisors for all or a part of these sessions.

•	Board Oversight of Succession. The Committee and Board regularly review succession plans for our executive officers, including our NEOs.
•
Stock Ownership Guidelines. We have significant stock ownership and holding guidelines for all of our executive officers, to be achieved within five years of their initial appointment as an executive. Our Chief Executive Officer is expected to hold Evergy common stock equal to at least six times base salary within that period. Other executive officers, including the other NEOs, are expected to hold Evergy common stock equal to either two or three times their base salaries, as applicable.

•	Clawback Policy. We have the ability to recover cash incentive compensation and equity awards from senior executives in the event of a restatement of or other inaccuracy in our financial statements.
•	Risk Assessment of Compensation Plans. We annually conduct or review a risk assessment to evaluate whether our compensation program creates any risks that may have a material adverse effect on us.
•
“Double Trigger” Change-in-Control Agreements. Our Change-in-Control Severance Agreements have a “double trigger” that requires both a change-in-control and termination of employment prior to the payment of severance benefits, if any.

•	No Tax “Gross-Ups” in Change-in-Control Agreements. The Change-in-Control Severance Agreements that govern future transactions do not contain any excise tax gross-up features.
•	No Employment Agreements. We do not have employment agreements with any of our executive officers, including the NEOs.
•
Standardized Equity Grant Schedule. Our annual equity grants occur in early March, which is after we release financial results for the prior fiscal year. In addition, equity incentives that are expressed as a dollar target are converted into equity awards using an average closing price of our stock over the preceding month, which minimizes the ability to use equity grants for speculative purposes.

•
Generally No Dividend Payments for Unvested Awards. Dividend and/or dividend equivalents are generally not paid on unvested performance awards, unless and until such awards vest. In addition, for time-based equity incentives, dividends that are reinvested in the form of additional time-based equity incentives are forfeited if the incentive does not vest.

•	No Stock Options. We do not currently grant stock options.
•	No Repricing or Backdating. If we were to grant stock options in the future, our LTIP prohibits the repricing of stock options without shareholder approval. We also do not backdate equity awards.
•
Alignment with Shareholder Interests. A significant portion of each executive officer’s compensation depends on our performance in an effort to align the economic interests of our executive officers with the interests of our shareholders.

•
Short Selling, Hedging and Pledging. Our insider trading policy prohibits all directors, executive officers and employees from engaging in short sales and hedging transactions relating to our common stock, and from pledging the same as collateral.

Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2022 Proxy Statement 50

Compensation Committee Report
The Compensation and Leadership Development Committee of the Board reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on these reviews and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
March 4, 2022
Compensation and Leadership Development
Committee

Mollie Hale Carter, Chair
B. Anthony Isaac
Senator Mary L. Landrieu
Sandra A.J. Lawrence
Sandra J. Price
Executive Compensation | Compensation Committee Report | Evergy 2022 Proxy Statement 51

Executive Compensation Tables
The following tables and narrative show the compensation awarded to and earned by our NEOs. We have omitted the column entitled “Option Awards” because our NEOs did not receive option awards during the years presented.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Mr. David A. Campbell President and Chief Executive Officer	2021	980,769	1,250,000	7,306,661	1,487,500	—	113,152	11,138,082
Mr. Kirkland B. Andrews Executive Vice President and Chief Financial Officer	2021	592,308	1,200,000	4,146,489	833,000	—	125,131	6,896,928
Mr. Kevin E. Bryant Executive Vice President and Chief Operating Officer	2021	615,000	—	1,306,248	585,480	146,165	102,974	2,755,867
	2020	570,000	—	1,166,622	701,328	317,206	87,692	2,842,848
	2019	520,000	—	568,339	505,440	365,574	94,350	2,053,703
Mr. Charles A. Caisley(7) Senior Vice President — Public Affairs and Chief Customer Officer	2021	462,154	—	1,275,428	386,750	156,470	59,082	2,339,884
Mr. Greg A. Greenwood Executive Vice President and Chief Strategy Officer	2021	530,000	—	823,720	504,560	204,873	83,325	2,146,478
	2020	520,000	8,000	912,247	639,808	704,166	80,208	2,864,429
	2019	520,000	—	568,339	505,440	541,670	73,079	2,208,528
Former Named Executive Officers
Mr. Terry Bassham(8) Former President and Chief Executive Officer	2021	18,269	—	—	—	—	25,494	43,763
	2020	950,000	—	5,812,071	1,461,100	629,210	147,075	8,999,456
	2019	950,000	—	2,768,830	1,154,250	750,052	170,843	5,793,975
Mr. Anthony D. Somma(9) Former Executive Vice President and Chief Financial Officer	2021	97,058	—	—	—	—	3,045,040	3,142,098
	2020	515,000	—	963,787	633,656	682,894	54,087	2,849,424
	2019	495,000	—	541,080	481,140	425,081	49,280	1,991,581
(1)
Mr. Campbell was hired as Evergy’s new President and Chief Executive Officer on January 4, 2021. Mr. Andrews was hired as Evergy’s new Executive Vice President and Chief Financial Officer on February 22, 2021. The amounts shown in this column for Mr. Campbell and Mr. Andrews reflect inducement cash bonuses granted pursuant to the offer letter for each. The bonuses must be repaid to the Company if either one resigns from the Company before the first anniversary of his start date, subject to standard exceptions.

(2)
The amounts shown in this column generally reflect the aggregate grant date fair values of equity awards granted each year, computed in accordance with the FASB ASC Topic 718. See note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for a discussion of the assumptions used in calculating these amounts. The amounts shown exclude the effect of estimated forfeitures, as required by SEC rules. The number of time-based restricted stock, restricted stock units and performance-based restricted stock units awarded in 2021, together with their grant date values, is disclosed in the Grants of Plan-Based Awards during 2021 on page 54. These amounts do not reflect actual compensation realized by the NEOs and are not a guarantee of the amount that the NEOs will receive from the long-term incentives. The actual compensation will be based on our common stock price at vesting and the performance level achieved with respect to the performance-based restricted stock units for the applicable performance period. The amounts shown in this column for 2021 reflect the values at the grant dates of Evergy time-based restricted stock, restricted stock units and Evergy performance-based restricted stock units based upon achieving the target level of performance, which was considered the probable outcome as of the grant date. The amounts shown for Mr. Andrews include $125,883 of common stock awarded for service as an independent non-employee director. See footnote 6 below for further information.

Executive Compensation | Executive Compensation Tables | Evergy 2022 Proxy Statement 52

The following table shows the aggregate grant date fair value of 2021 performance-based equity assuming maximum levels of performance. For Mr. Campbell and Mr. Andrews, the amounts reflect inducement equity awards valued at $3 million and $2.6 million, respectively, granted pursuant to the offer letter for each. See “Discretionary Cash or Stock Awards” above for additional information, including a forfeiture summary. Mr. Bassham retired on January 4, 2021, and Mr. Somma departed Evergy on March 4, 2021. Accordingly, neither received a 2021 time-based restricted stock unit or performance-based restricted stock unit award.
Name	2021 Performance-based Equity ($)
Mr. Campbell	6,713,028
Mr. Andrews	2,266,650
Mr. Bryant	1,991,468
Mr. Caisley	973,088
Mr. Greenwood	1,255,820
(3)	The amounts shown in this column are cash awards earned under the Evergy incentive plans.
(4)
The amounts shown in this column include the aggregate of the increase in actuarial values of each of the officer’s benefits under our pension plans, KCP&L SERP or Westar Restoration Plan, as applicable, and the above-market earnings on compensation that is deferred on a non-tax qualified basis. These values do not represent cash received by the NEOs in the indicated years. Year-over-year changes in pension value are driven in part by changes in actuarial assumptions. Following are the amounts of these items attributable to each NEO for 2021:

Name	Change in Pension Value ($)	Change in SERP ($)	Above Market Earnings on Deferred Compensation ($)
Mr. Campbell(a)	—	—	—
Mr. Andrews(a)	—	—	—
Mr. Bryant	37,400	88,131	20,634
Mr. Caisley	41,352	110,032	5,086
Mr. Greenwood	63,256	89,582	52,035
Former Named Executive Officers
Mr. Bassham	—	—	76,412
Mr. Somma	24,520	—	8,956
(a)
The pension plans were closed to new hires at Kansas City Power & Light Company as of January 1, 2014 and Westar Energy, Inc. as of May 31, 2018. Since Messrs. Campbell and Andrews’ employment began after those dates, they were not eligible to participate in the pension.

(5)
These amounts include the value of perquisites and personal benefits that are not available on a non-discriminatory basis to all employees, as well as other compensation items discussed in this footnote. The amounts in this column consist of, as applicable for each NEO: (A) employer match of employee contributions to our 401(k) plans; (B) employer match applying the 401(k) matching formula to deferred amounts above the IRS limits to our DCP, as described in the “Nonqualified Deferred Compensation” section of this proxy; (C) executive financial planning services; (D) parking; (E) matched charitable donations; (F) executive health physicals; (G) reimbursement for transition expenses pursuant to offer letters for Mr. Campbell and Mr. Andrews; and (H) cash payments pursuant to the Westar CIC Agreement. See “Note Regarding Transitions—Former CEO and CFO Transition” on page 37 for additional information. All amounts shown are in dollars.

Name	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	Total
Mr. Campbell	29,000	—	12,500	3,180	—	—	68,422	—	113,152
Mr. Andrews	29,000	—	—	2,280	—	—	68,851	—	100,131
Mr. Bryant	17,400	61,580	17,670	1,524	4,800	—	—	—	102,974
Mr. Caisley	17,400	35,882	830	1,380	1,200	2,390	—	—	59,082
Mr. Greenwood	13,050	39,591	17,760	—	11,055	1,869	—	—	83,325
Former Named Executive Officers
Mr. Bassham	7,824	—	17,670	—	—	—	—	—	25,494
Mr. Somma	7,398	8,917	1,775	570	2,175	—	—	3,024,205	3,045,040
(6)
Mr. Andrews served as a non-employee director of Evergy until his appointment as Executive Vice President and Chief Financial Officer on February 2, 2021. In connection with his service as a non-employee director in 2021 until February 22, 2021, Mr. Andrews received the following standard director fees:

Name	Fees Earned or Paid in Cash(a) ($)	Stock Awards(b) ($)	Nonqualified Deferred Compensation Earnings(c) ($)	All Other Compensation(d) ($)	Total ($)
Mr. Andrews	25,000	125,883	—	—	150,883
Executive Compensation | Executive Compensation Tables | Evergy 2022 Proxy Statement 53

(a)
The amount represents cash retainers for service on the Board and its committees. As discussed in “Election to Defer Compensation” above, directors may elect to (i) convert all or part of their cash retainers into DSUs, or (ii) defer receipt of all or part of their cash retainer. The value of director fees paid in cash is included in the “All Other Compensation” column of the Summary Compensation Table.

(b)
The amount shown is the aggregate grant date fair value of equity granted in 2021 computed in accordance with the FASB ASC Topic 718. The amounts reflect the value of equity retainers issued by the Company in 2021, and, as discussed in “Election to Defer Compensation” above, may have been deferred by the director for receipt in a subsequent year. The value of stock awards is included in the “Stock Awards”column of the Summary Compensation Table.

(c)	The amounts shown represent the above-market earnings during 2021 on nonqualified deferred compensation.
(d)	The amounts shown reflect matches by the Company for qualifying charitable contributions made by the directors.
(7)
In connection with a realignment of duties and to award special achievement in August 2021, Mr. Caisley received a $600,000 LTIP time-based award that will cliff vest in three years, in addition to a base salary adjustment from $434,000 to $500,000 effective in August 2021. Mr. Caisley was not a NEO in 2019 or 2020.

(8)
Mr. Bassham’s retirement date was January 4, 2021 and his annual salary was pro-rated for the days he was employed in 2021. For Mr. Bassham in 2020, the “Stock Awards” column includes 24,676 legacy 2018 performance shares awarded by Great Plains Energy that were modified in December 2020 in connection with his retirement. In accordance with SEC disclosure rules, the incremental fair value of the awards of $1,134,083 was reported in this table. See footnote (d) to the table “Option Exercises and Stock Vested” for additional information regarding the 2021 vesting.

(9)	Mr. Somma’s departure date was March 4, 2021 and his annual salary was pro-rated for the days employed in 2021.
The following table provides information with respect to plan-based awards made by Evergy in 2021. We omitted the “All Other Option Awards: Number of Securities Underlying Options” and “Exercise or Base Price of Option Awards” columns because no options were granted in 2021. Mr. Bassham retired on January 4, 2021, and Mr. Somma departed on March 4, 2021. Accordingly, neither received a 2021 incentive award grant.
Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Mr. Campbell	January 4, 2021(1)	625,000	1,250,000	2,500,000	—	—	—	—	—
	January 4, 2021(2)	—	—	—	—	—	—	54,054	2,903,419
	March 2, 2021(3)	—	—	—	17,608	58,694	117,388	—	3,356,514
	March 2, 2021(4)	—	—	—	—	—	—	19,565	1,046,728
Mr. Andrews	January 4 , 2021(5)	—	—	—	—	—	—	2,342	125,883
	February 22, 2021(1)	350,000	700,000	1,400,000	—	—	—	—	—
	February 22, 2021(6)	—	—	—	—	—	—	48,390	2,533,860
	March 2, 2021(3)	—	—	—	5,945	19,818	39,636	—	1,133,325
	March 2, 2021(4)	—	—	—	—	—	—	6,606	353,421
Mr. Bryant	February 15, 2021(1)	246,000	492,000	984,000	—	—	—	—	—
	March 2, 2021(3)	—	—	—	5,224	17,412	34,824	—	995,734
	March 2, 2021(4)	—	—	—	—	—	—	5,804	310,514
Mr. Caisley	February 15, 2021(1)	162,500	325,000	650,000	—	—	—	—	—
	March 2, 2021(3)	—	—	—	2,552	8,508	17,016	—	486,544
	March 2, 2021(4)	—	—	—	—	—	—	2,836	151,726
	August 12, 2021	—	—	—	—	—	—	9,459	637,158
Mr. Greenwood	February 15, 2021(1)	212,000	424,000	848,000	—	—	—	—	—
	March 2, 2021(3)	—	—	—	3,294	10,980	21,960	—	627,910
	March 2, 2021(4)	—	—	—	—	—	—	3,660	195,810
(1)
Reflects potential payments under our 2021 annual incentive plan, measured at the grant date. The actual amounts earned for 2021 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)
Consists of three substantially equal awards granted on January 4, 2021, which will vest annually over three years assuming continued employment at the applicable vesting date. These inducement restricted stock awards were granted to Mr. Campbell pursuant to his offer letter dated December 3, 2020 and appointment as Evergy’s new President and Chief Executive Officer on January 4, 2021. See footnote (2)(a) to the “Outstanding Equity Awards at Fiscal Year End” table below.

(3)
Consists of performance-based restricted stock units under the LTIP, for the 2021-2023 performance period that vest on March 2, 2024. Performance-based restricted stock units are payable in common stock, cash, or a combination of stock and cash after the end of the performance period. Two-thirds of actual payments depend on the three-year TSR compared to the EEI Index and the remainder one-third is subject to Evergy’s cumulative adjusted earnings per share (EPS) over the three years. The awards can range from 0% to 200% of the target amount. Dividend equivalents will be paid in cash after the end of the period on the number of shares earned. The grant date fair value, which is calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures), is $59.03 per share for the two-thirds subject to TSR and $53.50 per share for the one-third subject to adjusted EPS and reflects the target number of shares.

(4)
Consists of time-based restricted stock units under the LTIP that vest on March 2, 2024. The grant date fair value, which is calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $53.50 per share.

Executive Compensation | Executive Compensation Tables | Evergy 2022 Proxy Statement 54

(5)
Mr. Andrews received this award as a director, before he transitioned to CFO. The amount shown is the aggregate grant date fair value of equity granted in 2021 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification(“ASC”) Topic 718. The amount reflects the value of equity retainers issued by the Company in 2021.

(6)
Consists of time-based restricted stock units under the LTIP granted as an inducement to Mr. Andrews pursuant to his offer letter dated January 30, 2021 and appointment as Evergy’s new Executive Vice President and Chief Financial Officer on February 22, 2021. These RSUs vest one-third per year on the anniversary of his start date of February 22, 2021, assuming continued employment at the applicable vesting date. See footnote (2)(b) to the “Outstanding Equity Awards at Fiscal Year End” table below.

Narrative Analysis of Summary Compensation Table
and Grants of Plan-Based Awards Table
See the “Compensation Discussion and Analysis” portion of this proxy statement for further information regarding the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.
Executive Compensation | Executive Compensation Tables | Evergy 2022 Proxy Statement 55

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2021. There are no outstanding options. Mr. Somma departed on March 4, 2021 and did not hold any equity awards as of December 31, 2021.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Mr. Campbell	56,283	3,861,605	58,694	4,026,995
Mr. Andrews	56,914	3,904,885	19,818	1,359,713
Mr. Bryant	24,717	1,695,819	27,937	1,916,758
Mr. Caisley	18,909	1,297,353	11,832	811,794
Mr. Greenwood	21,676	1,487,208	19,210	1,317,998
Former Named Executive Officers
Mr. Bassham	48,988	3,361,040	11,796	809,324
(1)	Includes reinvested dividends and/or dividend equivalents on restricted stock and stock units that carry the same restrictions.
(2)
Reflects time-based restricted stock and time-based restricted stock units granted by Evergy, that were not vested as of December 31, 2021. The following table provides the grant and vesting dates and number of unvested shares (including reinvested dividend shares) for each of the outstanding grants as of December 31, 2021. Also included are Evergy performance-based restricted stock units, which, as of December 31, 2021, were earned but not yet vested. RSAs for Mr. Campbell granted by Evergy on January 4, 2021 follow the terms of his award agreements and provide for a cash payment to Mr. Campbell at the time of a dividend payment.

Name	Grant Date	Vesting Date	Number of Shares That Have Not Vested
Mr. Campbell	January 4, 2021	(a)	36,036
	March 2, 2021	March 2, 2024	20,247
Mr. Andrews	February 22, 2021	(b)	50,078
	March 2, 2021	March 2, 2024	6,836
Mr. Bryant	March 1, 2019	March 1, 2022	11,187
	March 1, 2019	March 1, 2022	3,754
	March 3, 2020	March 3, 2023	3,769
	March 2, 2021	March 2, 2024	6,006
Mr. Caisley	March 1, 2019	March 1, 2022	3,867
	March 1, 2019	March 1, 2022	1,298
	March 3, 2020	March 3, 2023	1,190
	March 2, 2021	March 2, 2024	2,935
	August 12, 2021	August 12, 2024	9,619
Mr. Greenwood	March 1, 2019	March 1, 2022	11,187
	March 1, 2019	March 1, 2022	3,754
	March 3, 2020	March 3, 2023	2,948
	March 2, 2021	March 2, 2024	3,788
Former Named Executive Officers(c)
Mr. Bassham(d)	March 1, 2019	March 1, 2022	33,517
	March 1, 2019	March 1, 2022	11,247
	March 3, 2020	March 3, 2023	4,224
Executive Compensation | Executive Compensation Tables | Evergy 2022 Proxy Statement 56

(a)
Mr. Campbell was granted an inducement equity award of restricted stock awards under the long-term incentive plan valued at $3 million in three substantially equal RSA awards with the number of RSAs calculated based on the closing price of Evergy common stock upon signing his offer letter, which was 54,054 RSAs. The first RSA award vested on December 31, 2021. Assuming continued employment through each applicable vesting date, the second RSA award vests on December 31, 2022, and the third RSA award vests on December 31, 2023.

(b)
Mr. Andrews was granted an inducement equity award of RSUs under the long-term incentive plan valued at $2.6 million with the number of RSUs calculated based on the closing price of Evergy common stock upon signing his offer letter. Assuming continued employment through each applicable vesting date, the RSUs vest in one-third increments on each of the first three anniversaries of the grant date, February 22, 2021.

(c)
The June 2018 restricted stock unit award granted to Mr. Somma by the Westar Energy Board of Directors prior to the merger vested in connection with Mr. Somma’s departure, whereas the 2019 and 2020 grants were forfeited, and Mr. Somma had no outstanding equity awards at fiscal year-end 2021.

(d)
In March 2018, the Great Plains Energy Board of Directors granted equity awards to Mr. Bassham that were scheduled to vest on March 1, 2021. Those Great Plains Energy award agreements did not include provisions for the treatment of the award upon a qualifying retirement and therefore the awards would be forfeited upon termination of employment. Evergy’s current form of award agreement, however, does provide for treatment of awards upon a qualifying retirement: if a grant recipient attains the age of 60 and has been employed by Evergy (or one of its predecessor companies) for ten or more years, a grant recipient will be entitled to pro rata vesting of equity awards.

On December 16, 2020, in connection with Mr. Bassham’s retirement on January 4, 2021, in order to acknowledge the substantial contributions of Mr. Bassham to Evergy and its predecessor companies, and as an inducement for ensuring a smooth transition to a new president and chief executive officer of Evergy, the Committee recommended and the independent directors determined to fully vest Mr. Bassham’s 2018 grants at the time the grants would otherwise vest, following his retirement. Performance shares will vest based on actual satisfaction of performance conditions that were established on the grant date.
(3)	The value of the shares is calculated by multiplying the number of shares by the closing market price ($68.61) as of December 31, 2021.
(4)
Reflects, at target, performance-based restricted stock units granted by Evergy in 2020 and 2021. The following table summarizes the number of performance-based restricted stock units for each of the outstanding grants, at target, as of December 31, 2021.

Name	Performance Period	Number of Shares(a)
Mr. Campbell	2021-2023	58,694
Mr. Andrews	2021-2023	19,818
Mr. Bryant	2020-2022	10,525
	2021-2023	17,412
Mr. Caisley	2020-2022	3,324
	2021-2023	8,508
Mr. Greenwood	2020-2022	8,230
	2021-2023	10,980
Former Named Executive Officers(b)
Mr. Bassham	2020-2022	11,796
(a)	The number of shares actually earned for each applicable performance period is determined shortly following the end of the performance period based on achievement of the performance objectives.
(b)
As reported on the Company’s Form 8-K/A filed with the SEC on August 27, 2020 and as amended on December 22, 2020, in connection with Mr. Bassham’s retirement, the Board determined that neither immediate vesting nor immediate forfeiture would occur with respect to any incentive equity grants held by Mr. Bassham. Rather, the 2018 grants vested in full in March 2021, and the 2019 and 2020 grants will vest on a pro rata basis, in each case at the time the grants would otherwise vest. Any performance-based grants vest based on actual satisfaction of performance conditions that were established on the grant dates for each incentive. Mr. Bassham did not receive a 2021 grant. Mr. Somma’s 2020 grants were forfeited, and he did not receive a 2021 grant.

Executive Compensation | Executive Compensation Tables | Evergy 2022 Proxy Statement 57

Option Exercises and Stock Vested
The following table provides information regarding the vesting of stock awards, restricted stock or restricted stock units held by each of the NEOs during 2021. The market value of the shares is based on our closing stock price on the date of vesting (or the trading day immediately preceding the date of vesting in instances where the date of vesting was not a trading day). We have omitted the “Option Awards” columns because our NEOs do not have options.
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Campbell(a)	18,018	1,236,215
Mr. Andrews(b)	2,342	125,883
Mr. Bryant(c)	11,188	603,704
Mr. Caisley(c)	3,637	196,253
Mr. Greenwood(d)	6,135	381,290
Former Named Executive Officers
Mr. Bassham(c)	38,384	2,081,002
Mr. Somma(e)	5,522	294,753
(a)	The first tranche of RSAs granted as an inducement to Mr. Campbell pursuant to his offer letter vested on December 31, 2021.
(b)	Mr. Andrews received this award as a director, before he transitioned to CFO.
(c)
In 2018, Messrs. Bryant, Caisley, and Bassham were awarded performance based restricted stock units by Great Plains Energy for the 2018 to 2020 performance period. Messrs. Somma and Greenwood were not employees of Great Plains Energy at the time of the grants in 2018 and therefore did not participate in the program. The 2018 performance shares, which achieved a 66.4% payout and vested in March 2021, are reflected in the table.

(d)	The third tranche of the June 2018 restricted stock unit award granted to Mr. Greenwood by the Westar Energy Board of Directors prior to the merger vested in June 2021.
(e)
Reflects the final installment of the June 2018 restricted stock unit award granted to Mr. Somma by the Westar Energy Board of Directors prior to the merger, which vested in connection with Mr. Somma’s departure from the Company on March 4, 2021, whereas the 2019 and 2020 grants were forfeited. See “Note Regarding Transitions — Former CEO and CFO Transitions” on page 37.

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Pension Benefits
Certain of our NEOs participate in our tax-qualified, noncontributory defined benefit plans, and may participate in other retirement plans depending on whether they were previously an officer of Great Plains Energy or Westar Energy. Messrs. Campbell and Andrews are not eligible for pension benefits since they were employed after closure of the pension plans in 2014 and 2018 respectively. Accordingly, neither appears in the table below. The following table sets forth, at December 31, 2021, the present value of accumulated benefits payable to each of our NEOs under the applicable plans. Additional information about the plans and assumptions follows the table.
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Bryant	Evergy Retirement Plan	18.0	681,044	—
	KCP&L SERP	18.5	853,904	—
Mr. Caisley	Evergy Retirement Plan	14.0	560,535	—
	KCP&L SERP	14.0	451,532	—
Mr. Greenwood	Westar Pension Plan	29.0	1,701,009	—
	Westar Retirement Restoration Plan	29.0	1,485,472	—
Former Named Executive Officers
Mr. Bassham	Evergy Retirement Plan	15.5	—	868,946
	KCP&L SERP	15.5	—	2,525,245
Mr. Somma(1)	Westar Pension Plan	22.7	1,507,833	—
	Westar Retirement Restoration Plan	26.7	—	1,584,668
(1)
The Westar Pension Plan did not require payout to Mr. Somma upon departure. Mr. Somma was required to take a distribution of $1,584,668 pursuant to the Westar Retirement Restoration Plan at the time of his departure.

Evergy Retirement Plan
The Evergy Retirement Plan is a funded, tax-qualified, noncontributory defined benefit pension plan that resulted from the merger of previous standalone company plans. The Evergy Metro Plan of Benefits is for Evergy Metro non-union employees hired or rehired on or before December 31, 2013. In 2007, Evergy Metro non-union employees who participated in the plan were given a one-time election to remain in their existing Retirement Plan and 401(k) Plan (“Old Retirement Plan”) or choose a new retirement program that includes a slightly reduced benefit accrual formula under the Evergy Retirement Plan paired with an enhanced benefit under the Evergy 401(k) Plan (“Current Retirement Plan”). Mr. Bassham and Mr. Bryant elected to participate in the Current Retirement Plan. Benefits under the Evergy Retirement Plan are based on the participant’s years of service and the average annual base salary over a specified period. Evergy Metro participants who elected to remain in the Old Retirement Plan and retire after they reach 65, or whose age and years of service at or after age 52 add up to 85 (the “Rule of 85”), are entitled under the Evergy Retirement Plan to a total monthly annuity for the rest of their life (a “single life” annuity) equal to 50% of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. This reflects an accrual rate of 1.67% per year, capped at 30 years of service. The 50% single life annuity will be proportionately reduced if years of credited service are less than 30. Participants may also elect to retire and receive an unreduced benefit at age 62 with at least 5 years of credited service, in which case the benefit is based on their average base monthly salary for the period of 48 consecutive months in which their earnings were highest. Participants may also elect early retirement benefits if they retire between the ages of 55 and 62; in such a case the benefit is reduced by 3% for each year that commencement precedes age 62. Participants may elect other annuity options, such as joint and survivor annuities or annuities with payments guaranteed for a period of time. The present value of each annuity option is the same; however, the monthly amounts payable under these options are less than the amount payable under the single life annuity option. Participants also may elect to receive their retirement benefits in a lump sum equal to the actuarial equivalent of a single life pension under the Evergy Metro Plan of Benefits.
Participants such as Mr. Bassham and Mr. Bryant, who elected the Current Retirement Plan, retained the benefit they accrued as of December 31, 2007, under the old formula with the old early retirement reductions. Participants in the Current Retirement Plan earn a benefit equal to 1.25% of their final average base earnings (averaged over 48 consecutive months), multiplied by the years of credited service earned after 2007. There is no cap on the years of credited service that can be
Executive Compensation | Executive Compensation Tables | Evergy 2022 Proxy Statement 59

earned. Participants under the Current Retirement Plan may begin receiving their retirement benefit at age 55, but with a 5% per year reduction for each year before age 62. There is no Rule of 85 for post-2007 accrued benefits; however, participants may receive post-2007 accrued benefits (subject to the 5% per year reduction if they retire at or after age 55 and before age 62) when they start receiving pre-2008 accrued benefits. Participants in the Current Retirement Plan may elect to receive their accrued benefits in the form of one of the annuities described in the preceding paragraph or in a lump sum.
The Evergy Kansas Central Plan of Benefits is for generally all of Evergy Kansas Central’s employees hired or rehired on or before May 30, 2018, including NEOs who were formally officers of Westar Energy. Mr. Greenwood and Mr. Somma are fully vested in their plan benefits.
The Evergy Kansas Central Plan of Benefits uses two formulas to calculate benefits, a final average earnings formula for union employees hired prior to January 1, 2012 and for non-union employees hired prior to January 1, 2002, and a cash balance formula for union employees hired (or re-hired) after December 31, 2011 and for non-union employees hired (or re-hired) after December 31, 2001. “Final average earnings” generally means the average annual earnings of an employee measured over the sixty (60) consecutive months that produce the highest monthly average within one hundred twenty (120) consecutive months immediately preceding the employee’s termination or retirement date. Earnings related to restricted stock units and dividend and/or dividend equivalents are not included in the calculation of final average earnings. Mr. Greenwood is accruing benefits calculated under the final average earnings formula.
Under the final average earnings formula, the accrued benefit for each non-union plan participant equals:
(1)
1.5% times the participant’s final average earnings plus 0.4% times the final average earnings in excess of covered compensation (certain wages subject to Social Security taxes) multiplied by credited service up to twenty (20) years; plus

(2)
0.8% times the final average earnings plus 0.4% times the final average earnings in excess of covered compensation multiplied by credited service in excess of twenty (20) years up to a maximum of thirty-five (35) years.

Pension benefits accrued under the final average earnings formula are calculated as a monthly annuity generally for the participant’s lifetime. The normal form of benefit for a married participant is a 50% joint and survivor annuity, which provides reduced monthly payments during the participant’s lifetime and lifetime payments to the spouse following the participant’s death in the amount of 50% of the reduced payments. Full benefits may be received when a participant reaches retirement age of 62 or age 60 with thirty-five (35) years of service. Benefits are reduced if a participant elects to receive payments before attaining such age and years of service. The Evergy Kansas Central Plan of Benefits also allows final average earning participants to elect a lump sum payment in lieu of a monthly annuity. In general, the lump sum payment is equivalent to the present value of the accrued benefit.
We calculated the amounts in the Present Value of Accumulated Benefit column in the Pension Benefits table above based on the same assumptions used for financial reporting purposes with respect to the Evergy Retirement Plan in our 2021 consolidated financial statements. For each NEO we calculated the present value of their accrued pension benefit as of December 31, 2021, using a discount rate of 3.10% and use of the Pension Protection Act mortality and lump sum interest rate tables. Benefits were assumed to commence at the later of the age of such officer as of December 31, 2021, or the earliest unreduced retirement age (62) and be paid in a lump sum 90% of the time and a life annuity 10% of the time.
KCP&L SERP
The KCP&L SERP is unfunded and provides out of general assets an amount substantially equal to the difference between the amount that would have been payable under the KCP&L Pension Plan in the absence of tax laws limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the KCP&L Pension Plan. For participants under the Old Retirement Plan, it adds an additional one-third percent of highest average annual base salary for each year of credited service when the executive was eligible for supplemental benefits, up to a maximum of thirty (30) years, and also makes up the difference (if any) between using a 36-month earnings averaging period and the averaging period used for the participant’s benefits under the KCP&L Pension Plan. Participants under the Current Retirement Plan receive this same benefit; however, there is no cap on the years of credited service for benefits accrued after 2007. Participants may elect the timing of the receipt of their benefits, as well as the form of their benefits (a lump sum payment or a variety of annuity options, all of which have the same present value). Mr. Bassham and Mr. Bryant have elected to receive their benefits in a lump sum upon separation from service. For participants, such as Mr. Bassham and Mr. Bryant, who are “specified employees” under Internal Revenue Code Section 409A and who elect payment on separation of service, payment of benefits accrued prior to 2005 will be made, or commence, when they separate from service; payment of benefits accrued after 2004 will be made, or commence, on the first business day of the seventh calendar month following their separation from service. Mr. Bassham retired on January 4, 2021, and his benefits were paid in accordance with his elections.
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The present value of the accumulated benefits under the KCP&L SERP with respect to each of the participant NEOs is based on the following assumptions: retirement at the later of the age of such officer as of December 31, 2021, or age 62, full vesting of accumulated benefits, a discount rate of 3.07% and use of the Pension Protection Act mortality and lump sum interest rate tables.
Westar Restoration Plan
The Westar Restoration Plan replaces benefits lost under the Westar Pension Plan because of limitations imposed by the Internal Revenue Code on annual compensation that can be used in calculating pension benefits. Mr. Greenwood participates, and Mr. Somma participated, in the Westar Restoration Plan. Under the terms of the Westar Restoration Plan, the benefit payable will be a monthly amount that is equal to the difference between the monthly amount that is payable to the participant under the Westar Pension Plan and the monthly amount that would be payable if the Westar Pension Plan were not subject to such limitations. The amount payable under the Westar Restoration Plan will be determined in the form of a straight life annuity over the lifetime of the participant and will commence on the participant’s normal retirement date. We calculated the present value of the benefits as of December 31, 2021 using a discount rate of 3.07% and use of a Pension Protection Act mortality and lump sum interest rate tables. For this purpose, benefits were assumed to commence at the earliest unreduced retirement age (62). Mr. Somma was required to take a distribution of $1,584,668 pursuant to the Westar Retirement Restoration Plan at the time of his departure.
Nonqualified Deferred Compensation
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate withdrawals/ distributions ($)	Aggregate Balance at Last FYE ($)(4)
Mr. Campbell	—	—	—	—	—
Mr. Andrews	—	—	—	—	—
Mr. Bryant	36,900	61,580	26,972	—	525,576
Mr. Caisley	46,308	35,882	6,660	—	198,004
Mr. Greenwood	63,600	39,591	68,054	—	1,612,736
Former Named Executive Officers
Mr. Bassham	—	—	101,620	(2,723,812)	0
Mr. Somma	1,981	8,917	11,744	(264,829)	0
(1)
The entire amount shown for each NEO is included in the 2021 salary and non-equity incentive plan compensation information shown for such person in the Summary Compensation Table. To provide consistency with the Summary Compensation Table, this table shows deferrals of compensation earned in 2021 (whether paid in 2021 or 2022). Mr. Campbell, Mr. Andrews, and Mr. Bassham, who retired on January 4, 2021, did not participate in the Non-Qualified Deferred Compensation Plan in 2021. The amounts of 2021 salary deferred are: Mr. Bryant, $36,900; Mr. Caisley, $46,308; Mr. Greenwood, $63,360 and Mr. Somma, $1,981. The amounts of 2021 deferred non-equity incentive award compensation are: Mr. Bryant, $35,129; Mr. Caisley, $38,675, and Mr. Greenwood, $378,420. Mr. Somma did not defer any non-equity incentive award compensation in 2021. Messrs. Bassham and Mr. Somma received payments of their respective deferred compensation in the amounts shown.

(2)	The entire amount shown in this column for each NEO is included in the amount shown for each NEO in the “All Other Compensation” column in the Summary Compensation Table.
(3)
Only the above-market earnings are reported in the Summary Compensation Table. The above-market earnings were: Mr. Bryant, $20,634; Mr. Caisley, $5,086; Mr. Greenwood, $52,035; Mr. Bassham, $76,412; and Mr. Somma, $8,956.

(4)
The following amounts reported in this column were reported as compensation to the NEOs in the Summary Compensation Table for previous years: Mr. Bassham, $341,529 (2020) and $341,529 (2019); Mr. Bryant, $157,090 (2020) and $97,060 (2019); Mr. Greenwood, $595,037 (2020) and $455,798 (2019); and Mr. Somma, $110,916 (2020) and $127,432 (2019).

Our DCP is a nonqualified and unfunded plan. It allows officers, including our NEOs, to defer the receipt of compensation. All participants can defer up to 50% of their January 1 base salary and up to 100% of awards under the annual incentive plan. In each year they participated, Mr. Bassham, Mr. Bryant and Mr. Caisley received a matching contribution in an amount equal to 100% of the first 6% of the base salary and annual incentive plan deferred, reduced by the amount of the matching contribution made for the year to the participant’s 401(k) account. Mr. Greenwood and Mr. Somma received a matching contribution in an amount equal to 75% of the first 6% of the base salary, bonus and incentive pay deferred, reduced by the amount of the matching contribution made for the year to the participant’s 401(k) account. An earnings rate is applied to the deferral amounts. This rate is determined annually by the Committee and is based on Evergy’s weighted average cost of capital. The rate was set at 6.7% for 2021 and this interest rate applies to all deferral amounts, compounded daily. Prior to rendering the services to which deferred compensation relates, participants must elect to have the deferred compensation paid either at a specified date or upon separation from service. For participants, such as our NEOs, who are “specified
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employees” under Internal Revenue Code Section 409A and who elect payment on separation of service, payment will be made, or commence, on the first business day of the seventh calendar month following their separation from service. Mr. Campbell and Mr. Andrews elected not to participate in the DCP.
Potential Payments Upon Termination or Change-in-Control
In 2019, the Committee implemented change-in-control agreements that reflect current market practices. For information on why the Committee believes change-in-control agreements are necessary and in the best interests of shareholders, see “Compensation Discussion and Analysis — Summary and Analysis of Executive Compensation — Change-in-Control Severance Agreements” above.
Payments under Evergy Change-in-Control Severance Agreements
The change-in-control agreements Evergy entered into with its officers, including its NEOs, specify the benefits payable in the event their employment is terminated within two years of a “Change-in-Control” or within a “protected period.” Generally, a “Change-in-Control” occurs if:
•	any person becomes the beneficial owner of at least 35% of our outstanding voting securities;
•	a change occurs in the majority of our Board;
•	a merger, consolidation, reorganization or similar transaction is consummated (unless our shareholders continue to hold at least 60% of the voting power of the surviving entity); or
•
a complete liquidation, complete dissolution or an agreement for the sale or disposition of substantially all of our assets occurs or is approved by our shareholders (unless our shareholders continue to hold at least 60% of the voting power after such disposition or sale).

A “protected period” starts when:
•	we enter into an agreement that, if consummated, would result in a Change-in-Control;
•	we, or another person, publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change-in-Control;
•	any person becomes the beneficial owner of 10% or more of our outstanding voting securities; or
•	our Board, or our shareholders, adopt a resolution approving any of the foregoing matters or approving a Change-in-Control.
The protected period ends when the Change-in-Control transaction is consummated, abandoned or terminated.
Our Change-in-Control arrangements are “double trigger,” meaning that benefits are only paid if we experience a Change-in-Control and the NEO’s employment is terminated by the Company other than for “Cause” or by the NEO for “Good Reason” within two years of a Change-in-Control or protected period. “Cause” includes:
•	fraud, embezzlement or material misappropriation of any funds, confidential information or property;
•
indictment for or the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof, or a misdemeanor involving fraud, embezzlement, theft, misappropriation or failure to be truthful;

•
any willful action or omission that (i) (a) would constitute grounds for immediate dismissal under any Evergy employment policy, (b) is a material violation of such policy and (c) in the determination of the Committee, could result in damage, liability or reputational harm to Evergy, including use of illegal drugs while on the premises of Evergy, or (ii) is a violation of sexual harassment laws or the internal sexual harassment policy of Evergy;

•	gross negligence or willful misconduct in performance of duties or in following reasonable instructions of the Board; or
•	any material breach or violation of any material provision of the restrictive covenants contained in the agreement.
An employee has “Good Reason” to terminate employment if:
•
there is any material and adverse reduction or diminution in position, authority, duties or responsibilities below the level provided at any time during the 90-day period before the “protected period;”

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•	there is any reduction in annual base salary after the start of the “protected period” (unless such reduction is in connection with a company-wide reduction);
•	there is any material reduction in benefits below the level provided at any time during the 90-day period prior to the “protected period;”
•	the employee is required to be based at any office or location that is more than 70 miles from where the employee was based immediately before the start of the “protected period;” or
•	Evergy fails to require any successor to all or substantially all of the Company’s business or assets to assume expressly and agree to perform under the change-in-control agreements.
The change-in-control agreements do not provide to any officer a gross-up payment in connection with any excise taxes that may be imposed on payments and benefits received by the officer. Any change-in-control benefits payable under the agreement are subject to execution of an agreement by the officer releasing claims against Evergy as well as the officer’s compliance with certain covenants contained in the agreement, including confidentiality, non-competition, non-solicitation, non-disparagement and assistance to Evergy with respect to any disputes.
Under the change-in-control agreements, in the event of a triggering event, as described above and subject to other terms in the change-in-control agreements, an officer, including each NEO, would be entitled to accrued but unpaid compensation and other benefits, as well as a cash amount equal to the aggregate sum of (i) two times the officer’s highest annual base salary in effect during the twelve-month period prior to the date of termination (three times for Mr. Campbell), plus (ii) two times the officer’s five-year average short-term bonus (three times for Mr. Campbell), plus (iii) the value of any unvested portion of employer contributions made on behalf of the officer under Evergy’s DCP, plus (iv) the premium cost to cover the officer and, if applicable, his or her beneficiaries under Evergy’s health and welfare plans for two years.
The following table sets forth our payment obligations under the Evergy change-in-control agreements and other compensatory plans if, following a change-in-control, we terminate a currently serving NEO without “Cause” or the NEO leaves for “Good Reason.” The table does not include amounts that are due to the currently serving NEOs, such as accrued salary and amounts due under retirement and deferred compensation plans except as noted. The amounts shown in the table assume that the termination took place on December 31, 2021. Mr. Bassham retired on January 4, 2021, and Mr. Somma departed on March 4, 2021. See “Note Regarding Transitions — Former CEO and CFO Transition” on page 37 for additional information regarding payments to Mr. Somma pursuant to the Westar CIC Agreement and to Mr. Bassham upon his retirement.
Potential Payments Upon Termination or Change-in-Control
Benefit(1)(2)	Mr. Campbell ($)	Mr. Andrews ($)	Mr. Bryant ($)	Mr. Caisley ($)	Mr. Greenwood ($)
Two Times Salary	—	1,400,000	1,230,000	1,000,000	1,060,000
Three Times Salary	3,000,000	—	—	—	—
Two Times Bonus	—	1,400,000(3)	851,521	372,530	1,070,368
Three Times Bonus	3,750,000(3)	—	—	—	—
Annual Bonus	1,250,000	700,000	492,000	325,000	424,000
Retirement Benefit Enhancement(4)	87,000	58,000	260,673	196,370	611,828
Performance Share (Units) Vesting(5)	4,026,995	1,359,713	2,613,904	1,052,752	2,015,144
Restricted Stock (Units) Vesting(6)	3,861,605	3,904,885	928,261	1,032,058	719,650
Health and Welfare(6)	107,860	75,005	76,337	77,989	56,290
Accrued Vacation	47,115	21,538	50,264	31,731	11,466
Total	16,130,575	8,919,141	6,502,960	4,088,430	5,968,746
(1)	The NEOs receive two times (three times for CEO) their highest annual base salary during the twelve-month period prior to the date of termination.
(2)	The NEOs receive two times (three times for CEO) their average annualized annual incentive compensation awards.
(3)	As Mr. Campbell and Mr. Andrews do not have historical bonus information, target bonus was assumed for this calculation.
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(4)
For Mr. Bryant, Mr. Caisley, and Mr. Greenwood, the amounts reflect the present value of the benefit arising from an additional two years of service credited in both the Evergy, Inc. Retirement Plan and the SERP or Retirement Restoration Plan upon a change-in-control. For Mr. Campbell and Mr. Andrews, the amounts reflect additional years of matching contributions in the 401(k) Plan. Mr. Campbell receives the value of three additional years, and Mr. Andrews receives the value of two additional years.

(5)
In the event of a “change-in-control” and termination of employment without cause or for good reason, the LTIP provides that all performance-based restricted stock units and performance share grants are deemed to have been fully earned. The amounts shown reflect the aggregate target number of performance shares, valued at the $68.61 closing price of our stock on December 31, 2021, plus accrued cash dividends.

(6)
In the event of a change-in-control and termination of employment without cause or for good reason, the LTIP provides that all restrictions on restricted stock and restricted stock unit grants are removed. The amounts shown reflect the aggregate number of restricted stock (unit) grants outstanding as of December 31, 2021, plus reinvested dividends carrying the same restrictions, valued at the $68.61 closing price of our stock on December 31, 2021.

(7)
The amounts include medical, accident, disability and life insurance for two years following termination and are estimated based on the current premiums for medical coverage and premiums for private insurance coverage for the individuals, as well as for financial advisory services for one year.

Executive Severance Plan
Pursuant to our Severance Plan, Evergy’s Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer and any Vice President of Evergy who is appointed by the Evergy Board is entitled to certain benefits if the eligible officer’s employment is terminated by Evergy without cause (as defined in the plan), other than in a situation that is governed by a change-in-control severance agreement.
Subject to the terms of the Severance Plan, if an eligible officer’s employment is terminated by Evergy without cause, the officer would be entitled to accrued but unpaid compensation and other benefits, as well as a cash amount equal to the aggregate sum of:
•	one (or two for the Chief Executive Officer) times the officer’s annual base salary in effect on the date of termination; plus
•	one (or two for the Chief Executive Officer) times the officer’s target annual incentive award with respect to the fiscal year in which the termination occurs; plus
•	the pro rata portion of the officer’s target annual incentive award for the fiscal year in which the termination occurs, to the extent not theretofore paid; plus
•
twelve (12) (or twenty-four (24) for the Chief Executive Officer) times Evergy’s monthly COBRA premium cost to cover the officer, and if applicable his or her beneficiaries, under Evergy’s health, vision and dental plans.

In addition to the cash lump sum payment described above, an officer will vest in a pro rata portion of any outstanding time-based and performance-based long-term incentive awards (e.g., equity awards). Performance-based long-term incentive awards will only vest pro rata following completion of the applicable performance period. The officer is also eligible to receive outplacement counseling services during the twelve-month period following termination, up to a $25,000 limit.
Any benefits payable under the Severance Plan are subject to execution of an agreement by the officer releasing claims against Evergy as well as the officer’s compliance with certain covenants contained in the severance plan, including confidentiality, non-solicitation of employees, non-disparagement and assistance to Evergy with respect to any disputes.
Evergy may amend or terminate the Severance Plan, in whole or in part, at any time and in any way except that, without the consent of the officer, no amendment that materially reduces an officer’s rights or potential benefits under the severance plan may become effective before the 90th calendar day after such amendment or termination is approved by the administrator.
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The following table sets forth our payment obligations under the Severance Plan. The table does not include amounts that are due to the NEOs, such as accrued salary and bonus and amounts due under retirement and deferred compensation plans, and also excludes the optional use of outplacement counseling services. The amounts shown in the table assume that the termination took place on December 31, 2021.
Potential Severance Plan Payments as of December 31, 2021
Benefit	Mr. Campbell ($)	Mr. Andrews ($)	Mr. Bryant ($)	Mr. Caisley ($)	Mr. Greenwood ($)
Salary	2,000,000	700,000	615,000	500,000	530,000
Bonus	2,500,000	700,000	492,000	325,000	424,000
Performance Share Unit Vesting(1)	1,117,997	377,491	1,431,771	529,161	1,213,197
Restricted Stock (Unit) Vesting(2)	1,200,782	1,171,953	515,846	274,950	439,188
COBRA(3)	28,414	28,264	28,033	28,264	18,872
Accrued Vacation	76,923	53,846	52,038	38,462	50,962
Total	6,924,116	3,031,554	3,134,688	1,695,837	2,676,219
(1)
Under the Severance Plan, a pro-rata portion of any performance-based long-term incentive will vest following completion of the performance period. The amounts shown reflect the pro rata portion of these incentives, at target, valued at the $68.61 closing price of our stock on December 31, 2021, and excludes accrued cash dividends

(2)
Under the Severance Plan, a pro-rata portion of any time-based long-term incentive will vest. The amounts shown reflect the pro rata portion of these incentives, plus reinvested dividends carrying the same restrictions, valued at the $68.61 closing price of our stock on December 31, 2021.

(3)	The CEO is entitled to 24 months of COBRA and other currently serving NEOs are entitled to 12 months.
Retirement
Upon retirement, each NEO would receive a lump sum cash payment of all earned and unpaid salary, accrued but unused vacation, retirement benefits and deferred compensation, among other benefits. Please refer to the “Pension Benefits” section of this proxy statement for information regarding retirement benefits and the “Non-qualified Deferred Compensation” section of this proxy statement for information on deferred compensation.
Restricted stock units granted by Evergy vest on a pro rata basis (based on actual performance in the case of performance-based restricted stock units) on the scheduled vesting date in the case of retirement. Retirement means an officer’s separation from service (i) after reaching age 60 and having ten years of service and (ii) the officer having provided a minimum of six-months’ advance notice of retirement.
Death or Disability
In the event of death or disability, the NEO or their beneficiary would receive a lump sum cash payment of all accrued and unpaid salary, unused vacation and the retirement benefits and deferred compensation discussed above.
Restricted stock units granted by Evergy vest in full (at target in the case of performance-based restricted stock units) upon death or disability. NEOs or their beneficiaries are eligible for a pro-rated portion of annual incentive plan awards.
Resignation or Termination
In the event of resignation or termination not covered by the severance plan, the NEO would receive a lump sum cash payment of all accrued and unpaid salary, unused vacation and the retirement benefits and deferred compensation discussed above. The NEO would also be entitled to continue health insurance benefits, at his or her own cost, as mandated by COBRA, or to elect retiree medical coverage if eligible to do so. All outstanding equity and annual incentive awards would be terminated unless the Board took other action in its sole discretion.
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CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we determined the ratio of the annual total compensation of our CEO compared to the annual total compensation of our median employee.
To identify the median employee, we compiled a list of all employees who were employed full-time, part-time or seasonally on October 1, 2021.
We reviewed annual total cash compensation for each employee on the list as of December 31, 2021 to identify the “median employee.” Annual total cash compensation included, among other items, earned wages, overtime, short-term incentive and recognition payments, as applicable.
Our “median employee” is a union employee with an annual base salary of $90,649 for 2021, and annual total compensation, calculated in the same manner as is done for Mr. Campbell, of $133,369 for 2021. The calculation for annual total compensation does not represent the amount of cash compensation realized by our median employee in 2021 and does not represent the amount of compensation that the employee will receive. Rather, SEC rules require that we include in this amount any change in the present value of estimated accrued pension benefits, even though no pension benefits were paid to or received by the median employee during 2021. Year-over-year changes in pension value are driven by two primary factors: additional service/benefit accruals (which increases the value) and changes in actuarial pension assumptions.
Mr. Campbell had total annual compensation of $11,138,082 as reflected in the Summary Compensation Table. As a result, for 2021, we estimate that the ratio of Mr. Campbell’s total annual compensation to that of our median employee was approximately 84:1.
Due to the special inducement awards of restricted stock and cash bonus awarded to Mr. Campbell for fiscal 2021 in connection with his appointment as CEO, the fiscal 2021 pay ratio is materially higher than our CEO pay ratio in fiscal 2020. If we were to exclude these special awards of restricted stock and cash bonus to Mr. Campbell for fiscal 2021, our CEO compensation would have been $6,984,663 and the resulting CEO pay ratio would have been 52:1.
Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for Evergy, as other companies have different employee populations and compensation practices and may utilize different methodologies, estimates and assumptions in calculating their pay ratios.
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Proposal 3		Approval of the Evergy, Inc. Amended and Restated Long-Term Incentive Plan.
	☑	The Board recommends a vote FOR approval of the amended Long-Term Incentive Plan.
APPROVAL OF THE AMENDED LONG-TERM INCENTIVE PLAN
Item 3 on the Proxy Card
A summary of the principal features of the LTIP, as amended, is provided below. This summary does not discuss every aspect of the LTIP. We urge you to read the full text of the Amended LTIP contained in Appendix C of this Proxy Statement. We will provide without charge a copy of the LTIP (as proposed to be amended or as in its current form) to any shareholder who requests a copy.
Overview
Our shareholders initially approved our LTIP in 1992 (as the Great Plains Energy Incorporated Long-Term Incentive Plan), and approved amendments in 2002, 2007, 2011 and 2016. Our LTIP was amended most recently in 2018 in connection with the merger of Great Plains Energy Incorporated into the Company. The LTIP’s purposes are to encourage directors, officers and certain other employees of the Company to acquire and increase an equity interest in the growth and performance of the Company, to provide an incentive to enhance the value of the Company for the benefit of its shareholders and customers, and to aid in attraction and retention. The Board believes that the LTIP has been successful, but that it should be amended to extend the term, to increase the maximum number of shares of the Company’s common stock available for awards issues under the LTIP and to make other changes as described below to reflect current practices in equity plan design and other changes the Board believes will be beneficial with respect to ongoing administration of the LTIP. The Board approved the amended LTIP on February 15, 2022 (the “Amended LTIP”), and directed that it be submitted to our shareholders for approval. If approved, the Amended LTIP will be effective as of May 3, 2022, and will expire on May 3, 2032. If not approved, the existing LTIP will continue in its current form.
Principal Changes to the LTIP
The principal changes that the amendments will make to the current LTIP are:
•	Extension of LTIP Term. The Amended LTIP extends the term of the LTIP from May 3, 2026 until May 3, 2032.
•
Increase the Maximum Number of Shares Available for Awards. Currently, the aggregate number of shares of the Company’s common stock available for awards granted under the LTIP is 4,784,800, all of which may be subject to incentive stock option treatment. The Amended LTIP increases the number shares available for awards by 5,780,000 shares, such that the maximum number of shares available for awards under the Amended LTIP shall be 10,564,800. As of March 2, 2022, simple dilution arising from the LTIP was 0.88%. Simple dilution was calculated as the total overhang (outstanding grants pursuant to the LTIP) of 2,010,011 shares (assuming performance-based awards vest at target) plus 967,491 shares that remained available for issuance under the LTIP divided by the total common shares outstanding as of March 2, 2022 of approximately 229,323,829 shares. With the approval of the share increase pursuant to the Amended LTIP, simple dilution would be 3.40. The Committee believes that the proposed share increase represents a reasonable amount of potential equity dilution to accommodate the Company’s long-term strategic priorities and executive retention goals. Furthermore, in evaluating the proposed share increase, the Committee considered the Company’s historic share repurchase activities.

•
Delegation of Authority to Grant Awards. The Amended LTIP gives the Committee greater flexibility to delegate to executive officers of the Company its authority to grant awards to individuals who are not directors or executive officers and to cancel or suspend such awards.

•
Annual Grant Limit for Awards to Non-Employee Directors. The Amended LTIP prohibits an individual non-employee director from receiving awards with a grant date fair value in excess of $750,000 during any calendar year. This limitation is in addition to the limit on the number of shares which may be granted to an individual in any calendar year.

•	Annual Grant Limit for Awards to Participants. The Amended LTIP increases the maximum number of shares that may be granted to an individual in any calendar year from 299,050 to 500,000.
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•	Limitation on Payment of Dividends and Dividend Equivalents. The Amended LTIP provides that dividends or dividend equivalents will not be paid unless and until the underlying award has vested.
•
Minimum Vesting Requirement. The Amended LTIP clarifies that all awards granted to individuals who are not non-employee directors are subject to a one-year minimum vesting period, but up to five percent (5%) of the shares available for awards under the Amended LTIP may be granted with a shorter vesting period. The Amended LTIP provides that awards for which vesting is accelerated on account of the recipient’s death, disability, or separation from service is an allowable exception to this rule. This universal minimum vesting requirement in the Amended LTIP replaces redundant minimum vesting provisions appearing throughout the LTIP.

•
Extending the Post-Termination Exercise Period of Options and SARs. The Amended LTIP allows options and SARs to be exercised up to three months after the holder’s terminations of service. Currently, the three-month post-termination exercise period applies only to retirements. The Amended LTIP also tolls the three-month post-termination exercise period if the holder is barred from cashless exercising the option or SAR due to registration requirements under the Securities Act of 1933, as amended, or other securities-related restrictions/blackouts.

•
Clarify that Non-Employee Directors May Convert Cash Fees to Deferred Share Units. The Amended LTIP clarifies that non-employee directors may elect to convert cash fees into director deferred share units.

•
Revisions to Permitted Transfer Provisions. The Amended LTIP clarifies that awards may not be transferred to a financial institution and provides more robust language relating to transfers of awards for estate and tax planning (as permitted by the Company).

•
Removal of Obsolete Code Section 162(m) Provisions. The Amended LTIP removes outdated references to Internal Revenue Code Section 162(m) (“Code Section 162(m)”) and removes legacy Code Section 162(m) restrictions on the Committee’s ability to make upward adjustments to performance goal achievement or waive vesting conditions.

•	Allow Clawback of Awards Pursuant to Company Policy. The Amended LTIP allows for clawback of awards pursuant to a policy or other agreement the Company adopts.
The Board of Directors unanimously recommends a vote FOR approval of the proposal.
A summary of the principal features of the Amended LTIP is provided below. Where the current LTIP differs from the Amended LTIP, the change is described. This summary does not discuss every aspect of the Amended LTIP. We urge you to read the full text of the Amended LTIP contained in Appendix C of this proxy statement.
Summary of the Amended LTIP
Available Shares
The LTIP currently provides for a maximum of 4,784,800 shares of our common stock to be issued, all of which may be subject to incentive stock option treatment. The Amended LTIP increases the number of shares available for awards by 5,780,000 shares, such that the maximum number of shares available for awards under the Amended LTIP shall be 10,564,800. On March 2, 2022, there were approximately 967,491 shares of our common stock available to be issued under the LTIP, assuming outstanding performance-based awards vest at target. On March 2, 2022, the closing price of our common stock was $61.81 per share.
Eligibility
Any director, officer or any person employed on a regularly scheduled basis by Evergy, Inc. or any of our subsidiaries is eligible to receive LTIP awards. At December 31, 2021, we had 4,930 employees.
Granting of LTIP Awards
Under the Amended LTIP, awards may be granted by the “Committee,” which includes the Compensation and Leadership Development Committee (or any successor committee that is vested with oversight of long-term compensation plans) or the independent members of the Board, composed in each case of not less than two directors, each of whom is both a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act, or any other committee of the Board to whom the Board has delegated its authority under the Amended LTIP. In addition, a committee (comprised of two or more directors who need not be non-employee directors) may make LTIP awards to individuals who are not directors or
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executive officers of the Company. In no event may the Committee reprice outstanding Options or SARs (including underwater stock options or SARS) unless such a repricing is approved by the Company’s shareholders or would not be deemed to be a repricing under New York Stock Exchange rules.
Administration of the Amended LTIP
The LTIP is administered by the Committee for, and on behalf of, the Board. Currently, the Committee has all of the powers (other than amending or terminating the LTIP) respecting the LTIP. The Amended LTIP gives the Committee greater flexibility to delegate to executive officers of the Company its authority to grant awards to individuals who are not directors or executive officers and to cancel or suspend such awards.
Annual Limitations on Awards
The LTIP currently does not include a dollar amount limitation on awards. The Amended LTIP prohibits non-employee directors from receiving awards with a grant date fair value in excess of $750,000 during any calendar year. This limitation is in addition to the limit described below on the number of shares which may be granted to an individual in any calendar year.
The LTIP limits the maximum number of shares with respect to which a LTIP award or awards (other than a substitute award) may be granted to any participant in any single calendar year. The current limit is 299,050 shares. The Amended LTIP increases the maximum number of shares that may be granted to an individual in any calendar year to 500,000 shares. This limit would automatically and proportionately increase or decrease in the event of a stock split or stock dividend and as provided in the Amended LTIP.
Vesting of LTIP Awards
Notwithstanding any other provisions in the Amended LTIP, the Amended LTIP clarifies that all awards granted to individuals who are not non-employee directors are subject to a one-year minimum vesting period, but up to five percent (5%) of the shares available for awards under the LTIP may be granted with a shorter vesting period. The Amended LTIP provides that awards for which vesting is accelerated on account of the recipient’s death, disability, or separation from service is an allowable exception to this rule. This universal minimum vesting requirement in the Amended LTIP replaces redundant minimum vesting provisions appearing throughout the current LTIP.
Performance Criteria
Under the current LTIP, performance-based awards may be subject to the achievement of one or more of the following performance goals, which shall be calculated on a GAAP or non-GAAP basis and based on the attainment of one or any combination of the following metrics, which may be established on an absolute or relative basis for the Company as a whole or any of its subsidiaries, operating divisions or other operating units, and which may be measured in the aggregate or on a per share basis:
1.	Earnings measures, including net earnings on either a last in, first out (“LIFO”), first in, first out (“FIFO”) or other basis;
2.
Operating measures, including operating income, operating earnings, operating margin, funds from operations and operating measures determined on an absolute basis or relative to another performance measure such as total adjusted debt;

3.	Income or loss measures, including net income or net loss;
4.	Cash flow measures, including cash flow or free cash flow and measures based on all operations or a designated segment of operations;
5.	Revenue measures;
6.
Measures based on expense levels, including measures such as non-fuel operating and maintenance determined either on a Company-wide basis or in respect of any one or more subsidiaries or business units;

7.
Operating and maintenance cost management and productivity measures including System Average Interruption Duration Index (SAIDI), System Average Interruption Frequency Index (SAIFI) and measures based on an Equivalent Availability Factor (EAF) for coal and nuclear divisions;

8.
Return measures, including shareholder return, return on assets, investments, equity, or sales, and whether determined on an absolute basis or relative to another performance measure or industry peer group (e.g., Edison Electric Institute (EEI) index);

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9.	Growth or rate of growth in any of the performance measures set forth in the Amended LTIP;
10.
Share price (including attainment of a specified per-share price during the award period; growth measures and total shareholder return or attainment by the shares of a specified price for a specified period of time);

11.
Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, and cost targets;

12.	Accomplishment of, or goals related to, mergers, acquisitions, divestitures, dispositions, public offerings or similar extraordinary business transactions;
13.	Achievement of business or operational goals such as market share and/or business development and/or customer objectives;
14.	Achievement of credit ratings or certain credit quality levels;
15.
Achievement of goals based on or related to safety, including safety training, safety audits, Days Away, Restricted or Transferred (DART), and Occupational Safety and Health Administration (OSHA) incident ratings; and/or

16.	Achievement of goals based on or related to customer satisfaction results, indices or surveys.
Applicable incentive goals may be applied on a pre-tax or post-tax basis. The Committee may, when the applicable incentive goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, mark-to-market gains and losses from energy contracts, and any unusual, nonrecurring gain or loss. The incentive goals may also include other incentive goals established by the Committee.
The Amended LTIP does not change these performance criteria.
Types of LTIP Awards
Types of awards available under the Amended LTIP are Restricted Stock, RSUs, Options, SARs, Bonus Shares, Performance Shares, Director Shares and Director Deferred Share Units. Dividend equivalents are also permitted to be granted in connection with LTIP awards other than for Options or SARs. Except as described below, LTIP awards are paid in shares of our common stock. Shares may be newly-issued, issued out of treasury shares or purchased by the Company in open-market transactions.
The Committee has broad powers and discretion with respect to all types of LTIP awards. For example, except as noted below under the various types of LTIP awards, the Committee determines the vesting, exercise and payment conditions or restrictions on LTIP awards and generally has the discretion to accelerate the vesting, exercisability or payment of a LTIP award. For Restricted Stock and RSU awards the restriction period and performance-based requirements (if any) are set at the discretion of the Committee, and the restriction period can be up to 10 years.
Restricted Stock. Restricted Stock are shares of our common stock that cannot be sold, transferred, pledged or hypothecated until the service-based or performance-based requirements are met. The holders of the restricted stock may vote the shares, and any dividends paid on the Restricted Stock are subject to the same restrictions.
RSUs. RSUs are rights to receive shares of our common stock (or cash, at the Committee’s discretion) at some future date upon satisfaction of certain service-based or performance-based requirements. RSUs represent an unfunded, unsecured obligation of the Company. Holders of RSUs have no voting rights with respect to the underlying common stock unless and until the common stock is paid. Unless otherwise provided in an award agreement, dividend equivalents are credited either in the form of additional RSUs or deferred cash, and will be paid at the same time as the RSUs are paid.
Options. Options give the holder the right to purchase shares of our common stock, which may include provisions for the Options to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code. The per share Option exercise price is set by the Committee, and must be at least 100 percent (100%) of the fair market value of a share of our common stock on the date of grant. Each Option shall become exercisable within the Option Period set by the Committee, not to exceed 10 years from its date of grant. At the time of exercise, the Option Price is payable in any manner allowed under applicable law and as permitted by the Committee, which may include, among other methods, the payment of cash or check or Company stock, or through a “net exercise” arrangement under which the Company will reduce the number of shares issued upon exercise by the largest number of whole shares that has a fair market value on the exercise date that does not exceed the aggregate Option Price, with the remainder of the Option Price paid in cash. Any proceeds we receive from the exercise of Options will be used for general corporate purposes. The Options are exercisable either in full or in part, with a partial exercise not affecting the exercisability of the balance of the Options. The Options are not transferable by the holder other than by will, the laws of descent or pursuant to a proper domestic relations order.
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An Option lapses upon the first occurrence of one of the following circumstances: (i) 10 years from the date of grant; (ii) except as may otherwise be provided for in an award agreement, three months following the holder’s termination (other than in connection with a change in control), (iii) the expiration of the term of the Option as set forth in an award agreement, or (iv) 12 months from the date on which a holder is classified as disabled as defined in the Company’s Long-Term Disability Plan. If, however, the holder dies within the Option period and prior to the lapse of the Option, the Option will lapse unless it is exercised within the Option period or 12 months from the date of the holder’s death, whichever is earlier, by the holder’s legal representative or representatives or by the person or persons entitled to do so under the holder’s will or, if the holder shall fail to make the disposition of such Option or dies intestate, by the person or persons entitled to receive the Option under the applicable laws of descent and distribution. A holder or a transferee of a holder has no rights as a shareholder with respect to any shares of common stock covered by an Option, until the date the Option is exercised.
Under the Amended LTIP, Options cease to be exercisable at the earliest of (i) the holder’s purchase of the common stock to which the Option relates or (ii) the lapse of the Option.
Under the current LTIP, the three-month post-termination exercise period applies only in the context of a participant’s retirement. As noted above, the Amended LTIP allows Options to be exercised up to three months after the holder’s terminations of service. The Amended LTIP tolls the three-month post-termination exercise period if the holder is barred from implementing a cashless exercise of the Option due to a registration requirement under the Securities Act of 1933, as amended, or other securities law requirements.
Stock Appreciation Rights. SARs give the holder the right to receive, as of a specified date, an amount equal to the number of shares with respect to which the SAR is exercised, multiplied by the excess of the fair market value of one share of stock on the exercise date over the strike price. In no event may the compensation payable under a SAR be greater than the excess of the fair market value of a share of our stock on the SAR’s exercise date over the fair market value of a share of our stock on the date of grant of the SAR. SARs do not include any feature for compensation deferral, other than deferral of income recognition until the SAR is exercised. The granting of a SAR shall impose no obligation on the holder to exercise such SAR.
Each SAR shall become exercisable in such manner and within such period or periods not to exceed 10 years from its grant date, as set forth in an award agreement.
Under the Amended LTIP, a SAR will lapse upon the first occurrence of one of the following circumstances: (i) 10 years from the date of grant; (ii) except as may otherwise be provided for in a SAR agreement, three months following the holder’s termination (other than in connection with a change in control), (iii) the expiration of the term of the SAR as set forth in an award agreement, or (iv) 12 months from the date on which a holder is classified as disabled as defined in the Company’s Long-Term Disability Plan. If, however, the holder dies within the period during which the SAR is exercisable and before the lapse thereof, the SAR shall lapse unless it is exercised within such SAR exercise period or twelve months from the date of the holder’s death, whichever is earlier, by the holder’s legal representative or representatives or by the person or persons entitled to do so under the holder’s will or, if the holder shall fail to make testamentary disposition of such SAR or shall die intestate, by the person or persons entitled to receive said SAR under the applicable laws of descent and distribution.
Under the current LTIP, the three-month post-termination exercise period applies only in the context of a participant’s retirement. As noted above, the Amended LTIP allows SARs to be exercised up to three months after the holder’s terminations of service. The Amended LTIP tolls the three-month post-termination exercise period if the holder is barred from exercising the SAR due to a registration requirement under the Securities Act of 1933, as amended, or other securities law requirements.
Performance Shares. A Performance Share is the right to receive a payment subject to satisfaction of the terms and conditions established by the Committee. Payments will normally be made in shares of common stock; however, the Committee has the discretion to authorize payment in cash or a combination of cash and common stock.
The Committee may also grant dividend equivalents related to the Performance Shares, which are payable when and to the extent payment is made on the underlying Performance Shares. Unless otherwise provided in a Performance Share award agreement, if the award agreement provides for the payment of dividend equivalents, the dividend equivalents will be equal to the dividends paid during the entire award period for which the Performance Shares relate and not just that period of time after the Performance Shares were granted. Payment of dividend equivalents may be made in cash or shares of stock.
The performance goals to be achieved for each award period and the amount of the award to be distributed upon satisfaction of those performance goals shall be conclusively determined by the Committee. When the Committee determines whether a performance goal has been satisfied for any award period, the Committee, where the Committee deems appropriate, may make such determination using calculations which alternatively include and exclude one, or more than one event or transaction that is either of an “unusual nature” or “infrequency of occurrence” as determined under GAAP, and the Committee may determine whether a performance goal has been satisfied for any award period taking into account the alternative which the Committee deems appropriate under the circumstances. Except in the event of a change in control, no payment of Performance Shares will be made before the end of the performance period. However, the Committee has the discretion to either accelerate
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payment, or to make or prorate payment at the end of the performance period, where the holder retired, became disabled or died during the performance period, or in other special circumstances. The Amended LTIP did not make any material modifications specifically to Performance Shares.
Bonus Shares. Bonus Shares are shares that are awarded without cost and without restriction in recognition of past performance (whether determined by reference to another employee benefit plan or otherwise) or as an incentive to become an employee, as permitted by applicable law. The Amended LTIP did not make any material modifications specifically to Bonus Shares.
Director Shares and Director Deferred Share Units. We may pay compensation to our non-employee directors in the form of shares of common stock or in cash. Each non-employee director may elect to have his/her non-employee director equity fees paid on a deferred basis. Non-employee directors may also elect to have their non-employee director cash fees converted into Director Deferred Share Units and paid on a deferred basis. Any such election must be made prior to the calendar year in which services related to the compensation are to be performed. In the absence of any election made by a non-employee director, all non-employee director equity fees will be paid on a current basis through the issuance of Director Shares and all non-employee director cash fees will be paid on a current basis through cash payments to the non-employee director. Dividends paid on our common stock will be converted into additional Director Deferred Share Units. On the January 31 following the non-employee director’s termination of service on our Board, all of his or her Director Deferred Share Units will be converted into an equal number of shares of common stock and distributed to the person.
The Amended LTIP clarifies that non-employee directors may elect to convert cash fees, not just equity fees, into Director Shares or Director Deferred Share Units.
Other Award Types and Award Features
Performance Awards. The Amended LTIP provides that all of the types of LTIP awards discussed above may be issued, granted, become vested or payable, as the case may be, upon the achievement of certain performance goals. These are referred to under the Amended LTIP as “Performance Awards.” The objective performance goals established by the Amended LTIP are listed under “Performance Goals”.
The Amended LTIP eliminates the restrictions on adjustments related to the outdated references to Code Section 162(m) and makes clear that the Committee may adjust upwards or downwards the amount payable pursuant to such awards or waive or amend the criteria necessary for the achievement of the applicable performance goals.
Substitute Awards. The Amended LTIP would provide that Substitute Awards may be granted by the Committee in replacement of stock and stock-based awards held by current and former employees or non-employee directors of, another business that is, or whose stock is, acquired by the Company or a Subsidiary of the Company, in order to partially or fully preserve the economic value of all or a portion of the replaced award, on such terms and conditions (including price) as the Committee determines. The Amended LTIP further provides that shares issued pursuant to a Substitute Award will not count against the overall share limit of the Amended LTIP.
Other Stock-Based Awards. The Amended LTIP would allow for grants of “other stock-based awards” which would be awards of our shares or payments of cash that are valued in whole or in part by reference to, or are otherwise based on, our shares, other property, or achievement of performance metrics or measures but not specifically one of the other types of delineated awards under the Amended LTIP. At this time, the Committee has no plans to grant a LTIP award other than those described above under “Summary of the Amended LTIP-Type of Award” but, if the Amended LTIP is approved, will have the ability to do so in the future.
Dividend Equivalents. The Committee has the ability to grant a participant rights to receive dividend equivalents with respect to certain types of LTIP awards other than an Option or SAR. The dividend equivalents may be granted currently or on a deferred basis. The Committee may provide that the dividend equivalents (if any) shall be deemed to have been reinvested in additional shares of stock or otherwise reinvested and may provide that the dividend equivalents are subject to the same vesting or performance conditions as the underlying LTIP award. Dividend equivalents credited in connection with a LTIP award must be subject to restrictions and risk of forfeiture to the same extent as the LTIP award with respect to which the dividend equivalents have been credited. The Amended LTIP provides that dividends or dividend equivalents will not be paid unless and until the underlying award has vested.
Fractional Shares. No fractional shares will be issued or delivered under the Amended LTIP or any LTIP award. The Committee will determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether any fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated. The Committee may determine, in its discretion, whether any fractional Share shall be eliminated by rounding up or down.
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Nontransferability and Permitted Transfers. The Amended LTIP clarifies that awards may not be transferred to a financial institution and provides more robust language relating to transfers of awards for estate and tax planning (as permitted by the Company).
In the event of a participant’s death, a participant’s rights and interests in all awards granted under the Amended LTIP shall, to the extent not otherwise prohibited by the Amended LTIP, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the Amended LTIP shall be made to, and exercise of any Options or SARs may be made by, the participant’s legal representatives, heirs, or legatees. If, in the opinion of the Committee, a person entitled to payments or to exercise rights with respect to the Amended LTIP is disabled from caring for his or her affairs because of a mental condition, physical condition, or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator, or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.
Pursuant to conditions and procedures established by the Committee from time to time, the Committee may permit awards to be transferred without consideration other than nominal consideration to, exercised by, and paid to certain persons or entities related to a participant, including members of the participant's immediate family or trusts whose beneficiaries or beneficial owners are members of the participant's immediate family. Notwithstanding the foregoing, Incentive Stock Options shall only be transferable to the extent permitted in Section 422 of the Internal Revenue Code, or such successor provision thereto, and the treasury regulations thereunder.
Other Important Features of the LTIP
Change in Control. The Amended LTIP provides eligible LTIP award holders with certain benefits following a change in control. Within two years of a change in control of the Company (as defined under the Amended LTIP and as described below), if a participant’s employment is terminated other than for “Cause” or if a participant voluntarily resigns for “Good Reason” (as those terms are defined in the Amended LTIP), then (i) all stock options and SARs then outstanding shall become fully exercisable; (ii) all restrictions (other than restrictions imposed by law) and conditions of all Restricted Stock, RSU and Other Stock-Based Awards then outstanding shall be deemed satisfied as of the date of the change in control; and (iii) all Performance Share Awards shall be deemed to have been fully earned at target as of the date of the change in control, subject to the limitation that any LTIP award which has been outstanding less than the six month anniversary of the LTIP award’s date of grant on the date of participant’s termination of employment shall not be afforded such treatment.
Generally, a “change in control” will occur when: a person or group of persons acquires 35 percent or more of our common stock; there is a change in the majority of our Board (other than where a director’s appointment is approved by the other directors); a corporate event such as a merger or reorganization occurs where more than 40 percent of our voting common stock is, after the transaction, held by individuals who were not our shareholders before the transaction; or a liquidation or sale of all or substantially all of our assets occurs. No change in control occurs in connection with transactions where our shareholders essentially have the same ownership as they did before the transaction. For the exact definition of change in control, please refer to the Amended LTIP.
Clawback. The Amended LTIP allows for clawback of LTIP awards pursuant to Company policy, any agreement or plan, or any law, government regulation or stock exchange listing requirement. Under the current LTIP, the Company can only clawback LTIP awards pursuant to policies the Company is required to adopt by law, government regulation or stock exchange listing requirement.
Internal Revenue Code Section 409A. The Amended LTIP is intended to meet the requirements of Section 409A of the Internal Revenue Code, and all payments that are subject to this section will be paid in a manner that will meet such requirements.
Change in Capital Structure. In the event of a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving our common stock, the Committee will, if determined to be necessary, adjust the shares of common stock as to which LTIP awards may be granted under the Amended LTIP, and the shares of common stock then included in each outstanding LTIP award.
Amendments. Our Board may at any time alter, amend, suspend or terminate the Amended LTIP. However, shareholder approval is required for any action that increases the number of shares of common stock which may be issued under the Amended LTIP, or that extends the period for granting Incentive Stock Options, or that modifies the eligibility requirements, or otherwise requires shareholder approval. No modification that adversely affects outstanding LTIP awards will be effective without the consent of the holders of such LTIP awards.
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New Plan Benefits Table
No benefits or amounts have been awarded or received under the Amended LTIP. Because the amounts to be awarded under the Amended LTIP, and the persons to whom the LTIP awards may be granted, cannot easily be predicted, LTIP awards cannot be determined at this time. See our “Summary Compensation Table” and “Grants of Plan-Based Awards” table for information about LTIP awards under the current LTIP during 2021.
Federal Income Tax Consequences
Based on current provisions of the Internal Revenue Code and the existing regulations thereunder, the anticipated U.S. federal income tax consequences of LTIP awards granted under the Amended LTIP are as described below. The following discussion is not intended to be a complete discussion of applicable law and is based on the U.S. federal income tax laws as in effect on the date hereof. State tax consequences may in some cases differ from those described below.
Restricted Stock. The recognition of income from a LTIP award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture. At the time the restrictions lapse, the participant will recognize ordinary income equal to the then fair market value of the shares. The participant may, however, make an election to include the value of the shares in gross income in the year that the restricted stock is granted. Generally, the Company will be entitled to deduct the fair market value of the shares transferred to the participant as a business expense in the year the participant includes the compensation associated with the restricted stock in income.
RSUs. Generally, no taxes are due when a LTIP award of RSUs is made, but the LTIP award becomes taxable when it vests. In addition, we are entitled to a deduction at the time and in the amount the recipient recognizes income. A participant may not make an Internal Revenue Code Section 83(b) election for the RSUs. Rules relating to the timing of payment of deferred compensation under Internal Revenue Code Section 409A are applicable to RSUs, and any violation of Internal Revenue Code Section 409A could trigger interest and penalties applicable to the participant.
Incentive Stock Options (“ISOs”). ISOs are defined by Section 422 of the Internal Revenue Code. A participant who is granted an ISO does not recognize taxable income either on the date of grant or on the date of exercise. Upon the exercise of an ISO, the difference between the fair market value of the shares received and the option price is, however, a tax preference item potentially subject to the alternative minimum tax.
Upon disposition of shares acquired from the exercise of an ISO, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if the participant disposes of the shares within two years of the date of grant or within one year of the date of the transfer of the shares to the participant (a “Disqualifying Disposition”), then the participant will recognize ordinary income, as opposed to capital gain, at the time of disposition. In general, the amount of ordinary income recognized will be equal to the lesser of (a) the amount of gain realized on the disposition, or (b) the difference between the fair market value of the shares received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on the period of time the shares have been held.
The Company is not entitled to a tax deduction upon either the exercise of an ISO or the disposition of shares acquired pursuant to the exercise of an ISO, except to the extent that the participant recognizes ordinary income in a Disqualifying Disposition. For alternative minimum taxable income purposes, on the later sale or other disposition of the shares, generally only the difference between the fair market value of the shares on the exercise date and the amount realized on the sale or disposition is includable in alternative minimum taxable income.
If a participant pays the exercise price, in whole or in part, with previously acquired shares, the exchange should not affect the ISO tax treatment of the exercise. Upon the exchange, and except as otherwise described herein, no gain or loss is recognized by the participant upon delivering previously acquired shares to us as payment of the exercise price. The shares received by the participant, equal in number to the previously acquired shares exchanged therefore, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The participant, however, will not be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements. Shares received by the participant in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the shares are transferred to the participant upon exercise of the ISO. If the exercise of any ISO is effected using shares previously acquired through the exercise of an ISO, the exchange of the previously acquired shares will be considered a disposition of the shares for the purpose of determining whether a Disqualifying Disposition has occurred.
Nonqualified Stock Options (“NQSOs”). A participant receiving a NQSO does not recognize taxable income on the date of grant of the NQSO. In general, the participant must recognize ordinary income at the time of exercise of the NQSO in the amount of the difference between the fair market value of the shares on the date of exercise and the option price. The ordinary income recognized will constitute compensation for which tax withholding generally will be required. The amount of ordinary income recognized by a participant will be deductible by us in the year that the participant recognizes the income if we comply with the applicable withholding requirements.
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Shares acquired upon the exercise of a NQSO will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the participant will recognize long-term capital gain or loss if the participant has held the shares for more than one year prior to disposition, or short-term capital gain or loss if the participant has held the shares for one year or less.
If a participant pays the exercise price, in whole or in part, with previously acquired shares, the participant will recognize ordinary income in the amount by which the fair market value of the shares received exceeds the exercise price. The participant will not recognize gain or loss upon delivering the previously acquired shares to us. Shares received by a participant, equal in number to the previously acquired shares of common stock exchanged therefore, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. Shares received by a participant in excess of the number of such previously acquired shares will have a basis equal to the fair market value of the additional shares as of the date ordinary income is recognized. The holding period for the additional shares will commence as of the date of exercise or such other relevant date.
SARs. To the extent that the requirements of the Internal Revenue Code are met, there are no immediate tax consequences to a participant when a SAR is granted. When a participant exercises the right to the appreciation in fair market value of shares represented by a SAR, payments made in shares are normally includable in the participant’s gross income for regular income tax purposes. The Company will be entitled to deduct the same amount as a business expense in the same year. The includable amount and corresponding deduction each equal the fair market value of the shares payable on the date of exercise.
Bonus Shares, Performance Shares, Director Shares and Director Share Units and Other Stock-Based Awards. Any payments, or the fair market value of any shares of stock or other property a participant receives in connection with a Bonus Share, Performance Share, Director Share, Director Share Unit or an Other Stock-Based Award are includable in income in the year received or made available to the participant without substantial limitations or restrictions. Generally, the Company will be entitled to deduct the amount the participant includes in income as a business expense in the year of payment or in the year of related performance if paid by March 15 of the following year.
Dividend Equivalents. All payment of dividend equivalents, whether paid in cash or Shares, will be includable in income in the year received or made available to the participant without substantial limitations or restrictions. The Company will be entitled to deduct the same amount as a business expense in the same year.
Equity Compensation Plan Information.
The following table provides information, as of December 31, 2021, regarding the number of common shares to be issued upon exercise of outstanding options, warrants and rights, their weighted average exercise price, and the number of shares of common stock remaining available for future issuance. The table excludes shares issued or issuable under Great Plains Energy’s defined contribution savings plans.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders(3)
Evergy, Inc. Long-Term Incentive Plan	930,845(1)	$ —(2)	1,296,632
Equity compensation plans not approved by security holders	—	—	—
Total	930,845(1)	$—(2)	1,296,632
(1)
Includes 253,046 RSUs with time-based requirements, 513,715 RSUs with performance measures at target performance levels, 36,036 restricted share awards and director deferred share units for 128,048 shares of Evergy common stock outstanding at December 31, 2021.

(2)	The RSUs, RSAs and director deferred share units have no exercise price and therefore are not reflected in the weighted-average exercise price.
(3)
The Evergy Kansas Central, Inc. Long-Term Incentive and Share Award Plan Agreement will not be used for future awards. As of December 31, 2021, there were approximately 312,568 units outstanding that were deferred pursuant to the Evergy Kansas Central, Inc. non-employee deferred compensation program. Deferred units will continue to receive deferred dividend equivalents in the form of additional deferred units until payouts pursuant to elections begin.

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Proposal 4		Ratification of the Appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2022.
	☑	The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP for 2022.
Deloitte & Touche LLP (“Deloitte & Touche”) has acted as the independent registered public accounting firm for Evergy and its predecessor companies since 2002. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee has selected Deloitte & Touche as our independent registered public accounting firm for 2022 and has directed that management submit such selection to shareholders for ratification at the 2022 Annual Meeting.
Shareholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm is not required by our By-laws or otherwise. However, we are submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate governance. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders. Representatives from Deloitte & Touche are expected to be present at the 2022 Annual Meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.
Information Regarding Audit Matters
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee has adopted policies and procedures for the pre-approval of all audit services, audit-related services, tax services and other services to be provided by the independent registered public accounting firm for Evergy and its subsidiaries. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. The Audit Committee, as well, may specifically approve audit, audit-related, tax or other services on a case-by-case basis. Pre-approval is generally provided for up to one year unless the Audit Committee specifically provides for a different period. Evergy provides quarterly updates to the Audit Committee regarding actual fees spent with respect to pre-approved services. The Chair of the Audit Committee may pre-approve audit, audit-related, tax and other services provided by the independent registered public accounting firm as required between meetings and report such pre-approval at the next Audit Committee meeting.
Fees Paid to Deloitte & Touche
The following table sets forth the aggregate fees billed by Deloitte & Touche for audit services rendered in connection with the consolidated financial statements and reports for 2021 and 2020, and for other services rendered during 2021 and 2020 to Evergy and its subsidiaries. All such services were pre-approved by the Audit Committee. Out-of-pocket costs incurred in connection with these services are also shown.
Fee Category	2021	2020
Audit Fees	$ 4,107,300	$ 4,305,000
Audit-Related Fees	$152,202	$51,964
Tax Fees	$128,166	$109,707
All Other Fees	$1,895	$1,895
Total Fees:	$4,389,563	$4,468,566
Audit Fees: Consist of fees billed for professional services rendered for the audits of the annual consolidated financial statements and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include: services provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements; audit
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reports on the effectiveness of internal control over financial reporting and other attest services, except those not required by statute or regulation; services related to filings with the SEC, including comfort letters, consents and assistance with and review of documents filed with the SEC; and accounting research in support of the audit.
Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and are not reported under “Audit Fees.” These services include consultation concerning financial accounting and reporting standards.
Tax Fees: Consist of fees billed for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning.
All Other Fees: Consist of fees for technical accounting training and subscription fees for an accounting research tool.
Rotation of Lead Audit Partner: The Deloitte & Touche lead audit partner for the Company rotates every five years.
Proposal 4 - Ratification of Appointment of Deloitte & Touches LLP | Evergy 2022 Proxy Statement 77

Audit Committee Report
The Audit Committee is currently comprised of four independent directors. Each member has the accounting or related financial management experience required under the NYSE listing standards. Our Board has determined that all four members of the Committee possess the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934 and have designated Mr. Hyde, Mr. Keglevic, Ms. Murtlow and Mr. Soderstrom as those experts. The Audit Committee operates under a written charter that was last amended on February 15, 2022. A copy of the Audit Committee’s charter is available from the Company’s Corporate Secretary and made available on the Company’s investor relations website at investors.evergy.com. As required by the charter, the Audit Committee periodically reviews the charter and recommends any changes to the Board for approval.
Under the Audit Committee’s charter, the Audit Committee has the responsibility to, among other tasks, monitor and provide oversight of management’s preparation of the Company’s financial statements and management’s performance in establishing and maintaining an appropriate system of internal controls related to the financial reporting process. The Audit Committee also periodically reviews and discusses the Company’s policies, processes and frameworks with respect to risk assessment and risk management, and oversees the Company’s internal audit function. The Audit Committee also has the responsibility to review the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee oversees the engagement of the independent registered public accounting firm, including fees. The Audit Committee has adopted policies and procedures for the pre-approval of all audit services, audit-related services, tax services and other services to be provided by the independent registered public accounting firm for the Company and its subsidiaries. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service.
The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. This opinion is based on an audit conducted by the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). During 2021, the Company’s independent registered public accounting firm was Deloitte & Touche LLP. Deloitte & Touche has acted as the independent registered public accounting firm for the Company and the Company’s predecessors since 2002.
In performing its functions, the Audit Committee acts only in an oversight capacity and relies necessarily on the work and assurances provided to it by management and on opinions made to it by the Company’s independent registered public accounting firm in its report. Accordingly, the oversight provided by the Audit Committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal controls related to the financial reporting process, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or that the audit of the Company’s financial statements and effectiveness of the Company’s internal control over financial reporting by the independent registered public accounting firm has been carried out in accordance with the standards of the PCAOB.
In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee’s activities in 2021 included the following:
•
reviewed and discussed the audited financial statements and the report on internal control over financial reporting with management, the Company’s chief audit executive and Deloitte & Touche, including a discussion of the reasonableness of significant accounting judgments and estimates, the overall quality and adequacy of the Company’s internal controls over financial reporting, and the organizational structure and responsibilities of the Company’s internal audit function;

•	discussed with Deloitte & Touche the matters required to be discussed by SEC regulations and by the applicable standards adopted by the PCAOB; and
•
received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte & Touche’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche its independence from management and the Company and its subsidiaries.

Audit Committee Report | Evergy 2022 Proxy Statement 78

During 2021 at each of its regularly scheduled meetings, the Audit Committee met in separate private sessions with either the chief executive officer or the senior members of the Company’s financial management team, the Company’s chief audit executive and, if applicable, the Company’s independent registered public accounting firm. An executive session with only the members of the Audit Committee in attendance was also held at each of these meetings. The Committee’s agenda is established by the Audit Committee’s chair, in consultation with the Company’s corporate secretary.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.
Audit Committee

Thomas D. Hyde, Chair Paul M. Keglevic Ann D. Murtlow S. Carl Soderstrom Jr.
February 23, 2022
Audit Committee Report | Evergy 2022 Proxy Statement 79

Security Ownership of Directors, Management and Beneficial Owners
The following table shows, as of March 3, 2022, beneficial ownership of Company common stock by (i) each NEO, (ii) each director and director nominee, (iii) all directors and executive officers as a group and (iv) each shareholder who the Company knows is a beneficial owner of more than 5% of the outstanding shares of the Company’s common stock (based on SEC filings). We have no knowledge of any person (as defined by the SEC) who owns beneficially more than 5% of our common stock, except as described below. Except as noted below, we believe that the persons listed have sole voting and investment power with respect to the securities listed. The address for each person listed is Evergy, Inc., 1200 Main, Kansas City, MO 64113.
Security Ownership of Directors and Executive Officers
Name	Beneficially Owned Shares (#)	Share Equivalents to be Settled in Stock (#)	Total Share Interest (#)	Percent Of Class (%)
Named Executive Officers
David A. Campbell	63,661(1)	38,640(2)	102,301(2)	*
Kirkland B. Andrews	32,610	46,059(2)	78,669(2)	*
Kevin E. Bryant	45,835	14,901(2)	60,736(2)	*
Charles A. Caisley	25,651	16,811(2)	42,462(2)	*
Greg A. Greenwood	41,850	9,890(2)	51,740(2)	*
Terry Bassham	28,772	4,224(2)	32,996(2)	*
Anthony D. Somma	—	—	—	*
Directors and Nominees
Mollie Hale Carter	39	108,357(3)	108,396	*
Thomas D. Hyde	3,173	29,327(3)	32,500	*
B. Anthony Isaac	43,450	—	43,450	*
Paul M. Keglevic	—	5,142(3)	5,142	*
Mary L. Landrieu	705	2,240(3)	2,945	*
Sandra A.J. Lawrence	1,185	63,293(3)	64,478	*
Ann D. Murtlow	3,302	16,777(3)	20,079	*
Sandra J. Price	—	14,104(3)	14,104	*
Mark A. Ruelle	98,898	12,797(3)	111,695	*
James Scarola(4)	—	—	—	*
S. Carl Soderstrom Jr.	19,636	—	19,636	*
John A. Stall	7,736	—	7,736	*
C. John Wilder	6,607,473(5)	4,989(3)	6,612,462(5)	*
All Evergy Directors and Executive Officers as a Group (22 persons)			7,616,420	*
*	Less than one percent.
(1)	Amount includes 36,036 shares of restricted stock and 10,000 shares of common stock purchased on March 3, 2021 and held directly.
(2)	Amounts reflect restricted stock units that settle in shares upon vesting.
(3)
Includes equity that was deferred pursuant to a non-employee director deferred compensation plan that will settle in stock on a 1-for-1 basis and be distributed following termination of service on the Board pursuant to elections made by the director.

(4)	New director nominee at 2022 Annual Meeting.
(5)
Includes 130,887 shares of Evergy common stock owned by Mr. Wilder directly. Also includes 2,269,447 shares of Evergy common stock and a warrant to purchase 3,950,000 shares of Evergy common stock, in each case owned by BEP Special Situations V LLC. Mr. Wilder may be deemed to beneficially own such shares as he is the manager of Bluescape Resources GP Holdings LLC, which is the managing member of Bluescape Energy Partners IV GP LLC (“Main Fund”), and Main Fund is acting as the manager of BEP Special Situations V LLC. Mr. Wilder disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Security Ownership | Evergy 2022 Proxy Statement 80

Security Ownership of Certain Beneficial Owners
Name and Address	Beneficial Ownership of Common Stock (Based on Schedule 13G/A Filing)	Percentage of Class (%)(3)
Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	28,830,566	12.7%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	17,176,489	7.5%
State Street Corporation(3) State Street Financial Center 1 Lincoln Street Boston, MA 02111	12,539,247	5.5%
(1)
Based on information provided in Schedule 13G/A filed by The Vanguard Group (“Vanguard”) and its affiliated reporting persons on February 9, 2022. The Vanguard Schedule 13G/A states that as of December 31, 2021, the reporting persons collectively held sole voting power with respect to 0 shares, shared voting power with respect to 448,224 shares, sole dispositive power with respect to 27,821,301 shares, shared dispositive power with respect to 1,009,265 shares and an aggregate beneficial ownership of 28,830,566 shares.

(2)
Based on information provided in Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) and its affiliated reporting persons on February 3, 2022. The BlackRock Schedule 13G/A states that as of December 31, 2022, the reporting persons collectively held sole voting power with respect to 14,967,418 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 17,176,489 shares, shared dispositive power with respect to 0 shares and an aggregate beneficial ownership of 17,176,489 shares.

(3)
Based on information provided in Schedule 13G/A filed by State Street Corporation (“State Street”) and its affiliated reporting persons on February 11, 2022. The State Street Schedule 13G/A states that as of December 31, 2021, the reporting persons collectively held sole voting power with respect to 0 shares, shared voting power with respect to 11,205,884 shares, sold dispositive power with respect to 0 shares, shared dispositive power with respect to 12,517,699 shares and an aggregate beneficial ownership of 12,539,247 shares.

(4)	The percentage is based on approximately 229,323,829 shares of our common stock outstanding as of March 3, 2022.
Security Ownership | Evergy 2022 Proxy Statement 81

Frequently Asked Questions
What is a proxy? What is a proxy statement?
A proxy is the person that you legally designate to vote your common stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. A proxy statement is a document that SEC rules require that we make available when we ask you to vote your common stock at, or provide a proxy for, an annual meeting of shareholders.
Why did you provide me this proxy statement?
We provided you this proxy statement because you were a holder of our common stock as of the close of business on March 1, 2022 (the “Record Date”), and our Board is soliciting your proxy to vote at the 2022 Annual Meeting. We mailed to many of our shareholders a notice regarding the internet availability of proxy materials (the “Notice”) and elected to provide those shareholders access to this proxy statement and our 2021 annual report electronically via the internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request a printed copy. The Notice explains how to access the proxy statement and our 2021 annual report and how to vote. If you would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice.
What will I be voting on and how does the Board recommend that I vote on these matters?
The Board recommends that you vote as follows for the proposals identified below:
☑ FOR	The election of the 12 nominees named in this proxy statement as directors
☑ FOR	An advisory non-binding resolution approving the 2021 compensation of our named executive officers as disclosed in the proxy statement (a “say on pay resolution”)
☑ FOR	Approval of the Evergy, Inc. Amended and Restated Long-Term Incentive Plan
☑ FOR	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022
Who is entitled to vote on these matters?
You are entitled to vote if you owned our common stock as of the close of business on the Record Date. On that day, 229,323,829 shares of our common stock were outstanding and eligible to be voted. Shares held by us in our treasury account are not considered to be outstanding and will not be considered present or voted at the annual meeting. Each share of common stock is entitled to one vote.
A quorum is required to conduct business at the annual meeting. A quorum exists when a majority of the shares of common stock that are outstanding and entitled to vote at the meeting are represented in person or by proxy. If no quorum exists at the start of the annual meeting, the meeting may be adjourned to solicit additional proxies in order to achieve a quorum. Abstentions or withhold votes and broker non-votes will be counted to determine whether there is a quorum present.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are a “shareholder of record,” or “registered holder,” with respect to those shares.
If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of those shares, and your shares are held in “street name.”
How many votes are needed to elect the director nominees?
We have a majority voting standard so that, in an uncontested election, a director nominee is elected to the Board only if the number of shares voted “for” a director nominee exceeds 50% of the number of votes cast with respect to that director nominee. Votes cast for a director nominee will include a shareholder’s direction to withhold authority but will exclude abstentions. An election is considered “contested” when a shareholder solicits proxies to elect individuals nominated by the shareholder to our Board. In a contested election, director nominees are elected by a plurality of the votes cast, rather than a majority of the votes cast.
Frequently Asked Questions | Evergy 2022 Proxy Statement 82

Prior to being nominated, each incumbent director nominee is required to deliver to our Corporate Secretary an irrevocable letter of resignation that will take effect if the nominee fails to receive the vote required for election. If a standing director is not re-elected, our Nominating, Governance, and Sustainability Committee will recommend to the Board whether to accept or reject the resignation. The Board will publicly disclose its decision regarding the resignation following certification of the voting results.
Cumulative voting is not allowed with respect to the election of our directors. Your broker is not permitted to vote your shares on this matter if no instructions are received from you.
How many votes are needed to approve the say on pay resolution?
The say on pay resolution is advisory and is not binding on the Company, the Board or the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee will, however, consider the outcome of the vote on this resolution when making future executive compensation decisions. The affirmative vote of the holders of a majority of shares present in person or by proxy at the annual meeting and entitled to vote on the matter is required to approve (on a non-binding advisory basis) the say on pay resolution. Abstentions will have the same effect as votes against the proposal. Your broker is not entitled to vote your shares on this matter if no instructions are received from you.
How many votes are needed to approve the Evergy, Inc. Amended and Restated Long-Term Incentive Plan?
Approval of the Evergy, Inc. Amended and Restated Long-Term Incentive Plan requires the affirmative vote of the holders of a majority of shares present in person or by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against approving the Evergy, Inc. Amended and Restated Long-Term Incentive Plan. Your broker is not entitled to vote your shares on this matter if no instructions are received from you.
How many votes are needed to ratify the appointment of Deloitte & Touche?
Ratification requires the affirmative vote of the holders of a majority of shares present in person or by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against ratification. Shareholder ratification of the appointment is not required, but your views are important to the Audit Committee and the Board. If shareholders do not ratify the appointment, our Audit Committee will reconsider the appointment. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders. Your broker is entitled to vote your shares on this matter if no instructions are received from you.
Who can attend the 2022 Annual Meeting?
Shareholders of record may attend the 2022 Annual Meeting, which we are conducting “virtually” via a live audio webcast and using online shareholder tools. Like last year, we believe that using this format is prudent for the health and safety of our shareholders and employees during the COVID-19 pandemic, and will facilitate shareholder attendance and participation. This format empowers shareholders to participate from any location, at no cost to shareholders. We have designed the virtual format to enhance shareholder access and participation and protect shareholder rights.
•
We encourage questions. Shareholders may submit a question online during the 2022 Annual Meeting, following the instructions below. During the 2022 Annual Meeting, we will answer as many shareholder questions as time permits.

•
We believe in transparency. Following the 2022 Annual Meeting, we will post to our investor relations website a replay and a transcript of the 2022 Annual Meeting (including the question and answer session), as well as final voting results.

•	We facilitate your participation. We will offer live technical support for all shareholders during the 2022 Annual Meeting.
How do shareholders attend the 2022 Annual Meeting?
•	Attend the 2022 Annual Meeting online, including to vote and/or submit questions, at www.virtualshareholdermeeting.com/EVRG2022.
•	The 2022 Annual Meeting will begin at 10:00 a.m. Central Daylight Time, with log-in beginning at 9:45 a.m. on May 3, 2022.
•
Shareholders will need to use the 16-digit control number on their notice of internet availability, proxy card or voting instruction form, or in the instructions received via email in order to log into www.virtualshareholdermeeting.com/EVRG2022.

Frequently Asked Questions | Evergy 2022 Proxy Statement 83

•
We encourage you to access the 2022 Annual Meeting prior to the start time. Please allow ample time for online check-in, which will begin at 9:45 a.m. Central Daylight Time on May 3, 2022. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Please note that if you do not have your control number and you are a registered owner, operators will be able to provide your control number to you. However, if you are a beneficial owner (and thus hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your control number prior to the 2022 Annual Meeting.

Voting During the Meeting
Shareholders should follow the instructions at www.virtualshareholdermeeting.com/EVRG2022 to vote during the 2022 Annual Meeting. Voting online during the meeting will replace any previous votes you submitted via telephone, internet or mail prior to the meeting.
May I ask questions?
Yes. We will answer your questions at the end of the 2022 Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more shareholders will have an opportunity to ask questions. You may submit questions ahead of the meeting at investors.evergy.com/contact-us, and during the 2022 Annual Meeting at www.virtualshareholdermeeting.com/EVRG2022. During the 2022 Annual Meeting we will answer as many shareholder questions as time reasonably permits.
When will the 2023 annual meeting be held?
Our By-laws provide that the annual meeting of shareholders will be held on the first Tuesday of May. Therefore, the 2023 annual meeting will be held on May 2, 2023, unless changed by the Board.
How can I propose someone to be a nominee for election to the Board?
The Nominating, Governance, and Sustainability Committee of the Board will consider candidates for director suggested by shareholders, using the process described in the “Director Nominating Process” section on page 18.
How can I nominate a director or submit a proposal for the 2023 annual meeting?
Business Proposals for Inclusion in Next Year’s Proxy Statement (Rule 14a-8): SEC rules permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a-8 of the Exchange Act. To be considered for inclusion in our proxy statement for the 2023 annual meeting, we must receive notice of the proposal on or before November 23, 2022. Shareholder proposals should be addressed to: Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.
Director Nominees for Inclusion in the 2023 Proxy Statement (Proxy Access): Our By-Laws permit an eligible shareholder, or a group of up to 20 eligible shareholders, who have continuously owned at least 3% of our outstanding shares for at least three years as of the date the shareholder(s) notify us of the intent to utilize our “proxy access” By-law provision. “Proxy access” can be used to nominate up to 25% of the total number of directors who are members of the Board as of the date that the shareholder(s) notify us of the intent to utilize “proxy access.” Director nominations submitted under this By-law provision must be delivered to us no earlier than February 2, 2023, and no later than March 4, 2023. Your notice must comply with the requirements in our By-laws. Consistent with standard market practice, proxy access is only available to eligible shareholders who acquired our shares in the ordinary course of business and not with the intent to change or influence control at Evergy, and who do not presently have such intent.
Director Nominees and Other Business Proposals for Consideration at Next Year’s Annual Meeting: Our By-laws also set forth the procedures that a shareholder must follow to nominate a candidate for election as a director or to propose other business for consideration at shareholder meetings, in each case, not submitted for inclusion in the 2023 proxy statement (either under proxy access or Rule 14a-8), but instead to be presented directly at shareholder meetings. In each case, director nominations or proposals for other business for consideration at the 2023 annual meeting submitted under these By-law provisions must be delivered to us no earlier than February 2, 2023, and no later than March 4, 2023, in order to be raised at the 2023 annual meeting. The notice regarding the director nomination or proposal must comply with the requirements in our By-laws.
How can I vote?
If you were a shareholder of record on the Record Date, you may:
Frequently Asked Questions | Evergy 2022 Proxy Statement 84

•	vote via the internet by following the voting instructions on the proxy card or Notice;
•	vote by calling the toll-free number on the proxy card or Notice;
•	vote by completing and returning your proxy card in the enclosed envelope; or
•	vote during the virtual shareholder meeting.
We encourage you to vote as soon as possible even if you plan to attend the meeting. Voting through the internet or by the toll-free telephone number saves time and postage costs.
If your shares are held by a broker or other nominee, you will receive instructions from the broker or other nominee that you must follow in order to vote your shares.
What if I do not specify a choice for a matter when returning a proxy?
If a properly signed proxy is returned by a shareholder of record without shareholder directions by the close of voting, the shares will be voted as recommended by the Board.
What shares are included on the proxy card?
You may receive more than one proxy card or Notice depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank or broker, you may also receive proxy materials from them asking how you want to vote. If you participate in our Dividend Reinvestment and Direct Stock Purchase Plan, or our 401(k) savings plan, and the account names are exactly the same on each, you will receive one proxy card or Notice for all shares of common stock held in or credited to your accounts as of the Record Date. If the names on your accounts are different, you will receive more than one proxy card or Notice. We encourage you to have all accounts registered in the same name and address whenever possible.
For shareholders in our 401(k) savings plan, the proxy card or Notice covers all shares for which the shareholder has the right to give voting instructions to Empower Retirement, trustee of that plan. The proxy card, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m. on April 28, 2022, your shares will not be voted.
Any shares that you own in street name are not included in the total number of shares that are listed on your proxy card. Your broker or other nominee will send you directions on how to vote shares held in street name.
You should complete and return all proxy cards and all voting instruction cards delivered to you to vote all shares owned by you.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time before the close of voting by written notice to the Corporate Secretary; submission of a proxy bearing a later date; or casting your vote online during the annual meeting.
If your shares are held in street name, you must contact your broker or other nominee to change your vote or revoke your proxy.
Will my shares held in street name be voted if I do not provide instructions?
NYSE rules allow brokers, banks and other nominees to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The ratification of the appointment of Deloitte & Touche is considered a “routine” matter on which your broker, bank or other nominee can vote your shares without your instructions. The proposals relating to the election of directors, the say on pay resolution, and the approval of the Amended and Restated Long-Term Incentive Plan are not “routine” proposals. Therefore, if you do not instruct your broker, bank and other nominee how to vote, your shares will not be voted on those proposals, which is referred to as “broker non-votes.” Therefore, it is important street name holders provide voting instructions to their brokers, banks and other nominees. Broker non-votes will have no effect on the results of the election of directors or the say on pay resolution.
Is my vote confidential?
We have a policy of voting confidentiality. Your vote will not be disclosed to the Board or our management, except as may be required by law and in other limited circumstances.
Frequently Asked Questions | Evergy 2022 Proxy Statement 85

Who pays for soliciting proxies for the annual meeting?
We will pay the costs of this solicitation. Proxies may be solicited in person, through the mail, by telephone, facsimile, e-mail or other electronic means by our directors, officers and employees without additional compensation.
We have retained Innisfree M&A Incorporated to assist us in the solicitation of votes for a fee of $17,500 plus a charge of $5.50 per holder for telephone solicitations and reimbursement of reasonable out-of-pocket expenses. We will also reimburse brokers, banks, nominees and fiduciaries for their costs in sending proxy materials to holders of our shares.
Are you “householding” for your shareholders with the same address?
Yes. Shareholders of record who receive printed copies of proxy materials and share the same last name and household mailing address with multiple accounts will receive a single copy of our proxy materials unless we are instructed otherwise. Each such registered shareholder will continue to receive a separate proxy card. Any shareholder who would like to receive separate copies of our proxy materials, or who received multiple copies and would like to receive combined mailings, may call us at 1-800-245-5275, or write us at Evergy, Inc., Attn: Investor Relations, P.O. Box 418679, Kansas City, Missouri 64141-9679. Shareholders who hold their shares in street name should contact their broker or other nominee regarding combined mailings.
Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?
Yes. You can elect to receive future annual shareholder reports, proxy statements and proxy cards electronically via the internet. To sign up for electronic delivery, please follow the instructions on the proxy card or the Notice to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
Frequently Asked Questions | Evergy 2022 Proxy Statement 86

Appendix A
GAAP to Non-GAAP Financial Metric Reconciliation
Adjusted Earnings and Adjusted Earnings Per Share
Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) exclude the income or costs resulting from non-regulated energy marketing margins related to a February 2021 winter weather event and gains or losses related to equity investments subject to a restriction on sale that can create period to period volatility, as well as costs resulting from executive transition, voluntary severance, advisor expenses, COVID-19 vaccine incentives and the revaluation of deferred tax assets and liabilities from a change in the Kansas corporate income tax rate. This information is intended to enhance an investor’s overall understanding of results. Management believes that adjusted earnings (non-GAAP) provides a meaningful basis for evaluating Evergy’s operations across periods because it excludes certain items that management does not believe are indicative of Evergy’s ongoing performance. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) are used internally to measure performance against budget and in reports for management and the Evergy Board of Directors. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) are financial measures that are not calculated in accordance with GAAP and may not be comparable to other companies’ presentations or more useful than the GAAP information provided elsewhere in this report. The following tables provide a reconciliation between net income attributable to Evergy, Inc. and diluted earnings per common share as determined in accordance with GAAP and adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP).
	Earnings (Loss)	Earnings (Loss) per Diluted Share	Earnings (Loss)	Earnings (Loss) per Diluted Share
Year Ended December 31	2021		2020
	(millions, except per share amounts)
Net income attributable to Evergy, Inc.	$879.7	$3.83	$618.3	$2.72
Non-GAAP reconciling items:
Non-regulated energy marketing margin related to a February 2021 winter weather event, pre-tax(a)	(94.5)	(0.41)
Non-regulated energy marketing costs related to a February 2021 winter weather event, pre-tax(b)	7.9	0.03
Executive transition costs, pre-tax(c)	10.8	0.05
Severance costs, pre-tax(d)	2.8	0.01	66.3	0.29
Advisor expenses, pre-tax(e)	11.6	0.05	32.3	0.14
COVID-19 vaccine incentive, pre-tax(f)	1.2	0.01
Restricted equity investment gains, pre-tax(g)	(27.7)	(0.12)
Income tax expense (benefit)(h)	20.8	0.09	(25.2)	(0.11)
Kansas corporate income tax change(i)			13.8	0.06
Adjusted earnings (non-GAAP)	$812.6	$3.54	$705.5	$3.10
(a)	Reflects non-regulated energy marketing margins related to a February 2021 winter weather event and are included in operating revenues on the consolidated statements of comprehensive income.
(b)
Reflects non-regulated energy marketing incentive compensation costs related to a February 2021 winter weather event and are included in operating and maintenance expense on the consolidated statements of comprehensive income.

(c)
Reflects costs associated with executive transition including inducement bonuses, severance agreements and other transition expenses of which $10.5 million is included in operating and maintenance expense and $0.3 million is included in other expense in 2021 on the consolidated statements of comprehensive income.

(d)
Reflects severance costs incurred associated with certain voluntary severance programs at the Evergy Companies and are included in operating and maintenance expense on the consolidated statements of comprehensive income.

(e)	Reflects advisor expenses incurred associated with strategic planning and are included in operating and maintenance expense on the consolidated statements of comprehensive income.
(f)
Reflects incentive compensation costs incurred associated with employees becoming fully vaccinated against COVID-19 and are included in operating and maintenance expense on the consolidated statements of comprehensive income.

(g)	Reflects gains related to equity investments subject to a restriction on sale and are included in investment earnings on the consolidated statements of comprehensive income.
(h)	Reflects an income tax effect calculated at a statutory rate of approximately 22% in 2021 and 26% in 2020, with the exception of certain non-deductible items.
(i)
Reflects the revaluation of Evergy Kansas Central’s, Evergy Metro’s and Evergy Missouri West’s deferred income tax assets and liabilities from the Kansas corporate income tax rate change and are included in income tax expense on the consolidated statements of comprehensive income.

Appendix A | Evergy 2022 Proxy Statement A-1

Appendix B
GAAP to Non-GAAP Financial Metric Reconciliation
Reconciliation of adjusted earnings per share for incentive compensation to earnings per diluted share attributable to Evergy, Inc.
Year Ended December 31, 2021
Year Ended December 31
Earnings per diluted share attributable to Evergy, Inc.	$3.83
Non-GAAP reconciling items:
Non-regulated energy marketing margin related to a February 2021 winter weather event, pre-tax	(0.41)
Non-regulated energy marketing costs related to a February 2021 winter weather event, pre-tax	0.03
Executive transition costs, pre-tax	0.05
Severance costs, pre-tax	0.01
Advisor expenses, pre-tax	0.05
COVID-19 vaccine incentive, pre-tax	0.01
Restricted equity investment gains, pre-tax	(0.12)
Incentive compensation expenses, pre-tax	0.11
Incentive compensation expenses at target, pre-tax	(0.11)
Income tax benefit	0.09
Adjusted earnings per share for incentive compensation (non-GAAP)	$3.54
Reconciliation of adjusted non-fuel operating and maintenance expense for incentive compensation to operating and maintenance expense
(Dollars in millions)	Year Ended December 31, 2021
Operating and maintenance expense	$1,107.5
Non-GAAP reconciling items:
Non-regulated energy marketing costs related to a February 2021 winter weather event	(7.9)
Executive transition costs	(10.5)
Severance costs	(2.7)
Advisor expenses	(11.6)
COVID-19 vaccine incentive	(1.2)
Short-term incentive compensation expenses	(24.5)
Adjusted non-fuel operating and maintenance expense for incentive compensation (non-GAAP)	$1,049.1
Appendix B | Evergy 2022 Proxy Statement B-1

Appendix C
EVERGY, INC.

LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective May 3, 2022)
Appendix C | Evergy 2022 Proxy Statement C-1

EVERGY, INC.

LONG-TERM INCENTIVE PLAN

(As Amended and Restated effective May 3, 2022)
SECTION ONE.	PURPOSE OF PLAN
The purposes of this Evergy, Inc. Long-Term Incentive Plan (the “Plan”) are to encourage officers, employees and non-employee directors of the Company to acquire proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to enhance the value of the Company for the benefit of its customers and shareholders, and to aid in the attraction and retention of exceptionally qualified individuals upon whom the Company’s success largely depends.
This Plan is amended and restated as of the New Effective Date. All existing elections under this Plan prior to the New Effective Date shall continue in effect without change and apply as elections under the Plan.
SECTION TWO.	DEFINITIONS
The following definitions are applicable herein:
“Act” means the Securities Act of 1933, as it may be amended from time to time.
“Award” means the award to a Participant of Bonus Shares, Director Shares, Dividend Equivalents, Restricted Stock, Restricted Stock Units, Stock Options, Stock Appreciation Rights, Performance Shares, Other Stock-Based Awards or Director Deferred Share Units.
“Award Agreement” means a written or electronic agreement or instrument between the Company and a Participant which evidences an Award and sets forth such applicable terms, conditions and limitations (including treatment as a Performance Award) as the Committee establishes for the Award.
“Award Period” means that period established by the Committee during which any performance or continuous service goals specified with respect to earning any Award are to be measured.
“Board” means the Board of Directors of the Company.
“Bonus Shares” means Shares that are awarded to a Participant without cost and without restriction in recognition of past or expected future performance (whether determined by reference to another employee benefit plan of the Company or otherwise) or as an incentive to become an employee of the Company or a Subsidiary as permitted by applicable law.
“Cause” means unless otherwise defined in a Participant’s employment agreement or change in control severance agreement with the Company, in which case such definition will apply, (i) the material misappropriation of any of the Company’s funds or property; (ii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof; (iii) commission of an act of willful damage, willful misrepresentation, willful dishonesty, or other willful conduct that can reasonably be expected to have a material adverse effect on the business, reputation, or financial situation of the Company; or (iv) gross negligence or willful misconduct in performance of a Participant’s duties; provided, however, “cause” shall not exist under clause (iv), above, with respect to an act or failure to act unless (A) the Participant has been provided written notice describing in sufficient detail the acts or failure to act giving rise to the Company’s assertion of such gross negligence or misconduct, (B) been provided a reasonable period to remedy any such occurrence and (C) failed to sufficiently remedy the occurrence.
“Clawback Law” has the meaning ascribed in Section Sixteen N.
“Clawback Policy” has the meaning ascribed in Section Sixteen N.
“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any successor provisions to such section and any regulations promulgated thereunder.
“Committee” means (i) the Compensation and Leadership Development Committee (or any successor committee that is vested with oversight of long-term compensation plans) or the independent members of the Board, composed in each case of not less than two directors, each of whom is a “non-employee director” (within the meaning of Rule 16b-3(b)(3) under the Exchange Act) or (ii) any other committee of the Board to whom the Board has delegated its authority under this Plan.
“Common Stock” means the common stock, without par value, of the Company, or such other class of shares or other securities as may be subject to the Plan as a result of an adjustment made pursuant to the provisions of Section Sixteen G.
“Company” means Evergy, Inc. and its successors, including any successor company as provided in Section Sixteen H.
Appendix C | Evergy 2022 Proxy Statement C-2

“Date of Grant” means, unless the Committee otherwise specifies a later Date of Grant in the Committee’s applicable granting resolution, the date on which an Award is granted by the Committee.
“Director” means a member of the Board, a member of the board of directors of any Subsidiary, or any honorary, advisory or emeritus director of the Company or any Subsidiary.
“Director Deferred Share Unit” means, pursuant to Section Thirteen of this Plan, a Non-Employee Director’s right to receive a payment following the Non-Employee Director’s termination from service as a Director, in cash or Shares, of an amount equal to the Fair Market Value of one Share.
“Director Equity Payment Fees” means any fees payable to a Non-Employee Director in the form of Common Stock for his or her service as a Director of the Company or any of its Subsidiaries.
“Director Shares” means, pursuant to Section Thirteen of the Plan, Shares issued to a Director, as payment for serving as a Director.
“Disability” means that a Participant is classified as disabled as defined in the Company’s Long-Term Disability Plan.
“Dividend Equivalent” means a right granted appurtenant to an Award to receive payments equal to dividends or property paid with respect to Shares underlying such Award, at such time and on such terms and conditions as set forth in the Award Agreement.
“Eligible Employee” means any officer of, or any person employed by, the Company or any Subsidiary during any portion of an Award Period. Solely for purposes of Substitute Awards, the term Eligible Employee includes any current or former Employee of an Acquired Entity (as defined in the definition of Substitute Awards) who holds Acquired Entity Awards (as defined in the definition of Substitute Awards) immediately prior to the Acquisition Date (as defined in the definition of Substitute Awards).
“Employee” means a common-law employee of the Company or any Subsidiary.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Executive Officer” means (i) the president of the Company, any vice president of the Company, including any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy making function or any other Person who performs similar policy making functions for the Company, (ii) Executive Officers (as defined in part (i) of this definition) of subsidiaries of the Company who perform policy making functions for the Company, and (iii) any Person designated or identified by the Board as being an “executive officer” for purposes of the Act or the Exchange Act, including any Person designated or identified by the Board as being a Section 16 Person.
“Fair Market Value” means, as of any date, the value of a Share or Shares determined in good faith by the Committee in its sole discretion. Such determination shall be conclusive and binding on all persons. For this purpose, the Committee may adopt such formulas as in its opinion shall reflect the true fair market value of such Share or Shares from time to time and may rely on such independent advice with respect to such fair market value determination as the Committee shall deem appropriate. To the extent that Shares are readily tradable on an established securities market, the fair market value of the Shares may be determined based upon the first sale on the day of determination, the closing market price on the trading day before or the trading day of the day of determination, the arithmetic mean of the high and low prices on the trading day before or the trading day of determination or any other reasonable method using actual transactions in such Shares as reported by such market. To the extent that Shares are not readily tradable on an established market, the fair market value of a Share or Shares as of a valuation date means a value determined by the reasonable application of a reasonable valuation method. The determination whether a valuation method is reasonable, or whether an application of a valuation method is reasonable, is made based on the facts and circumstances as of the valuation date.
“Good Reason” means, without a Participant’s written consent and unless otherwise defined in a Participant’s employment agreement or change in control severance agreement with the Company (in which case such definition will apply), any of the following:
(1)
Any material and adverse reduction or material and adverse diminution in a Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised or assigned at any time during the 90-day period immediately preceding the Change in Control;

(2)	Any reduction in a Participant’s annual base salary as in effect immediately preceding the Change in Control or as the same may be increased from time to time; or
(3)
A Participant being required by the Company to be based at any office or location that is more than 70 miles from the location where the Participant was employed immediately preceding the Change in Control.

Appendix C | Evergy 2022 Proxy Statement C-3

Provided, however, notwithstanding the occurrence of any of the events set forth above in this definition, Good Reason shall not include for the purpose of this definition (1) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant, or (2) any reduction in the Participant’s base annual salary or reduction in benefits received by the Participant where such reduction is in connection with a company-wide reduction in salaries or benefits.
“Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code.
“New Effective Date” has the meaning ascribed in Section Three A.
“Non-Employee Director” means a Director who is not employed as an Employee by the Company or any Subsidiary. Solely for purposes of Substitute Awards, the term Non-Employee Director includes any current or former non-employee director of an Acquired Entity (as defined in the definition of Substitute Awards) who holds Acquired Entity Awards (as defined in the definition of Substitute Awards) immediately prior to the Acquisition Date (as defined in the definition of Substitute Awards).
“Option” or “Stock Option” means either a non-qualified stock option or an Incentive Stock Option granted under Section Eight.
“Option Period” or “Option Periods” means the period or periods during which an Option is exercisable.
“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
“Original Effective Date” has the meaning ascribed in Section Three A.
“Other Stock-Based Award” means any award of Shares or payment of cash that is valued in whole or in part by reference to, or is otherwise based on, Shares, other property, or achievement of performance metrics or measures.
“Participant” means an Eligible Employee or Non-Employee Director who has been granted an Award under the Plan.
“Plan” means the Evergy, Inc. Long-Term Incentive Plan.
“Performance Award” means any Award that will be issued or granted, or become vested or payable, as the case may be, upon the achievement of certain performance goals (as described in Section Twelve B) to a Participant pursuant to Section Twelve.
“Performance Shares” means an Award granted under Section Ten.
“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.
“Restricted Stock” means an Award granted under Section Seven.
“Restricted Stock Unit” or “RSU” means an Award granted under Section Seven evidencing the Participant’s right to receive a Share (or, at the Committee’s discretion, a cash payment equal to the Fair Market Value of a Share) at some future date and that is subject to those restrictions set forth therein and the Award Agreement.
“Section 16 Person” means a Person who is subject to obligations under Section 16 of the Exchange Act with respect to transactions involving equity securities of the Company.
“Share” means a share of Common Stock.
“Stock Appreciation Right” or “SAR” means a right granted as an Award under the Plan to receive, as of the date specified in the Award Agreement and with respect to each SAR exercised, an amount equal to the excess of (a) the Fair Market Value of a Share on the Exercise Date, over (b) the SAR’s Strike Price.
“Strike Price” means the per-Share price used as the baseline measure for the value of a SAR, as specified in the Award Agreement.
“Subsidiary” means any corporation of which 50 percent or more of its outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company.
“Substitute Award” means an Award granted under the Plan in substitution for stock or stock-based awards (“Acquired Entity Awards”) held by current and former employees or former non-employee directors of another corporation or entity who become Employees or Non-Employee Directors as the result of a merger or consolidation of the employing corporation or other entity (the “Acquired Entity”) with the Company or a Subsidiary, or the acquisition by the Company or a Subsidiary of property or stock of, or other ownership interest in, the Acquired Entity immediately prior to such merger, consolidation, or acquisition (“Acquisition Date”) as agreed to by the parties to such corporate transaction and as may be set forth in the definitive purchase agreement. The limitations of Section Five on the number of Shares reserved or available for grants, and
Appendix C | Evergy 2022 Proxy Statement C-4

the limitations under Section Eight C and Section Nine C with respect to the Option Price and Strike Price, shall not apply to Substitute Awards. Any issuance of a Substitute Award which relates to an Option or a SAR shall be completed in conformity with the rules under Code Section 409A relating to the substitutions and assumptions of stock rights by reason of a corporate transaction.
“Termination” means resignation or discharge from employment with the Company or any one of its Subsidiaries, except in the event of death, disability, or retirement.
SECTION THREE.	EFFECTIVE DATE, DURATION AND SHAREHOLDER APPROVAL
A.	Effective Date.
The Plan originally became effective on May 5, 1992 (as the Great Plains Energy Incorporated Long-Term Incentive Plan) (the “Original Effective Date”). The Plan has been amended and restated numerous times with the most recent amendment and restatement being effective June 4, 2018 in connection with the merger of Great Plains Energy Incorporated into the Company. Subject to approval by the Company’s shareholders, this amended and restated Plan shall become effective upon approval by the Company’s shareholders on May 3, 2022 (the “New Effective Date”) and, except as expressly specified otherwise, applies only with respect to Awards granted after such date.
B.	Period for Grants of Awards.
Awards may be granted until May 3, 2032.
C.	Termination of the Plan.
The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.
SECTION FOUR.	ADMINISTRATION
A.	General Powers.
The Plan shall be administered by the Committee for, and on behalf of, the Board. The Committee shall have all of the powers (other than amending or terminating this Plan as provided in Section Fifteen) respecting the Plan, including, but not limited to those specific powers set forth below. All questions of interpretation and application of the Plan, or of the terms and conditions pursuant to which Awards are granted, exercised or forfeited under the provisions hereof, shall be subject to the determination of the Committee. Any such determination shall be final and binding upon all parties affected thereby.
B.	Specific Committee Powers.
Without limitation, the Committee shall have full power and authority and sole discretion as follows:
(i)	to determine when, to whom and in what types and amounts Awards should be granted;
(ii)
subject to the limitations set forth in Section Five A, to grant Awards to Eligible Employees and Non-Employee Directors in any number, and to determine the terms and conditions applicable to each Award;

(iii)
to determine, as to all or part of any Award as to any Participant, at the time the Award is granted or thereafter, that the exercisability or vesting of an Award shall be accelerated upon a Participant’s death, disability, retirement, Change in Control, termination of employment following a Change in Control, or other special circumstances determined by the Committee;

(iv)
to determine that Awards shall continue to become exercisable or vested in full or in installments after a Participant’s termination of employment, to extend the period for exercise of Options or SARs following a termination of employment (but not beyond ten (10) years from the Date of Grant of the Option or SARs) or to provide that any Restricted Stock Award, Restricted Stock Unit Award, or Performance Share Award shall in whole or in part not be forfeited upon Participant’s death, disability, retirement, Change in Control, termination of employment following a Change in Control or other special circumstances determined by the Committee;

(v)	to determine the benefit payable under any Dividend Equivalent, and to determine whether any vesting conditions have been satisfied;
Appendix C | Evergy 2022 Proxy Statement C-5

(vi)
subject to Section Five C, to determine, no later than the Date of Grant of Restricted Stock Units, whether the payment of dividend equivalents thereon shall be paid at the time any underlying Shares are vested;

(vii)	to determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property;
(viii)
subject to Section Sixteen J (Code Section 409A), to determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award (other than with respect to an Option or a SAR for which no additional deferral opportunity beyond the deferral inherent in such Option or SAR is permitted under this Plan) will be deferred, either at the election of the Participant, or, if and to the extent specified in the Award Agreement, automatically or at the election of the Committee;

(ix)
subject to Section Sixteen J (Code Section 409A), to grant Awards in replacement of Awards previously granted under this Plan or any other compensation plan of the Company, provided that any such replacement grant that would be considered a repricing shall be subject to shareholder approval;

(x)	to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;
(xi)	to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;
(xii)
with the consent of the Participant, to amend any Award Agreement at any time; provided that the consent of the Participant shall not be required for any amendment (a) that, in the Committee’s determination, does not materially adversely affect the rights of the Participant, or (b) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new applicable law or change in an existing applicable law, or (c) to the extent the Award Agreement specifically permits amendment without consent;

(xiii)
to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the amount or percentage of Awards which may from time to time be exercised by a Participant, and including requiring the Participant to enter into restrictive covenants;

(xiv)
without the consent of the Participant, to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events (including events described in Section Sixteen G) affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations or accounting principles;

(xv)
to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, the Award Agreements or any other instrument entered into or relating to an Award under the Plan, and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(xvi)
to cause the forfeiture of any Award or recover any Shares, cash or other property attributable to an Award for violations of any Company ethics policy or pursuant to any Clawback Policy or any Clawback Law; and

(xvii)
to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

C.	Delegation.
Notwithstanding the general administrative powers discussed above but to the extent not inconsistent with applicable law (including without limitation applicable state laws), the Committee may, by resolution: (1) delegate to a special committee consisting of two or more directors, who may also be officers of the Company, any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards; or (2) authorize one or more Executive Officers to do one or more of the following with respect to Eligible Employees who are not directors or Executive Officers of the Company: (A) designate Eligible Employees to be recipients of Awards, (B) determine the number of Shares subject to such Awards to be received by such Eligible Employees and (C) cancel or suspend Awards to such Employees; provided that (x) any resolution of the Committee authorizing such officer(s) must specify the total number of Shares subject to Awards that such officer(s) may so award and (y) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted.
Appendix C | Evergy 2022 Proxy Statement C-6

SECTION FIVE.	GRANT OF AWARDS AND LIMITATION OF NUMBER OF SHARES AWARDED; GENERAL TERMS
A.	Share Limitations and Share Counting.
The Committee may, from time to time, grant Awards to one or more Eligible Employees or Non-Employee Directors, provided that:
(i)
From the Original Effective Date, the maximum number of Shares available for Awards under this Plan may not exceed 10,564,800 Shares (inclusive of 5,780,000 Shares authorized by shareholders in 2022) (increased, proportionately, in the event of any stock split or stock dividend with respect to the Shares in accordance with Section Sixteen G) (the “Maximum Limitation”);

(ii)
Shares tendered with respect to the payment of any Option Price, Shares withheld for any taxes, Shares repurchased by the Company using Option Price proceeds, and all Shares underlying any portion of a SAR or Option that is settled in Shares (regardless of the actual number of net Shares delivered upon exercise) shall count against the Maximum Limitation;

(iii)
To the extent that an award lapses or the rights of the Participant to whom it was granted terminate, any Shares subject to such Award shall not be counted as having been granted under the Plan and shall not be reduced from the Maximum Limitation;

(iv)	Any Share required to satisfy Substitute Awards shall not count against the Maximum Limitation;
(v)
The maximum grant date fair value (determined in accordance with ASC Topic 718) of all Awards granted to any individual for his or her services as a Non-Employee Director during any calendar year shall not exceed $750,000;

(vi)
Shares delivered by the Company under the Plan may be authorized but unissued Shares, Shares held in the treasury of the Company or Shares purchased on the open market (including private purchases) in accordance with applicable securities laws;

(vii)
The maximum number of Shares with respect to which an Award or Awards (other than a Substitute Award) may be granted to any Participant in any single calendar year shall not exceed 500,000 Shares (increased, proportionately, in the event of any stock split or stock dividend with respect to the Shares in accordance with Section Sixteen G); and

(viii)	The maximum number of Shares that may be subject to grants of Incentive Stock Options is the Maximum Limitation.
In determining the size of the Awards, the Committee shall assess the performance of the Eligible Employees (which may include continuous service) against criteria to be established by the Committee, from time to time, based on the Company’s performance (such as shareholder and customer-related factors) and shall take into account a Participant’s responsibility level, potential, cash compensation level, and the Fair Market Value of the Common Stock at the time of Awards, as well as such other considerations as it deems appropriate.
B.	Rights as Shareholder.
Except with respect to an Award of Restricted Stock, a participant or a transferee of a Participant shall have no rights as a shareholder with respect to any Shares covered by an Award until the date the Award is exercised, becomes vested or is settled, as the case may be, except as provided in Section Sixteen A.
C.	Rights to Dividends and Dividend Equivalents.
Subject to the provisions of the Plan and to the extent expressly provided in the applicable Award Agreement, the recipient of an Award other than an Option or SAR may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis credited to an account maintained on the books of the Company, dividends or Dividend Equivalents with respect to the number of Shares covered by the Award, as determined by the Committee in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Notwithstanding the foregoing, to the extent any Award provides for the payment of dividends or crediting of dividend equivalents, in no event will such dividends or dividend equivalents attributable to unvested Awards be paid unless and before the underlying Award has become vested pursuant to its terms.
Appendix C | Evergy 2022 Proxy Statement C-7

Solely with respect to Performance Shares granted under Section Ten, and unless otherwise provided in an Award Agreement (i) if the Award Agreement provides for the payment of Dividend Equivalents, such Dividend Equivalents will be equal to the dividends paid during the entire Award Period for which the Performance Shares relate and not just that period of time after the Performance Shares were granted and (ii) at the end of an Award Period and provided the Performance Shares have not been forfeited in accordance with the terms of this Plan, the Participant shall be paid in a lump sum cash payment, or, if specified by the Committee, in an equivalent number of Shares based on the value of the Performance Shares otherwise vesting as of the payment date, the aggregate amount of such hypothetical dividend equivalents.
D.	Grant Vesting Limitations.
Notwithstanding any other provision of the Plan to the contrary, but subject to any adjustment pursuant to Section Sixteen G and Section Fourteen of the Plan and the remaining provisions of this Section Five D, Awards made under the Plan on or after the New Effective Date shall not vest, be settled or become exercisable before the first anniversary of such Award’s Date of Grant. Notwithstanding the foregoing, (i) the foregoing limitation shall not apply to Awards to Non-Employee Directors, (ii) with respect to Awards to Employees, the Committee may grant Awards relating to an amount of Shares in the aggregate not in excess of five percent (5%) of the Maximum Limitation without respect to such minimum vesting requirement and (iii) nothing in this Section Five D shall preclude or limit any Award or other arrangement (or any action by the Committee) from providing for accelerated vesting of such Award in connection with or following a Participant’s death, Disability, termination of employment or other “separation from service” within the meaning of Code Section 409A, including a retirement.
SECTION SIX.	ELIGIBILITY
Eligible Employees and Non-Employee Directors of the Company and its Subsidiaries (including officers or salaried full-time employees who are members of the Board) shall be eligible to receive Awards. Subject to the provisions of the Plan, the Committee shall from time to time select from such eligible persons those to whom Awards shall be granted and determine the amount of such Awards. In no event shall the existence of this Plan create an obligation or duty of the Committee or the Company to grant an Award to any person under this Plan.
SECTION SEVEN.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS
A.	Grant of Restricted Stock.
The Committee may grant an Award of one or more Shares of Restricted Stock to any Eligible Employee or Non-Employee Director.
A Restricted Stock Award made pursuant to this Section Seven shall be in the form of Shares, restricted as provided herein. The Restricted Stock shall be issued in the name of the Participant and shall, to the extent certificated, bear a restrictive legend or, to the extent uncertificated, contain instructions, prohibiting sale, transfer, pledge or hypothecation of the Restricted Stock until the expiration of the restriction period, or shall be placed in escrow or other custodial arrangements prohibiting such sale, transfer, pledge or hypothecation.
The Committee may also impose such other restriction and conditions on the restricted stock as it deems appropriate.
Upon issuance to the Participant of Restricted Stock, the Participant shall have the right to vote the Restricted Stock.
B.	Restricted Stock Agreement.
Each Restricted Stock award shall be evidenced by an Award Agreement between the Company and the Participant containing the terms and conditions as may be determined by the Committee, including, without limitation, provisions relating to the vesting of the Restricted Stock and any special vesting conditions or rights associated with the Award.
C.	Grant of Restricted Stock Units.
The Committee may grant an Award of one or more Restricted Stock Units to any Eligible Employee or Non-Employee Director. Such grant of Restricted Stock Units may be made in connection with or separate from a grant of Restricted Stock.
The Company shall establish an account (“RSU Account”) on its books for each Participant who receives a grant of Restricted Stock Units. Restricted Stock Units shall be credited to the Participant RSU Account as of the Date of Grant of such Restricted Stock Units. RSU Accounts shall be maintained for recordkeeping purposes only and the Company
Appendix C | Evergy 2022 Proxy Statement C-8

shall not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts. The obligation to make distributions of securities or other amounts credited to RSU Accounts shall be an unfunded, unsecured obligation of the Company.
The Committee may also impose such other restrictions and conditions on the Restricted Stock Units as it deems appropriate.
A Participant shall have no voting rights with respect to any Shares underlying the Restricted Stock Units unless and until such time as the Shares underlying the RSUs are issued.
Except as otherwise provided in an Award Agreement but in all cases subject to Section Five C, whenever dividends are paid or distributions are made with respect to Shares, Dividend Equivalents shall be credited to RSU Accounts on all Restricted Stock Units credited thereto, as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the RSU Account either (i) in the form of additional Restricted Stock Units (in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution) or (ii) deferred cash. Any additional RSUs or deferred cash amounts shall be subject to the same restrictions and other terms as apply to the RSUs with respect to which such Dividend Equivalents are credited and in no event will the payment of such property or deferred cash be made before the underlying RSUs are payable.
The Company shall settle an RSU Account by delivering to the holder thereof (which may be the Participant or his or her beneficiary, as applicable) either (i) if settled through the issuance of Shares, a number of Shares equal to the whole number of Shares underlying the Restricted Stock Units then credited to the Participant RSU Account (or a specified portion in the event of any partial settlement); provided that any fractional Shares underlying Restricted Stock Units remaining in the RSU Account on the settlement date shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the settlement date multiplied by the remaining fractional Restricted Stock Unit, or (ii) if settled through a payment of cash, a payment in an amount equal to the Fair Market Value of the Restricted Stock Units then credited to the Participant RSU Account and then eligible to be settled (or a specified portion in the event of any partial settlement). Subject to any deferral election made by the Participant, the “settlement date” for all Restricted Stock Units credited to the Participant’s RSU Account and that otherwise have not been forfeited shall be when restrictions applicable to an Award of Restricted Stock Units have lapsed in accordance with the terms of the Award Agreement; provided, however, to the extent an RSU is subject to Code Section 409A, no settlement shall be made on account of a disability unless such disability meets the definition of “disability” as defined in Code Section 409A(a)(2)(C)(i)), and no settlement shall be made on account of a retirement or termination of employment unless such retirement or termination of employment constitutes a “separation from service” (as provided in Code Section 409A(a)(2)(A)(i)).
D.	Restricted Stock Unit Agreement.
Each Restricted Stock Unit award shall be evidenced by an Award Agreement between the Company and the Participant containing the terms and conditions as may be determined by the Committee, including, without limitations, provisions relating to the vesting of the Restricted Stock Units and any special vesting conditions or rights associated with the Award.
E.	Restriction Period.
Subject to Section Five D, at the time Restricted Stock or Restricted Stock Units are granted, the Committee shall establish a restriction period applicable to such Award which shall not be more than ten years. The restriction period and the restrictions imposed may be based on the achievement of specific performance goals, time-based restrictions following the achievement of specific performance goals, restrictions based on the occurrence of a specified event, and/or restrictions under applicable securities laws. Each Restricted Stock Award or Restricted Stock Unit Award may have a different restriction period or one or more different types of restrictions at the discretion of the Committee.
Unless a Restricted Stock Unit Award is specifically amended to comply with the conditions under Code Section 409A to avoid the additive income taxes imposed thereunder, any payment relating to a Restricted Stock Unit shall be made as soon as practicable following the end of the Award Period but in no event will any payment relating to Restricted Stock Units be made later than the last day of the applicable 2 ½ month period set forth in Treasury Regulations § 1.409A-1(a)(4).
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F.	Forfeiture.
Except as otherwise provided for in this Plan or the Award Agreement or determined by the Committee, upon the termination of employment of a Participant holding Restricted Stock or RSUs for any reason during the period of time in which some or all of the Shares are subject to restrictions, all Shares of Restricted Stock and all RSUs held by the Participant and still subject to restriction will be forfeited by the Participant and, in the case of Shares of Restricted Stock, reacquired by the Company; provided that in the event of a Participant’s retirement, Disability, death, or in cases of special circumstances, the Committee may, in its discretion, waive in whole or in part any or all of the remaining restrictions or conditions with respect to the Participant’s Shares of Restricted Stock or RSUs.
G.	Payout of Award.
Upon completion of the restriction period and satisfaction of any other restrictions required by the Award, all restrictions on the Restricted Stock and RSUs will expire and, in the case of Restricted Stock, all applicable restrictions thereon will be removed and, in the case of Restricted Stock Units, the underlying Shares will be issued to the Participant.
SECTION EIGHT.	STOCK OPTIONS
A.	Grant of Option.
The Committee may grant an Award of one or more Options to any Eligible Employee or Non-Employee Director.
B.	Stock Option Agreement.
Each Option granted under the Plan shall be evidenced by an Award Agreement between the Company and the Participant containing such terms and conditions as may be determined by the Committee, including, without limitations, provisions to qualify Incentive Stock Options as such under Section 422 of the Code; provided, however, that each Stock Option shall be subject to the following terms and conditions: (i) the Options are exercisable either in total or in part with a partial exercise not affecting the exercisability of the balance of the Option; (ii) every Share purchased through the exercise of an Option shall be paid for in full at the time of the exercise; (iii) each Option shall cease to be exercisable, as to any Share, at the earliest of (a) the Participant’s purchase of the Shares to which the Option relates, or (b) the lapse of the Option; and (iv) Options shall not be transferable by the Participant other than by will or the laws of descent and distribution or, if permitted by the Company, pursuant to a domestic relations order validly issued and approved by a court of proper jurisdiction. Non-Employee Directors shall be ineligible to receive Incentive Stock Options.
C.	Option Price.
The Option Price per Share shall be set by the grant, but, except with respect to the issuance of a Substitute Award, shall not be less than 100 percent of the Fair Market Value at the Date of Grant.
D.	Form of Payment.
At the time of an exercise of an Option, the Option Price shall be payable in any manner allowed under applicable law and as permitted by the Committee, including, but not limited to:
(i)	Cash or certified bank check;
(ii)
By delivery to the Company Shares then owned by the Participant, the Fair Market Value of which equals the purchase price of the Shares purchased pursuant to the Option, properly authorized or endorsed for transfer to the Company; provided, however, that Shares used for this purpose must have been held by the Holder for such minimum period of time as may be established from time to time by the Committee; and provided further that the Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Options shall be the Fair Market Value as of the exercise date, which shall be the date of delivery of the Shares used as payment of the Option Price;

In lieu of actually surrendering to the Company the Shares then owned by the Participant, the Committee may, in its discretion permit the Participant to submit to the Company a statement affirming ownership by the Participant of such number of Shares and request that such Shares, although not actually surrendered, be deemed to have been surrendered by the Participant as payment of the exercise price;
Appendix C | Evergy 2022 Proxy Statement C-10

(iii)
For any Participant other than an Executive Officer or except as otherwise prohibited by the Committee, by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board;

(iv)
By a “net exercise” arrangement pursuant to which the Company will not require a payment of the Option Price but will reduce the number of Shares issued upon the exercise by the largest number of whole Shares that has a Fair Market Value on the date of exercise that does not exceed the aggregate Option Price. With respect to any remaining balance of the aggregate Option Price, the Company will accept a cash payment from the Participant; or

(v)	Any combination of the consideration provided in the foregoing subsections (i), (ii), (iii) and (iv).
E.	Other Terms and Conditions.
Each Option shall become exercisable in such manner and within such Option Period not to exceed ten years from its Date of Grant, as set forth in the Stock Option Agreement.
F.	Lapse of Option.
An Option will lapse upon the first occurrence of one of the following circumstances: (i) ten years from the Date of Grant; (ii) except as may otherwise be provided for in the Award Agreement, three months following the Participant’s Termination (other than in connection with a Change in Control as provided in Section Fourteen), (iii) the expiration of the term of the Option as set forth in the Award Agreement, or (iv) twelve months from the date on which a Participant is classified as disabled as defined in the Company’s Long-Term Disability Plan. If, however, the Participant dies within the Option Period and prior to the lapse of the Option, the Option shall lapse unless it is exercised within the Option Period or twelve months from the date of the Participant’s death, whichever is earlier, by the Participant’s legal representative or representatives or by the person or persons entitled to do so under the Participant’s will or, if the Participant shall fail to make testamentary disposition of such Option or shall die intestate, by the person or persons entitled to receive said Option under the applicable laws of descent and distribution.
If the exercise of the Option following the Participant’s Termination for any reason (including the inability of the Participant to utilize a particular form of payment of the Option Price as set forth above in Section Eight D) would be prohibited at any time because the issuance of Shares would violate the registration requirements under the Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with the immediately preceding paragraph in this Section Eight F, or (b) the expiration of a period after the Participant’s Termination that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.
G.	Early Disposition of Common Stock.
If a Participant shall engage in a disqualifying disposition (as such term or successor term is then used under the Code) with respect to any Shares purchased pursuant to an Incentive Stock Option (presently within one year from the date the Shares were acquired or within two years from the Date of Grant of the Option), then, to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it under the circumstances, the Participant shall, within ten days of such disposition, notify the Company of the dates of acquisition and disposition of such Shares, the number of Shares so disposed and the consideration, if any, received therefore.
H.	Individual Dollar Limitations.
The aggregate Fair Market Value (determined at the time of Award) of the Shares, with respect to which an Incentive Stock Option is exercisable for the first time by a Participant during any calendar year (whether under this Plan or another plan or arrangement of the Company) shall not exceed $100,000 (or such other limit as may be in effect under the Code on the date of Award). In the event the foregoing results in a portion of an Option designated as an Incentive Stock Option exceeding the $100,000 limitation, only such excess shall be treated as a non-qualified stock option.
I.	No Obligation to Exercise Option.
The granting of an Option shall impose no obligation on the Participant to exercise such Option.
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K.	No Repricing of Options Unless Repricing Subject to Shareholder Approval.
In no event may the Committee, without shareholder approval (i) amend an Option to reduce its Option Price, (ii) cancel an Option and regrant an Option with an Option Price lower than the original Option Price of the cancelled Option, (iii) cancel an Option in exchange for cash or another Award, or (iv) take any other action (whether in the form of an amendment, cancellation, or replacement grant) that has the effect of “repricing” an Option, as defined under the rules of the established stock exchange or quotation system on which the Shares are then listed or traded if such stock exchange’s or quotation system’s rules define what constitutes a repricing shareholder.
SECTION NINE.	STOCK APPRECIATION RIGHTS
A.	Grant of Stock Appreciation Rights.
The Committee, at any time and from time to time, may grant SARs to any Eligible Employee or Non-Employee Director either alone or in addition to other Awards granted under the Plan. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate. In no event may the compensation payable under a SAR be greater than the excess of the Fair Market Value of the Share on the date the SAR is exercised over the Fair Market Value of the Share on the date of grant of the SAR. The SAR shall not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the SAR.
B.	SAR Agreements.
Each SAR shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined from time to time by the Committee.
C.	Strike Price.
The Strike Price of a SAR shall be determined by the Committee in its sole discretion; provided that, except with respect to a Substitute Award, the Strike Price shall not be less than 100 percent of the Fair Market Value of a Share on the Date of Grant of the SAR.
D.	Exercise and Payment.
Except as may otherwise be provided by the Committee in an Award Agreement, SARs shall be exercised by the delivery of a written notice to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised. Payments made in connection with the exercise of a SAR shall be made on or as soon as administratively practicable following the exercise date. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.
E.	Other Terms and Conditions.
Each SAR shall become exercisable in such manner and within such period or periods not to exceed ten years from its Date of Grant, as set forth in the Award Agreement.
F.	Lapse of SAR.
A SAR will lapse upon the first occurrence of one of the following circumstances: (i) ten years from the Date of Grant; (ii) except as may otherwise be provided for in the SAR Agreement, three months following the Participant’s Termination (other than in connection with a Change in Control as provided in Section Fourteen), (iii) the expiration of the term of the SAR as set forth in the Award Agreement, or (iv) twelve months from the date on which a Participant is classified as disabled as defined in the Company’s Long-Term Disability Plan. If, however, the Participant dies within the period during which the SAR is exercisable and before the lapse thereof, the SAR shall lapse unless it is exercised within such SAR exercise period or twelve months from the date of the Participant’s death, whichever is earlier, by the Participant’s legal representative or representatives or by the person or persons entitled to do so under the Participant’s will or, if the Participant shall fail to make testamentary disposition of such SAR or shall die intestate, by the person or persons entitled to receive said SAR under the applicable laws of descent and distribution.
If the exercise of a SAR following the Participant’s Termination for any reason would be prohibited at any time because the issuance of Shares would violate the registration requirements under the Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the SAR shall terminate on the earlier
Appendix C | Evergy 2022 Proxy Statement C-12

of (a) the expiration of the term of the SAR in accordance with the immediately preceding paragraph in this Section Nine F, or (b) the expiration of a period after the Participant’s Termination that is three months after the end of the period during which the exercise of the SAR would be in violation of such registration or other securities law requirements.
G.	No Obligation to Exercise SAR.
The granting of a SAR shall impose no obligation on the Participant to exercise such SAR.
H.	No Repricing of SARs Unless Repricing Subject to Shareholder Approval.
In no event may the Committee, without shareholder approval (i) amend a SAR to reduce its Strike Price, (ii) cancel a SAR and regrant a SAR with a Strike Price lower than the original Strike Price of the cancelled SAR, (iii) cancel a SAR in exchange for cash or another Award, or (iv) take any other action (whether in the form of an amendment, cancellation, or replacement grant) that has the effect of “repricing” a SAR, as defined under the rules of the established stock exchange or quotation system on which the Shares are then listed or traded if such stock exchange’s or quotation system’s rules define what constitutes a repricing.
SECTION TEN.	PERFORMANCE SHARES
A.	Grant of Performance Shares.
The Committee may grant an Award of one or more Performance Shares to any Eligible Employee or Non-Employee Director.
A Performance Share is the right to receive a payment from the Company with respect to such Performance Share subject to satisfaction of such terms and conditions as the Committee may determine. Performance Shares shall be credited to a Performance Share account to be maintained for each Participant. Each Performance Share shall be deemed to be equivalent of one Share. Unless specifically provided in an Award Agreement, the Award of Performance Shares under the Plan shall not entitle the participant to any interest in or to any dividend, voting, or other rights of a shareholder of the Company.
A grant of Performance Shares may be made by the Committee during the term of the Plan, even if the applicable Award Period extends beyond the term of the Plan.
The Participant shall be entitled to receive payment for each Performance Share of an amount based on the achievement of performance measures for such Award Period as determined by the Committee. During or before the Award Period, the Committee shall have the right to establish requirements or other criteria for measuring such performance.
B.	Performance Share Agreement.
Each Performance Share shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined from time to time by the Committee.
C.	Form and Timing of Payment.
Unless a Performance Share Award Agreement is specifically amended to comply with the conditions under Code Section 409A to avoid the additive income taxes imposed thereunder, any payment relating to Performance Shares shall be made as soon as practicable following the end of the Award Period but in no event will any payment relating to Performance Shares be made later than the last day of the applicable 2 ½ month period set forth in Treasury Regulations § 1.409A-1(a)(4).
The payment to which a Participant shall be entitled at the end of an Award Period shall be a dollar amount equal to the number of Performance Shares earned, multiplied by the Fair Market Value of a Share on the payment date. Payment shall normally be made in Shares. The Committee, however, in its sole discretion, may authorize payment in such combinations of cash and Shares or all in cash as it deems appropriate.
Appendix C | Evergy 2022 Proxy Statement C-13

D.	Forfeiture.
Except as provided in Section Fourteen (Change in Control) or in special circumstances as otherwise determined by the Committee including, without limitation, a Participant’s retirement, Disability or death, (i) upon the termination of employment of a Participant holding Performance Shares for any reason before some or all of the Performance Shares have been paid, all Performance Shares (other than any vested Performance Shares for which a valid deferral election has been made and which are scheduled to be paid in the future) which have not been paid will be forfeited by the Participant. In special circumstances as otherwise determined by the Committee including, without limitation, the Participant’s retirement, Disability or death, the Committee may, in its sole discretion, (i) accelerate payment with respect to some or all of the Performance Shares, (ii) provide that the payout of any Performance Shares will be pro-rated for service during the Award Period and paid at the end of the Award Period, or (iii) provide that a Participant is entitled to a full payout (or less than full payout) at the end of the Award Period of all Performance Shares based on the level of achievement of the established performance goals.
SECTION ELEVEN.	BONUS SHARES AND OTHER STOCK-BASED AWARDS
A.	Grant of Bonus Shares and Other Stock-Based Awards.
Subject to the terms of the Plan, the Committee may grant Bonus Shares to any Eligible Employee or Non-Employee Director, in such amount and upon such terms and at any time and from time to time as shall be determined by the Committee. Subject to the terms of the Plan, the Committee may also grant to an Eligible Employee or Non-Employee Director, in such amount and upon such terms and at any time and from time to time as shall be determined by the Committee any Other Stock-Based Award.
B.	Award Agreement.
A Bonus Share Award may be evidenced by an Award Agreement or other form of communication as the Committee may approve. An Other Stock-Based Award shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined from time to time by the Committee.
SECTION TWELVE.	PERFORMANCE AWARDS
A.	Terms of Performance Awards.
The Committee may grant one or more Performance Awards to any Eligible Employee or Non-Employee Director.
Except as provided in Section Fourteen (Change in Control), Performance Awards will be issued or granted, or become vested or payable, only after the end of the relevant Award Period. The established performance goals for each Award Period and the amount payable upon satisfaction of those performance goals shall be conclusively determined by the Committee. When the Committee determines whether a performance goal has been satisfied for any Award Period, the Committee may make such determination using calculations which include or exclude an event or transaction that is either of an unusual nature or of a type that indicates infrequency of occurrence (under generally accepted accounting principles (United States) (“GAAP”) and as described in Financial Accounting Standards Board Accounting Standards Subtopic 225-20 (or any successor provision) or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable fiscal year). The Committee also may establish performance goals that are determined using GAAP or other non-GAAP financial measures and may include or exclude mark-to-market gains and losses on energy contracts, any unusual or non-recurring items, including the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes and, further, may take into account changes in applicable tax laws or accounting principles or such other items and factors as the Committee may determine reasonable and appropriate under the circumstances (including any factors that could result in the Company’s paying non-deductible compensation to an Employee or Non-Employee Director).
B.	Performance Goals.
If an Award is subject to this Section Twelve, then the lapsing of restrictions thereon, or the vesting thereof, and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee and which may be based on the attainment of one or any combination of performance metrics as determined by the Committee (the “Performance Measures”). While not
Appendix C | Evergy 2022 Proxy Statement C-14

intended to be exhaustive, the Committee may establish Performance Measures calculated on a GAAP or non-GAAP basis, on an absolute or relative basis for the Company as a whole or any of its subsidiaries, operating divisions or other operating units, and/or in a manner that may be measured in the aggregate or on a per Share basis. Performance Measures may include, but are not limited to:
1.	Earnings measures, including net earnings on either a LIFO, FIFO or other basis;
2.
Operating measures, including operating income, operating earnings, operating margin, funds from operations and operating measures determined on an absolute basis or relative to another Performance Measure such as total adjusted debt;

3.	Income or loss measures, including net income or net loss;
4.	Cash flow measures, including cash flow or free cash flow and measures based on all operations or a designated segment of operations;
5.	Revenue measures;
6.
Measures based on expense levels, including measures such as non-fuel operating and maintenance expense determined either on a Company-wide basis or in respect of any one or more subsidiaries or business units;

7.
Operating and maintenance cost management and productivity measures including System Average Interruption Duration Index (SAIDI), System Average Interruption Frequency Index (SAIFI) and measures based on an Equivalent Availability Factor (EAF) for coal and nuclear divisions;

8.
Return measures, including shareholder return, return on assets, investments, equity, or sales, and whether determined on an absolute basis or relative to another performance measure or industry peer group (e.g., Edison Electric Institute (EEI) index);

9.	Growth or rate of growth in any of the Performance Measures set forth herein;
10.
Share price (including attainment of a specified per-share price during the Award Period; growth measures and total shareholder return or attainment by the Shares of a specified price for a specified period of time);

11.
Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, and cost targets;

12.	Accomplishment of, or goals related to, mergers, acquisitions, divestitures, dispositions, public offerings or similar extraordinary business transactions;
13.	Achievement of business or operational goals such as market share and/or business development and/or customer objectives;
14.	Achievement of credit ratings or certain credit quality levels;
15.	Achievement of goals based on or related to safety, including safety training, safety audits, Days Away, Restricted or Transferred (DART), and OSHA incident ratings; and/or
16.	Achievement of goals based on or related to customer satisfaction results, indices or surveys;
provided that applicable Performance Measures may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable Performance Measures are established, provide that the formula for such Performance Measures may include or exclude items to measure specific objectives, including but not limited to losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, mark-to-market gains and losses from energy contracts, and any unusual, nonrecurring gain or loss. In addition to the foregoing Performance Measures, the Performance Measures may also include any other performance goal(s) established by the Committee.
Appendix C | Evergy 2022 Proxy Statement C-15

C.	Adjustments.
In addition to any adjustment that may be permissible as provided in Section Sixteen G (Changes in Capital Structure) and Section Fourteen (Change in Control), but in all cases subject to Section Five D (Grant Vesting Limitations), with respect to any Award that is subject to this Section Twelve, the Committee may adjust upwards or downwards the amount payable pursuant to such Award or waive or amend the criteria necessary for the achievement of the applicable performance goals.
SECTION THIRTEEN.	DIRECTOR SHARES AND DIRECTOR DEFERRED SHARE UNITS
A.	Election to Receive Award of Director Shares or Director Deferred Share Units.
Each Non-Employee Director may elect to have his/her Director Equity Payment Fees paid on a deferred basis. Non-Employee Directors may also elect to have their Non-Employee Director cash fees converted into Director Deferred Share Units and paid on a deferred basis. Any election to have Director Equity Payment Fees or Non-Employee Director cash fees converted into Director Deferred Share Units and paid on a deferred basis shall be made in accordance with Section Thirteen B below. In the absence of any election made by a Non-Employee Director, all Director Equity Payment Fees will be paid on a current basis through the issuance of Director Shares and all Non-Employee Director cash fees will be paid on a current basis through cash payments to the Non-Employee Director.
B.	Timing of Election to Convert Director Equity Payment Fees or Non-Employee Director Cash Fees.
Each Non-Employee Director that desires to convert all or a portion of his or her Director Equity Payment Fees (or Non-Employee Director cash fees) into Director Deferred Share Units shall make such conversion election on a form provided by or on behalf of the Company (the “Election Form”) and file such Election Form with the Plan Administrator before the first day of the calendar year in which services related to the Director Equity Payment Fees or Non-Employee Director cash fees to be converted and deferred are to be performed. Such Election Form shall remain in effect for subsequent calendar years until a written notice to revise the Election Form is delivered to the Plan Administrator before the first day of the calendar year in which the services related to the Director Equity Payment Fees or Non-Employee Director cash fees subject to the revision are performed. As of each December 31st, the election becomes irrevocable with respect to Director Equity Payment Fees Non-Employee Director cash fees payable with respect to services performed in the immediately following calendar year.
Subject to the rules in Treasury Regulation § 1.409A-2(a)(7) relating to whether a service provider has previously been eligible to participate in the same type of nonqualified deferred compensation arrangement as described in this Section Thirteen, notwithstanding the preceding paragraph, an election made by an individual in the calendar year in which he or she first becomes a Non-Employee Director may be made pursuant to an Election Form delivered to the Company within thirty (30) days after the date on which he or she becomes a Non-Employee Director and shall be effective with respect to Director Equity Payment Fees earned from and after the date such Election Form is delivered to the Company.
C.	Director Equity Payment Fees Conversion Into Director Deferred Share Units.
Any Director Equity Payment Fees that are to be converted into Director Deferred Share Units shall be so converted on each day the Director Equity Payment Fees would otherwise have been payable to the Director. The number of Director Deferred Share Units to be granted to a Non-Employee Director shall be equal to the number of Shares that otherwise would have been payable on such day to the Director.
D.	Director Deferred Share Units Account.
The Company will create and maintain on its books a Director Deferred Share Unit Account for each Non-Employee Director who has made an election to convert Director Equity Payment Fees into Director Deferred Share Units. The Company will credit to such account the number of Director Deferred Share Units earned pursuant to the Non-Employee’s Director’s conversion election.
E.	Dividends.
As of the date any dividend is paid to holders of Shares, each Director Deferred Share Unit Account, regardless of whether the Non-Employee Director is then a Director, will be credited with additional Director Deferred Share Units equal to the number of Shares that could have been purchased with the amount which would have been paid as dividends on a number of Shares (including fractions of a share to three decimals) equal to the number of Director Deferred Share Units credited to such Director Deferred Share Unit Account as of the record date applicable to such dividend. The number of additional
Appendix C | Evergy 2022 Proxy Statement C-16

Director Deferred Share Units to be credited will be calculated to three decimals by dividing the amount which would have been paid as dividends by the Fair Market Value of one Share as of the applicable dividend payment date. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Committee. Any additional Director Deferred Share Units credited under this Section Thirteen E will (i) be subject to the same vesting conditions (if any) as the underlying Director Deferred Share Units credited to the Director Deferred Share Unit Account and to which such dividends relate and (ii) be distributed at the same time(s) provided below in Section Thirteen F as the rest of the Director Deferred Share Unit Account.
F.	Distribution of Director Deferred Share Units Credited on or After January 1, 2014.
1.
Distribution Timing. Distribution of a Director’s Director Deferred Share Units credited to the Director’s Director Deferred Share Unit Account will be made or commence on the January 31st next following the date of the Non-Employee Director’s termination from service as a Director for any reason.

2.
Termination (Other Than Death). Distribution of amounts payable to a Non-Employee Director upon termination from service as a Director (other than by reason of death), shall be made in a single lump sum or in substantially equal annual installments over a fixed period of 5 or 10 years, as elected by the Non-Employee Director. The entitlement to a series of installment payments will be deemed as the entitlement to a series of separate payments. In the event of installment distributions, each subsequent installment shall be made on the January 31st of the applicable anniversary date of the first installment. If a Non-Employee Director does not make a valid distribution election or fails to elect the form of distribution, then the manner of payment shall be a single lump sum.

3.
Death. Distribution of amounts payable to a Non-Employee Director upon death will be made to his or her beneficiaries in a single lump sum or in substantially equal annual installments over a fixed period of 5 or 10 years, as elected by the Non-Employee Director. The entitlement to a series of installment payments will be deemed as the entitlement to a series of separate payments. In the event of installment distributions, subsequent installments shall be made on the annual anniversary date of the date of the first installment. If the Non-Employee Director has commenced receiving distributions in installments and dies before completing the receipt of all distributions, the remaining amount in his or her Director Deferred Share Unit Account will be distributed to his or her beneficiary as if the director had not died. If the Non-Employee Director has commenced receiving distributions in installments and dies before completing the receipt of all distributions, and the Non-Employee Director has elected a single lump sum distribution upon death, the remaining amount in his or her Director Deferred Share Unit Account will be distributed in a single lump sum. If a Non-Employee Director does not make a valid distribution election or fails to elect the form of distribution upon death, then the manner of payment shall be the same as upon termination from service as a Director other than by reason of death.

4.
Change In Control. All Director’s Director Deferred Share Units credited to the Director’s Director Deferred Share Unit Account will be distributed in a single lump sum upon the date of a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation § 1.409A-3(i)(5)).

5.
Distribution in Kind. At the time of distribution, a Director’s Director Deferred Share Units shall be converted into an equal amount of Shares and all whole Shares shall be distributed, in kind, to the Non-Employee Director, or to his or her beneficiaries in the event of his death.

6.
Distribution Elections. The Election Form under Section Thirteen B above by which a Non-Employee Director elects to convert his or her Director Equity Payment Fees into Director Deferred Share Units shall specify whether the Director Deferred Share Units to which the Election Form applies shall be distributed in a single lump sum or in installments upon termination from service as a Director. Any election regarding the form of distribution will remain in effect for subsequent calendar years until a written notice to revise the Election Form is delivered to the Plan Administrator. Any subsequently filed Election Form will be prospective only and must be submitted to the Plan Administrator before the first day of the calendar year in which the services related to the Director Equity Payment Fees subject to the revised Election Form are performed. As of each December 31st, the election becomes irrevocable with respect to Director Equity Payment Fees payable with respect to services performed in the immediately following calendar year. If no election is made with respect to a lump sum or installment distribution upon a Director’s termination from service, the Director will be presumed to have elected a lump sum distribution.

Appendix C | Evergy 2022 Proxy Statement C-17

G.	Distribution of Director Deferred Share Units Credited Before January 1, 2014.
On the January 31st next following the date the Non-Employee Director’s service on the Board terminates for any reason, all of a Director’s Director Deferred Share Units credited to the Non-Employee’s Director Deferred Share Unit Account shall be converted into an equal amount of Shares and all whole Shares shall be distributed, in kind, to the Non-Employee Director, or to his or her beneficiaries in the event of his death, in a single lump sum.
H.	Subsequent Deferral Elections.
A Non-Employee Director shall be entitled to change the time and form of distribution under Sections Thirteen F. and G., except in the event of a change in control under Section Thirteen F.4., if:
1.	Such election does not take effect until at least 12 months after the date on which the election is made; and
2.
Any election related to a payment, other than in the case of death, defers payment for a period of at least five years from the date such payment would otherwise have been made but for such subsequent deferral election.

A Non-Employee Director may only choose a form of distribution permitted under Section Thirteen. For the avoidance of doubt, (i) no subsequent deferral election made within the 12-month period ending on the date of a Non-Employee Director’s termination of service shall be effective and (ii) upon a Non-Employee Director’s termination of service, no additional subsequent deferral elections may be made.
I.	Separately Identifiable Amounts.
Director Deferred Share Units deferred in separate calendar years after December 31, 2013, and Director Deferred Share Units deferred in calendar years before January 1, 2014, will be treated as separately identifiable amounts. A Non-Employee Director may change the time and form of payment with respect to each separately identifiable amount.
J.	Director Deferred Share Unit Status.
Except for purposes of the Company’s Director Stock Ownership guidelines, Director Deferred Share Units are not, and do not constitute, Shares, and no right as holder of Shares devolves upon a Non-Employee Director by reason of having Director Share Units credited to his or her account.
SECTION FOURTEEN.	CHANGE IN CONTROL
Except where the Committee expressly provides otherwise that no accelerated vesting or exercisability shall occur in connection with a termination following a Change in Control, in the event that, within the period commencing on a Change in Control (as defined below) of the Company and ending on the second anniversary of the Change in Control, a Participant’s employment with the Company or one of its affiliates is terminated other than for Cause, or the Participant voluntarily resigns for Good Reason, then (i) all Stock Options and SARs then outstanding shall become fully exercisable; (ii) all restrictions (other than restrictions imposed by law) and conditions of all Restricted Stock Awards, Restricted Stock Unit Awards and Other Stock-Based Awards then outstanding shall be deemed satisfied as of the date of the Participant’s termination of employment; and (iii) all Performance Share Awards shall be deemed to have been fully earned at target as of the date of the Participant’s termination of employment, subject to the limitation that any Award which has been outstanding less than the six month anniversary of the Award’s Date of Grant on the date of the Participant’s termination of employment shall not be afforded such treatment.
For purposes of this Plan, a “Change in Control” means the occurrence of one of the following events, whether in a single transaction or a series of related transactions:
1.
any Person (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 35 percent or more of either the then outstanding Shares of the Company or the combined voting power of the Company’s then outstanding securities; or

2.
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by

Appendix C | Evergy 2022 Proxy Statement C-18

the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or
3.
the consummation of a merger, consolidation, reorganization or similar corporate transaction of the Company, whether or not the Company is the surviving corporation in such transaction, other than (A) a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 60 percent of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or reorganization, or (B) a merger, consolidation or reorganization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20 percent or more of either the then outstanding Shares of the Company or the combined voting power of the Company’s then outstanding securities; or

4.
the occurrence of a complete liquidation or dissolution of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
SECTION FIFTEEN.	AMENDMENT OF PLAN
The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, except (i) no such action may be taken without shareholder approval which increases the number of Shares which may be issued pursuant to the Plan (except as provided in Section Sixteen G (Changes in Capital Structure)), extends the period for granting Incentive Stock Options under the Plan, modifies the requirements as to eligibility for participation in the Plan, or requires shareholder approval under any law or regulation in effect at the time such amendment is proposed for adoption; (ii) no such action may be taken without the consent of the Participant to whom any Award shall theretofore have been granted, which materially and adversely affects the rights of such Participant concerning such Award, except as such termination or amendment of the Plan is required by statute, or rules and regulations promulgated thereunder; and (iii) no such action may be taken if the proposed amendment must be in the discretion of the Committee to comply with the disinterested administration requirements of Rule 16b-3 under the Exchange Act.
SECTION SIXTEEN.	MISCELLANEOUS PROVISIONS
A.	Nontransferability and Permitted Transfers.
Except as provided below, no right or interest of any Participant in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, or bankruptcy. In the event of a Participant’s death, a Participant’s rights and interests in all Awards shall, to the extent not otherwise prohibited hereunder, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options or SARs may be made by, the Participants’ legal representatives, heirs, or legatees. If, in the opinion of the Committee, a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of a mental condition, physical condition, or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator, or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status. “Transfers” shall not be deemed to include transfers to the Company or “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the authorization of the Committee.
Appendix C | Evergy 2022 Proxy Statement C-19

Pursuant to conditions and procedures established by the Committee from time to time, the Committee may permit Awards to be transferred without consideration other than nominal consideration to, exercised by, and paid to certain persons or entities related to a Participant, including members of the Participant’s immediate family or trusts whose beneficiaries or beneficial owners are members of the Participant’s immediate family (a “Permitted Transferee”). Notwithstanding the foregoing, Incentive Stock Options shall only be transferable to the extent permitted in Section 422 of the Code, or such successor provision thereto, and the treasury regulations thereunder.
No benefit provided under this Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature. Any attempted alienation, assignment or attachment shall be void and of no effect whatsoever.
B.	No Employment Right.
Neither this Plan, any Award Agreement nor any action taken hereunder shall be construed as giving any right to be retained as an officer or Employee of the Company or any of its Subsidiaries.
C.	Tax Withholding.
The Company shall be authorized to withhold under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of taxes.
The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or an SAR, or upon the lapse of restrictions on an Award, or upon payment of Performance Shares or any other benefit or right under this Plan (the Exercise Date, date such restrictions lapse or the date of such payment of Performance Shares or any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Participant may elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes by one or a combination of the following methods:
(i)	payment of an amount in cash equal to the amount to be withheld;
(ii)
requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option or the SAR payable in Shares, or upon the lapse of restrictions on an Award or upon payment of Performance Shares or any other benefit or right paid in Shares, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iii)	withholding from any compensation otherwise due to the Participant.
The Committee in its sole discretion may provide that the maximum amount of tax withholding upon exercise of an Option or a SAR payable in Shares, or upon the lapse of restrictions on an Award, or upon payment of Performance Shares or any other benefit or right paid in Shares to be satisfied by withholding Shares pursuant to clause (iii) above shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state and local law. An election by Participant under this subsection is irrevocable. Any fractional Share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash. If no timely election is made, the Participant must deliver cash to satisfy all tax withholding requirements. Notwithstanding the foregoing, the Committee has the continuing authority to require a Participant to pay withholding taxes in cash regardless of the Participant’s prior election to satisfy such withholding taxes in Shares.
Any Grantee who makes a disqualifying disposition (as referenced in Section Eight G, or an election under Section 83(b) of the Code with respect to a Restricted Stock Award shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements, if any, in the same manner as set forth above.
D.	Government and Other Regulations.
The obligation of the Company to make payment of Awards in Common Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by any government agencies as may be required. Except as required by law, the Company shall be under no obligation to register under the Act, any of the Shares issued, delivered or paid in settlement under the Plan. If Common Stock granted under the Plan may in certain circumstances be exempt from registration under the Act, the Company may restrict its transfer in such manner as it deems advisable to ensure such exempt status.
Appendix C | Evergy 2022 Proxy Statement C-20

E.	Indemnification.
Each person who is or at any time serves as a member of the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost liability, or expenses that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Restated Articles of Consolidation or By-Laws of the Company or any of its Subsidiaries, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.
F.	Reliance on Reports.
Each member of the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.
G.	Changes in Capital Structure.
If, without the receipt of consideration therefore by the Company, the Company shall at any time (i) increase or decrease the number of its outstanding Shares or (ii) change in any way the rights and privileges of such Shares such as, but not limited to, the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Shares, such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of (i) the Shares as to which Awards may be granted under the Plan, and (ii) the Shares then included in each outstanding Award granted hereunder, shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and non-assessable at the time of such occurrence.
In the case of any such substitution or adjustment affecting an Option or an SAR, such substitution or adjustments shall be made in a manner that is in accordance with the substitution and assumption rules set forth in Treasury Regulations 1.424-1 and the applicable guidance relating to Code Section 409A.
H.	Company Successors.
In the event the Company becomes party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which the Company will not be the surviving corporation or in which the holders of the Common Stock will receive securities of another corporation, then such company shall assume the rights and obligations of the Company under this Plan.
I.	Governing Law.
All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the State of Missouri, without regard to the principles of conflict of laws.
J.	Code Section 409A.
(i)
This Plan and each Award is intended to meet or to be exempt from the requirements of Code Section 409A, and shall be administered, construed, and interpreted in a manner that is in accordance with and in furtherance of such intent. Any provision of this Plan that would cause an Award to fail to satisfy Code Section 409A or, if applicable, an exemption from the requirements of that Section, shall be amended (in a manner that as closely as practicable achieves the original intent of this Plan) to comply with Code Section 409A or any such exemption on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Code Section 409A.

Appendix C | Evergy 2022 Proxy Statement C-21

(ii)
If an Award provides for payments or benefits that (i) constitute a “deferral of compensation” within the meaning of Code Section 409A, and (ii) are triggered upon a termination of employment, then to the extent required to comply with Section 409A, the phrases “termination of employment,” “separation from service,” or words and phrases of similar import, shall be interpreted to mean a “separation from service” within the meaning of Code Section 409A.

(iii)
If a Participant was a “specified employee,” then to the extent required in order to comply with Code Section 409A, all payments or benefits paid or provided under any Award that constitute a “deferral of compensation” within the meaning of Code Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six (6) months following such separation from service shall be accumulated through and paid or provided on the first business day that is more than six (6) months after the date of the separation from service (or, if the Participant dies during such six (6) month period, within ninety (90) days after the Participant’s death).

(iv)	To the extent that any Award is subject to Code Section 409A, any substitution of such Award may only be made if such substitution is made in a manner permitted and compliant with Code Section 409A.
(v)
In no event will the Company or any Subsidiary have any liability to any Participant with respect to any penalty or additional income tax imposed under Code Section 409A even if there is a failure on the part of the Company or Committee to avoid or minimize such Section’s penalty or additional income tax.

K.	Relationship to Other Benefits.
No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing or group insurance plan of the Company or any Subsidiary, except as may be required by Federal law and regulation or to meet other applicable legal requirements.
L.	Expenses.
The expenses of the Plan shall be borne by the Company and its Subsidiaries if appropriate.
M.	Titles and Headings.
The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
N.	Clawback.
Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with (i) (a) any Company policy that may be adopted and/or modified from time to time, (b) any agreement between a Participant and the Company, or (c) any other plan or program in which a Participant participates and in each case that addresses compensation recoupment (a “Clawback Policy”) or (ii) any law, government regulation or stock exchange listing requirement (“Clawback Law”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with any Clawback Policy or Clawback Law. By accepting an Award, the Participant agrees to be bound by any Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion and any Clawback Law.
O.	Fractional Shares.
No fractional Shares shall be issued or delivered under the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether any fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated. The Committee may determine, in its discretion, whether any fractional Share shall be eliminated by rounding up or down.
Appendix C | Evergy 2022 Proxy Statement C-22

Evergy, Inc.
P.O. Box 418679
Kansas City, Missouri
64141-9679

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 2, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2022 for shares held in a Plan. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EVRG2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 2, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D65591-P66404 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVERGY, INC.

This proxy is solicited on behalf of the Board of Directors of Evergy, Inc.

Vote on Directors

The Board of Directors recommends you vote FOR the following nominees for director:

Nominees:

Nominee	For	Against	Abstain
1a. David A. Campbell	☐	☐	☐
1b. Thomas D. Hyde	☐	☐	☐
1c. B. Anthony Isaac	☐	☐	☐
1d. Paul M. Keglevic	☐	☐	☐
1e. Senator Mary L. Landrieu	☐	☐	☐
1f. Sandra A.J. Lawrence	☐	☐	☐
1g. Ann D. Murtlow	☐	☐	☐
1h. Sandra J. Price	☐	☐	☐
1i. Mark A. Ruelle	☐	☐	☐
1j. James Scarola	☐	☐	☐
1k. S. Carl Soderstrom, Jr.	☐	☐	☐
1l. C. John Wilder	☐	☐	☐

Vote on Proposals

	For	Against	Abstain
The Board of Directors recommends you vote FOR Proposal 2:			
2. Approve the 2021 compensation of our named executive officers on an advisory non-binding basis.	☐	☐	☐
The Board of Directors recommends you vote FOR Proposal 3:			
3. Approve the Evergy, Inc. Amended and Restated Long-Term Incentive Plan.	☐	☐	☐
The Board of Directors recommends you vote FOR Proposal 4:			
4. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted by the person named in this proxy in their discretion.

Please sign your name exactly as it appear(s) on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Notice of Annual Meeting of Shareholders

EVERGY, INC.

2022 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of the Company's directors, to approve on a non-binding advisory basis the 2021 compensation of the Company's named executive officers, to approve the Evergy, Inc. Amended and Restated Long-Term Incentive Plan, to ratify the appointment of the Company's independent registered public accounting firm for 2022, and such other business as may properly come before the meeting, or any adjournment thereof.

Tuesday, May 3, 2022

10:00 a.m. Central Daylight Time

www.virtualshareholdermeeting.com/EVRG2022

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be available in PDF format. There is no cost to you for this service other than any charges imposed by your Internet Provider. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying Evergy's Investor Relations department at 1-800-245-5275.

D65592-P66404

EVERGY, INC.

www.virtualshareholdermeeting.com/EVRG2022

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, May 3, 2022

The undersigned hereby appoints David A. Campbell, Kirkland B. Andrews and Heather A. Humphrey and each of them, proxies for the undersigned with power of substitution, to represent and vote all the shares of common stock of Evergy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 3, 2022, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned. This proxy also provides voting instructions to the plan administrators of the Evergy, Inc. 401(k) Plan.

This proxy, if properly executed and returned, will be voted as directed on the reverse side. **If this card is properly executed and returned without direction, such shares will be voted in accordance with the recommendations of Evergy, Inc.'s Board of Directors.** If any other matters properly come before the meeting or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.

The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

Continued and to be signed on reverse side